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Exhibit T3E.1

Offering Circular and Consent Solicitation Statement
River Rock Entertainment Authority

OFFER TO EXCHANGE
ANY AND ALL OF OUR OUTSTANDING
9 3/4% SENIOR NOTES DUE 2011
(CUSIP NO. 768369AB6 AND ISIN NO. US768369AB61)
FOR
CASH AND EITHER
9% NOTES DUE 2018
(CUSIP NO. 768369AF7 AND ISIN NO. US768369AF75)
OR
7 1/2% TAX-EXEMPT NOTES DUE 2018
(CUSIP NO. 768369AG5 AND ISIN NO. US768369AG58)
AND
SOLICITATION OF CONSENTS TO AMENDMENTS AND
WAIVER OF THE RELATED INDENTURE

        River Rock Entertainment Authority (the "Authority"), an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (the "Tribe") hereby offers (the "Offer") to each Holder (as hereinafter defined) of 9 3/4% Senior Notes due 2011 (the "Existing Notes") of the Authority outstanding as of the date of this Offering Circular and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the "Offering Circular") to exchange each $1,000 principal amount of Existing Notes tendered, and not validly withdrawn, by such Holder prior to the Expiration Date (as hereinafter defined) for:

  •
  for Holders who tender $50,000 or more principal amount of Existing Notes an amount in cash equal to the product of $1,000 and the amount obtained by dividing Total Available Cash (as hereinafter defined) by the total principal amount of Existing Notes accepted for exchange pursuant to the Offer from Holders who tender $50,000 or more principal amount of Existing Notes (the "Principal Payment"); and

  •
  $1,000 (minus the Principal Payment in the case of Holders who tender $50,000 or more principal amount of Existing Notes) in principal amount of, at the Holder's option, new 9% Senior Notes due 2018 (the "New Series A Notes") or new 7 1/2% tax-exempt Series B Senior Notes due 2018 (the "New Series B Notes" and, collectively with the New Series A Notes, the "New Notes") or any combination thereof; provided that the Authority may not issue in excess of $100 million aggregate principal amount of New Series B Notes (collectively, the "Exchange Consideration").

        In connection with the Offer, we are hereby also soliciting consents from the Holders (the "Consents") to (1) the Waiver (as hereinafter defined) of (A) existing defaults or events of default, including with respect to the payment of principal and interest, under the Existing Indenture (as hereinafter defined) relating to the Existing Notes and (B) the right to have the Authority file reports with the Securities and Exchange Commission (the "Commission") under the Existing Registration Rights Agreement (as hereinafter defined), (2) the termination of the Existing Collateral Agreement (as hereinafter defined) and (3) certain amendments described herein under "Proposed Amendments and Waiver" to the Existing Indenture and the Existing Collateral Documents (as hereinafter defined). The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture (as hereinafter defined), other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Lien Debt (as hereinafter defined).

        The Offer and the consent solicitation (the "Consent Solicitation") are being made upon the terms and subject to the conditions set forth in this Offering Circular and the accompanying letter of transmittal and consent (as it may be amended or supplemented from time to time, the "Letter of Transmittal and Consent" and, together with this Offering Circular, the "Offer Documents").

THIS OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON DECEMBER 19, 2011, UNLESS EXTENDED OR EARLIER TERMINATED (THE "EXPIRATION DATE"). EXISTING NOTES VALIDLY TENDERED AND CONSENTS VALIDLY DELIVERED MAY BE WITHDRAWN AND REVOKED AT ANY TIME PRIOR TO THE WITHDRAWAL DEADLINE (AS HEREINAFTER DEFINED). YOU WILL BE ELIGIBLE TO RECEIVE THE CONSENT PREMIUM ONLY IF YOU VALIDLY TENDER YOUR EXISTING NOTES AND, CONSEQUENTLY, CONSENT (AND DO NOT VALIDLY WITHDRAW AND, CONSEQUENTLY, REVOKE YOUR CONSENT) PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME ON DECEMBER 5, 2011, UNLESS EXTENDED OR EARLIER TERMINATED (THE "CONSENT DATE").

        In the opinion of our counsel, Holland & Knight LLP, assuming compliance with certain arbitrage rebate and other tax requirements described herein, interest on the New Series B Notes is excludable from gross income for federal income tax purposes and will not be treated as an item of tax preference in computing the alternative minimum tax on individuals and corporations. Interest on the New Series B Notes will, however, be taken into account in computing an adjustment made in determining a corporate bondholder's alternative minimum tax based on such a holder's adjusted current earnings, and holders of Series B Notes could be subject to the consequences of other provisions of the Internal Revenue Code of 1986, as amended. See "Certain Tax Considerations."

        Any questions or requests for assistance concerning the Offer and Consent Solicitation or for additional copies of the Offer Documents or any other related documents may be directed to D.F. King & Co., Inc. (the "Information Agent") at the address and telephone numbers set forth on the back cover of this Offering Circular. D.F. King & Co., Inc. will also act as the exchange agent and depositary for the Offer and Consent Solicitation (the "Depositary"). Beneficial owners may contact the Depositary or their broker, dealer, commercial bank, trust company or other nominee (each, a "Custodian") for assistance concerning the Offer and Consent Solicitation.

        None of the Authority, the Tribe, the Information Agent or the Depositary makes any recommendation in connection with the Offer or the Consent Solicitation.

        YOU SHOULD CAREFULLY CONSIDER THE STATEMENTS MADE IN THIS OFFERING CIRCULAR BEFORE DECIDING TO EXCHANGE YOUR EXISTING NOTES AND PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS AND WAIVER.

        The date of this Offering Circular and Consent Solicitation Statement is November 18, 2011.

        THE OFFER DOCUMENTS (INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE) CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ AND CONSIDERED CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THIS OFFER OR THE CONSENT SOLICITATION.

        Upon the terms and subject to the conditions set forth in the Offer Documents, we hereby offer to each Holder of Existing Notes outstanding as of the date of this Offering Circular to exchange each $1,000 principal amount of Existing Notes tendered, and not validly withdrawn, by such Holder prior to the Expiration Date for:

  •
  for Holders who tender $50,000 or more principal amount of Existing Notes a cash Principal Payment equal to the product of $1,000 and the amount obtained by dividing Total Available Cash by the total principal amount of Existing Notes accepted for exchange pursuant to the Offer from Holders who tender $50,000 or more of Existing Notes; and

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  $1,000 (minus the Principal Payment in the case of Holders who tender $50,000 or more principal amount of Existing Notes) in principal amount of, at the Holder's option, New Series A Notes or New Series B Notes (or any combination thereof); provided that the Authority may not issue in excess of $100 million aggregate principal amount of New Series B Notes.

        Total Available Cash equals $18.5 million minus total Consent Consideration (as hereafter defined) payable with respect to all Existing Notes for which Consents to the Proposed Amendments and Waiver have been validly delivered (and not validly revoked) pursuant to the Offer. The Principal Payment will be applied as a principal pay down on the Existing Notes that are validly tendered and not validly withdrawn.

        In connection with the Offer, we are hereby also soliciting Consents from the Holders to (1) the waiver of (A) existing defaults or events of default, including with respect to the payment of principal and interest, under the Indenture, dated as of November 7, 2003, among the Tribe, the Authority and U.S. Bank National Association, as trustee (the "Existing Notes Trustee"), pursuant to which the Existing Notes were issued (the "Existing Indenture") and (B) the right to have the Authority file reports with the Commission under Section 6(c)(xviii) of the Registration Rights Agreement, dated as of November 7, 2003, between the Authority and the initial purchaser party thereto (the "Existing Registration Rights Agreement") (clauses (1)(A) and (1)(B) are collectively referred to herein as the "Waiver"), (2) the termination of the Cash Collateral and Disbursement Agreement, dated as of November 7, 2003 and amended as of November 17, 2003, among the Tribe, the Authority, the Existing Notes Trustee and the other parties thereto (the "Existing Collateral Agreement") and (3) certain amendments described herein under "Proposed Amendments and Waiver" (clauses (2) and (3) are collectively referred to herein as the "Proposed Amendments") to the following:

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  the Existing Indenture;

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  the Pledge and Security Agreement, dated as of November 7, 2003, among the Tribe, the Authority and the Existing Notes Trustee (the "Existing Pledge Agreement"); and

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  the Deposit Account Control Agreement, dated January 11, 2010, among the Tribe, the Authority, the Existing Notes Trustee and Bank of the West (the "Existing Control Agreement").

        The Existing Collateral Agreement, the Existing Pledge Agreement and the Existing Control Agreement are defined herein collectively as the "Existing Collateral Documents").

        Upon the terms and subject to the satisfaction or waiver of the conditions to the Offer and Consent Solicitation set forth in the Offer Documents, the Authority hereby offers to pay each registered holder of Existing Notes (each, a "Holder" and, collectively, the "Holders") who validly delivers (and does not validly revoke) its Consent to the Proposed Amendments and Waiver on or prior to the Expiration Date an amount in cash (the "Consent Consideration") equal to:

  •
  the accrued and unpaid interest on the principal amount of Existing Notes in respect of which such Consent has been validly delivered (and not validly revoked) up to, but not including, November 1, 2011 (the "Consent Payment"); and

  •
  if such Consent has been validly delivered (and not validly revoked) on or prior to the Consent Date, an amount in cash (the "Consent Premium") equal to the interest on such Existing Notes computed at the rate of 9 3/4% per annum from, and including, November 1, 2011 to, but not including, the Acceptance Date (as hereinafter defined).

        Any Holder who tenders Existing Notes in the Offer is obligated to deliver a Consent to the Proposed Amendments and Waiver, and any Holder who submits a Consent to such Proposed Amendments and Waiver is obligated to tender such Holder's Existing Notes. Holders must tender their Existing Notes in order to deliver a Consent. Holders who validly tender (and do not validly withdraw) their Existing Notes pursuant to the Offer and validly deliver (and do not validly revoke) their Consent to the Proposed Amendments and Waiver on or prior to the Expiration Date will receive the Consent Consideration, but the Consent Consideration will only include the Consent Premium if such tender is made on or prior to the Consent Date. You must tender your Existing Notes by the Consent Date to be eligible to receive the Consent Premium. Existing Notes tendered and Consents delivered may be withdrawn and revoked, respectively, at any time prior to the Withdrawal Deadline, but not thereafter unless this Offer is terminated without any Existing Notes being exchanged or as required by applicable law.

        Upon the terms and subject to the conditions of the Offer set forth in the Offer Documents, including, without limitation, the New Indentures Qualification Condition (as hereinafter defined), promptly after the Expiration Date (such date being the "Acceptance Date"), the Authority will accept for exchange all Existing Notes validly tendered (and not validly withdrawn) on or prior to the Expiration Date (or defectively tendered, if such defect has been waived by the Authority) pursuant to the Offer. When tendering, you will have the option to specify if you wish to receive in exchange for your Existing Notes New Series A Notes or New Series B Notes or a combination of both and in what proportion, provided that the Authority will not issue in excess of $100 million in aggregate principal amount of New Series B Notes. The total principal amount of New Series A Notes and New Series B Notes elected must equal the amount of Existing Notes being tendered for exchange and is subject to adjustment. See "Acceptance of Existing Notes for Exchange." The Authority will pay the Exchange Consideration and the Consent Consideration for the Existing Notes accepted for exchange pursuant to the Offer and corresponding consents to the Proposed Amendments and Waiver to tendering Holders promptly after the Expiration Date (such date being the "Exchange Date"). Holders who validly tender (and do not validly withdraw) their Existing Notes after the Consent Date and on or prior to the Expiration Date pursuant to the Offer will not receive the Consent Premium. See "General Terms of this Offer and Consent Solicitation."

        Tenders of Existing Notes pursuant to the Offer may be validly withdrawn and corresponding Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time on or prior to the Withdrawal Deadline by following the procedures described herein under the captions "Withdrawal of Tenders and Revocation of Consents." Tenders of Existing Notes also may be withdrawn if the Offer is terminated without any Existing Notes being exchanged thereunder. A valid withdrawal of tendered Existing Notes on or prior to the Withdrawal Deadline shall be deemed a valid revocation of the related Consent. A Holder may not validly revoke a Consent unless such Holder validly withdraws such Holder's previously tendered Existing Notes. Any Existing Notes validly tendered on or prior to the Withdrawal Deadline that are not validly withdrawn on or prior to the Withdrawal Deadline may not be withdrawn thereafter. Tenders of Existing Notes after the Withdrawal Deadline may not be withdrawn. The Authority may extend or otherwise amend the Consent Date or the Expiration Date or waive conditions to the Offer and Consent Solicitation without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of the Holders, except as required by law.

        The Proposed Amendments and Waiver require the consent of the Holders of 66 2/3% in aggregate principal amount of the outstanding Existing Notes (the "Requisite Consents"). The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and additional parity lien debt allowed under the indenture governing the New Notes (the "New Indenture") that is secured equally and ratably with the New Notes ("Additional Parity Lien Debt"). The Waiver waives existing defaults and events of default under the Existing Indenture, including with respect to the payment of principal and interest on the Existing Notes held by each Holder that delivers a Consent, and the right of Holders to have the Authority file reports with the Commission. The Proposed Amendments and Waiver constitute a single proposal. Accordingly, a Consent purporting to consent to only some of the Proposed Amendments or only to the Waiver will not be valid, and the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendments and to the Waiver. Under the terms of a Forbearance Agreement with the Authority and the Tribe (the "Existing Notes Forbearance Agreement"), holders in the aggregate representing in excess of 60% of the aggregate principal amount of our Existing Notes have agreed to consent to the Proposed Amendments and to tender their Existing Notes into the Offer.

        If the Requisite Consents are obtained and the other conditions to this Offer and Consent Solicitation are satisfied or waived, the Authority and the Tribe intend to execute, and the Authority intends to request that the Existing Notes Trustee execute, (1) a First Supplemental Indenture to the Existing Indenture (the "Supplemental Existing Indenture"), (2) an agreement terminating the Existing Collateral Agreement and (3) amendments to the Existing Pledge Agreement and Existing Control Agreement (the agreements in clauses (2) and (3) are collectively referred to as, the "Supplemental Existing Collateral Documents"), which agreements together shall contain the Proposed Amendments, on or immediately following the date when such Requisite Consents are received, which may occur before the Consent Date. The Supplemental Existing Indenture and the Supplemental Existing Collateral Documents will become effective upon execution thereof. The Proposed Amendments and Waiver will become operative on the Exchange Date. Until the Proposed Amendments and Waiver become operative, the Existing Indenture and the Existing Collateral Documents will remain in effect in their present form. Existing Notes that are not tendered and accepted for exchange pursuant to the Offer will remain obligations of the Authority, but, if the Requisite Consents are received and the Proposed Amendments and Waiver become operative, such Existing Notes will be subject to the terms of the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents and the rights of the holders of New Notes and of Subordinated Notes (as hereinafter defined).

        Notwithstanding any other provision of the Offer or the Consent Solicitation, the Authority's obligations to (i) accept for exchange, and to deliver the Exchange Consideration for, any Existing Notes validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) pay the Consent Consideration for corresponding Consents validly delivered (and not validly revoked) to the Proposed Amendments and Waiver pursuant to the Consent Solicitation are conditioned upon the following having been satisfied, or waived by the Authority, subject to, for the Required Conditions (as hereinafter defined), the written consent of the Required Noteholders (as defined in the Existing Notes Forbearance Agreement) (the "Required Holders"), on or prior to the Expiration Date:

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  the receipt by the Authority of valid tenders of 66 2/3% in aggregate principal amount of the outstanding Existing Notes on or prior to the Consent Date (the "Minimum Tender Condition");

v

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  the execution by the Authority, the Tribe and the Existing Notes Trustee of the Supplemental Existing Indenture and Supplemental Existing Collateral Documents following receipt of the Requisite Consents (the "Supplemental Existing Indenture Condition");

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  the due qualification of each of the New Indenture and the Existing Indenture, as amended by the Supplemental Existing Indenture under the provisions of the Trust Indenture Act of 1939, as amended, and the regulations promulgated thereunder (the "Indentures Qualification Condition");

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  the receipt by the Authority of a declination letter relating to the New Indenture, the New Collateral Documents (as hereinafter defined) and the Subordinated Notes Indenture (as hereinafter defined) from the Office of the General Counsel of the National Indian Gaming Commission (the "NIGC") (the "NIGC Condition");

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  the execution of the New Indenture and the New Collateral Documents (as hereinafter defined) and the Subordinated Notes Indenture (as hereinafter defined) by all parties thereto (the "New Indentures Condition");

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  the consummation by Merrill, Lynch, Pierce, Fenner & Smith ("Merrill") of the purchase of the Authority's 6.50% Senior Subordinated Notes due 2019 (the "Subordinated Notes") (the "Subordinated Notes Condition"); and

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  the General Conditions (as described on page 43 of this Offering Circular).

        The Minimum Tender Condition, the Supplemental Existing Indenture Condition, the Indentures Qualification Condition, the NIGC Condition, the "Subordinated Notes Condition" and the New Indentures Condition are referred to collectively herein as the "Required Conditions."

        The Authority expressly reserves the right, subject to its obligations under the Forbearance Agreements (as hereinafter defined) and applicable law, to:

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  terminate the Offer and Consent Solicitation and not accept for exchange any Existing Notes; provided, however, that the Authority shall not terminate the Offer and Consent Solicitation without first obtaining the written consent of the Required Holders;

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  waive on or prior to the Expiration Date any and all of the conditions of the Offer and Consent Solicitation and accept for exchange any Existing Notes tendered pursuant to this Offer; provided, however, that the Authority shall not waive any Required Condition without first obtaining the written consent of the Required Holders;

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  amend or extend the Consent Date or the Expiration Date; provided, however, that the Consent Date may not be extended, and the Expiration Date may not be extended beyond December 31, 2011, without first obtaining the written consent of the Required Holders; and

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  subject to the foregoing, amend the other terms of the Offer or Consent Solicitation with the consent of the Required Holders. See "Conditions of the Tender Offer and Consent Solicitation."

        The foregoing rights are in addition to the Authority's right to delay acceptance for exchange of Existing Notes validly tendered under the Offer (and not validly withdrawn) or the delivery of the Exchange Consideration and Consent Consideration for Existing Notes accepted for exchange in order to comply in whole or in part with any applicable law, subject to Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. Any waiver, extension or amendment may be made by press release or another means of announcement that we deem appropriate. If we extend the

Offer, we will announce such extension no later than 9:00 a.m. Eastern time on the next business day following the Expiration Date.

        In the event that the Exchange Date does not occur and the Offer and Consent Solicitation is terminated, withdrawn or otherwise not consummated, neither the Exchange Consideration nor the Consent Consideration will be paid or become payable to Holders who have validly tendered (and not validly withdrawn) their Existing Notes and validly delivered (and not validly revoked) their corresponding Consents in connection with the Offer and Consent Solicitation. In any such event, the Existing Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

        All completed and executed Letters of Transmittal and Consent should be directed to the Depositary at the address or facsimile number set forth on the back cover of this Offering Circular and on the Letter of Transmittal and Consent in accordance with the instructions set forth herein and therein. The Letter of Transmittal and Consent should not be delivered to the Authority, the Existing Notes Trustee or the Information Agent (as hereinafter defined). The Authority, however, reserves the right to accept any Letter of Transmittal and Consent received by it, the Existing Notes Trustee or the Information Agent.

        Only Holders will be eligible to tender their Existing Notes and to consent to the Proposed Amendments and Waiver. The term "Holder" means each person or entity in whose name any Note is registered. Any beneficial owner of Existing Notes who is not a Holder of such Existing Notes must arrange with the person or entity who is the Holder, or such Holder's assignee or nominee, to execute and deliver a Letter of Transmittal and Consent on behalf of such beneficial owner.

        In making a decision in connection with this Offer and Consent Solicitation, Holders of Existing Notes must rely on their own review of the Offering Circular and the terms of this Offer and Consent Solicitation, including the merits and risks involved. Holders of Existing Notes are not to construe the contents therein as legal, business or tax advice. Each Holder should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning this Offer and Consent Solicitation.

        See "Certain Considerations" and "Certain Tax Considerations" for a discussion of certain factors that should be considered in evaluating the Offer and Consent Solicitation, and also see "Proposed Amendments and Waiver" for a description of the Proposed Amendments and Waiver and the consequences of the adoption thereof to Holders of Existing Notes.

        Holders should note the following times relating to the Offer and Consent Solicitation.

Date	Calendar Date	Event
Launch Date	November 18, 2011	Commencement of the Offer and Consent Solicitation
Consent Date	12:00 Midnight, New York City time, on December 5, 2011, unless amended or extended by the Authority.	The deadline for Holders to tender Existing Notes and deliver corresponding Consents in order to be eligible to receive the Consent Premium.
Withdrawal Deadline	The date when the Supplemental Existing Indenture becomes effective.	The deadline for Holders to withdraw Existing Notes and revoke corresponding Consents.
Expiration Date	12:00 Midnight, New York City time, on December 19, 2011, unless amended or extended by the Authority.	The deadline for Holders to exchange Notes pursuant to the Offer and be eligible to receive the Exchange Consideration and the Consent Consideration.
Acceptance Date	Promptly after the Expiration Date.	The date when the Authority accepts for purchase Existing Notes that have been validly tendered (and not validly withdrawn) on or prior to the Expiration Date.
Exchange Date	Promptly after the Expiration Date.
The date when the Authority expects to pay the Exchange Consideration and the Consent Consideration for Existing Notes accepted for exchange and corresponding Consents delivered pursuant to the Offer and Consent Solicitation to tendering Holders.

 IMPORTANT

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE AUTHORITY OR THE TRIBE. THIS OFFER IS NOT BEING MADE TO, AND NO CONSENTS ARE BEING SOLICITED FROM, THE HOLDERS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR GRANT SUCH CONSENT. THE DELIVERY OF THE OFFER DOCUMENTS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

        NONE OF THE OFFER, THE CONSENT SOLICITATION, THE EXCHANGE CONSIDERATION, THE CONSENT CONSIDERATION, THE SUPPLEMENTAL EXISTING INDENTURE, THE SUPPLEMENTAL EXISTING COLLATERAL DOCUMENTS, THE NEW INDENTURE OR ANY OTHER STATEMENTS OR ACTIONS WE MAKE IN CONNECTION WITH THIS OFFER OR THE CONSENT SOLICITATION SHOULD BE CONSIDERED IN ANY WAY AN ADMISSION ON OUR PART THAT ANY ACTION OR OMISSION ON OUR PART CONSTITUTE AN EXISTING DEFAULT OR EVENTS OF DEFAULT UNDER THE EXISTING INDENTURE OR THE EXISTING COLLATERAL DOCUMENTS.

        NONE OF THE AUTHORITY, THE TRIBE, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER EXISTING NOTES IN RESPONSE TO THE OFFER OR CONSENT TO THE PROPOSED AMENDMENTS AND WAIVER.

        WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") TO EXEMPT THE OFFER OF NEW NOTES AND EXISTING NOTES FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. WE ARE ALSO RELYING ON SECTION 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE OFFER AND CONSENT SOLICITATION AND THE OFFER OF NEW NOTES FROM STATE LAW SECURITIES REGISTRATION REQUIREMENTS.

        NEITHER THIS OFFERING CIRCULAR NOR THE LETTER OF TRANSMITTAL AND CONSENT NOR ANY RELATED DOCUMENTS HAVE BEEN APPROVED OR REVIEWED BY THE NIGC, THE CALIFORNIA GAMBLING CONTROL COMMISSION (THE "CGCC") , THE COMMISSION OR ANY OTHER FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY. NO AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL AND CONSENT OR ANY RELATED DOCUMENTS, AND IT IS UNLAWFUL, AND MAY BE A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.

        NEITHER THIS OFFERING CIRCULAR NOR THE LETTER OF TRANSMITTAL AND CONSENT NOR ANY RELATED DOCUMENTS CONSTITUTE AN OFFER TO PURCHASE EXISTING NOTES OR THE SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR CONSENT SOLICITATION UNDER APPLICABLE SECURITIES OR "BLUE SKY" LAWS. NEITHER THE DELIVERY OF THE OFFERING CIRCULAR NOR THE LETTER OF TRANSMITTAL AND CONSENT NOR ANY PURCHASE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF THE AUTHORITY, THE TRIBE OR ANY OF ITS AFFILIATES SINCE THE DATE HEREOF.

FORWARD-LOOKING STATEMENTS		1
WHERE YOU CAN FIND MORE INFORMATION		2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE		2
SUMMARY		4
CERTAIN CONSIDERATIONS		13
USE OF PROCEEDS		26
BACKGROUND OF THIS OFFER AND CONSENT SOLICITATION		27
GENERAL TERMS OF THIS OFFER AND CONSENT SOLICITATION		29
ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE		33
SOLICITATION OF CONSENTS		35
PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS		37
WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS		41
CONDITIONS TO THE OFFER AND CONSENT SOLICITATION		43
DESCRIPTION OF EXISTING NOTES		46
PROPOSED AMENDMENTS AND WAIVER		47
FINANCIAL ADVISORS, INFORMATION AGENT AND DEPOSITARY		53
LEGAL MATTERS		53
CERTAIN TAX CONSIDERATIONS		54
DESCRIPTION OF OTHER INDEBTEDNESS		65
DESCRIPTION OF NEW NOTES		67
ANNEX A	FORM OF SUPPLEMENTAL INDENTURE FOR THE EXISTING NOTES	A-1
ANNEX B	FORM OF AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT FOR THE EXISTING NOTES	B-1
ANNEX C	FORM OF BOND COUNSEL OPINION FOR THE NEW SERIES B NOTES	C-1

FORWARD-LOOKING STATEMENTS

        Certain statements set forth or incorporated by reference in the Offer Documents constitute "forward-looking statements." The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These statements are based on management's expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results or events to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control.

        Factors that may cause the Authority's actual results to differ materially from those expressed or implied by the forward-looking statements in the Offer Documents include but are not limited to the risks described in "Certain Considerations" below and under "Risk Factors" in Exhibit 99.2 to the Authority's Current Report on Form 8-K filed on October 20, 2011 and in the Authority's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as well as in our other reports filed with the Commission. For example, factors that could cause actual results to vary from our expectations include, but are not limited to:

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  our ability to complete the Restructuring (as hereinafter defined);

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  the continued willingness of our creditors to work with us towards completing our proposed Restructuring or any other transaction that may be necessary to restructure our debt;

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  our ability to generate cash flow from our casino;

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  the ability of our casino to compete with established or future gaming operators, particularly in the Northern California gaming market;

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  the dependence of our casino on a regional gaming market;

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  our casino is in a single location and is not diversified;

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  our ability to realize the benefits of our business and marketing strategy;

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  our levels of debt and leverage and our ability to meet our debt service and other obligations;

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  restrictive covenants in our debt instruments and their impact on our ability to operate our casino and pursue our gaming and other business strategies;

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  the possibility that creditors who have a security interest in the slot machines and other property used in our casino could foreclose on that collateral, rendering us unable to operate our casino;

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  potential environmental compliance issues and environmental liabilities;

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  our ability to attract, train and retain qualified management and employees;

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  actions that may be taken or omitted by third parties, including customers, suppliers, vendors, competitors and governmental authorities;

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  changes in gaming laws or regulations;

  •
  changes or developments in, or adverse interpretations of, laws, rules or regulations, including taxes, applicable to us or the Tribe;

  •
  any proposal to renegotiate our gaming compact with the State of California (the "Compact") or any renegotiation of gaming compacts by the Tribe's gaming competitors that may have a negative impact on the competitive position of our casino;

  •
  the loss of any license or permit or limitations placed on any such licenses or permits required for the operation of our casino or our expansion plans;

  •
  the effects of actual or threatened terrorist attacks and their impact on domestic travel and spending on leisure activities;

  •
  abnormal or severe weather, fires, or acts of God;

  •
  increased energy prices; and

  •
  general domestic or local economic, financial and other conditions, particularly an economic downturn or disruptions in the capital markets.

        All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. These forward-looking statements reflect our expectations, stated or otherwise, only as of the date of this Offering Circular. Except as required by law, we do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized.

WHERE YOU CAN FIND MORE INFORMATION

        The Authority currently files reports and other information with the Commission. Those reports and other information (including the documents incorporated by reference into this Offering Circular) may be inspected and copied at the Public Reference Section of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of that material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its Washington address. The Commission also maintains a site on the Internet (http://www.sec.gov) that contains reports and other information regarding the Authority that were filed electronically with the Commission.

        Copies of the materials referred to in the preceding paragraph, as well as copies of any current amendment or supplement to the Offering Circular, may also be obtained from the Information Agent at its address set forth on the back cover of this Offering Circular.

        Questions and requests for assistance or additional copies of any Offer Documents may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offering Circular.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission with respect to the Authority are incorporated herein by reference and shall be deemed to be a part hereof:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively; and

  •
  Current Reports on Form 8-K filed on October 20, 2011, November 2, 2011, November 3, 2011 and November 4, 2011, respectively.

        All documents filed pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the commencement of the Offer and Consent Solicitation and prior to the Expiration Date shall be deemed to be incorporated in and made a part of this Offering Circular by reference from the date of filing such documents. Notwithstanding the foregoing, information that the Authority furnishes under

Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this Offering Circular.

        Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

        The Information Agent will provide without charge to each person to whom this Offering Circular is delivered upon the request of that person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless those exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at its address set forth on the back cover of this Offering Circular.

SUMMARY

        The following is a summary of certain information contained elsewhere in this Offering Circular or incorporated herein by reference and is qualified in its entirety by such information. Certain descriptions in this Offering Circular of provisions of the Existing Indenture and Existing Collateral Documents, Supplemental Existing Indenture and Supplemental Existing Collateral Documents and the New Indenture and New Collateral Documents are summaries of such provisions and are qualified herein by reference to the actual text of these documents. Copies of the Existing Indenture, Existing Collateral Documents, Supplemental Existing Indenture, Supplemental Existing Collateral Documents and New Indenture are on file with the Commission. Copies of the Supplemental Existing Indenture and Amendment No. 1 to the Existing Pledge Agreement are also attached as Annex A and B to this Offering Circular. Copies of all these documents and the New Collateral Documents will be provided upon request to the Information Agent.

The Authority

        River Rock Entertainment Authority owns and operates the River Rock Casino, a gaming and entertainment facility located on the Tribe's 93 acres of trust land, located approximately 75 miles north of San Francisco in Sonoma County, California. We are the closest and most accessible Class III casino to the San Francisco Bay area. Our principal executive headquarters are located at 3250 Highway 128 East, Geyserville, California 95441, and our telephone number is (707) 857-2777. Our website is located at www.riverrockcasino.com. The information contained on, or accessible through, our website is not part of this Offering Circular.

The Offer and Consent Solicitation

Issuer	River Rock Entertainment Authority, an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians.
Existing Notes	9 3/4% Senior Notes due 2011.
The Offer; Exchange Consideration

Upon the terms and subject to the conditions set forth in the Offer Documents, we are offering to each Holder of Existing Notes outstanding as of the date of this Offering Circular to exchange each $1,000 principal amount of Existing Notes tendered, and not validly withdrawn, by such Holder prior to the Expiration Date for:

•       for Holders who tender $50,000 or more principal amount of Existing Notes a cash Principal Payment equal to the product of $1,000 and the amount obtained by dividing Total Available Cash by the total principal amount of Existing Notes accepted for exchange pursuant to the Offer from Holders who tender $50,000 or more principal amount of Existing Notes; and

•       $1,000 (minus the Principal Payment in the case of Holders who tender $50,000 or more principal amount of Existing Notes) in principal amount of, at the Holder's option, New Series A Notes or New Series B Notes (or any combination thereof); provided that the Authority may not issue in excess of $100 million aggregate principal amount of New Series B Notes.

Principal Payment

The Principal Payment shall be an amount in cash equal to the product of $1,000 and the amount obtained by dividing Total Available Cash by the total principal amount of Existing Notes accepted for exchange pursuant to the Offer. Total Available Cash equals $18.5 million minus the total Consent Consideration payable with respect to all Existing Notes for which Consents to the Proposed Amendments and Waiver have been validly delivered (and not validly revoked) pursuant to the Offer. The Principal Payment will be applied as a principal pay down on the Existing Notes.

Consent Solicitation

In connection with the Offer, we are hereby also soliciting Consents from the Holders to (1) the waiver of (A) existing defaults or events of default, including with respect to the payment of principal and interest, under the Existing Indenture and (B) the right to have the Authority file reports with the Commission under the Existing Registration Rights Agreement, (2) the termination of the Existing Collateral Agreement and (3) certain amendments described herein under "Proposed Amendments and Waiver" to the Existing Indenture and Existing Collateral Documents. The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Debt. See "Proposed Amendments and Waiver." Any Holder who tenders Existing Notes in the Offer is obligated to deliver a Consent, and any Holder who submits a Consent is obligated to tender such Holder's Existing Notes.

Consent Consideration

Each Holder who validly delivers (and does not validly revoke) a Consent to the Proposed Amendments and Waiver on or prior to the Expiration Date shall be eligible to receive the Consent Payment and, if such Consent has been validly delivered (and not validly revoked) on or prior to the Consent Date, the Consent Premium.

Consent Payment

The Consent Payment shall be, for each Consent validly delivered (and not validly revoked) on or prior to the Expiration Date, a cash amount equal to the accrued and unpaid interest on the principal amount of Existing Notes in respect of which such Consent has been validly delivered (and not validly revoked) up to, but not including, November 1, 2011.

Consent Premium

The Consent Premium shall be, for each Consent validly delivered (and not validly revoked) on or prior the Consent Date, a cash amount equal to the interest on the principal amount of Existing Notes in respect of which such Consent has been validly delivered (and not validly revoked) computed at the rate of 9 3/4% per annum from, and including, November 1, 2011 to, but not including, the Acceptance Date. You must tender your Existing Notes by the Consent Date to be eligible to receive the Consent Premium.

Consent Date

12:00 Midnight, New York City time, on December 5, 2011, unless amended or extended by the Authority; the deadline for Holders to tender Existing Notes and deliver corresponding Consents in order to be eligible to receive the Consent Premium. See "General Terms of this Offer and Consent Solicitation—Termination, Extension or Amendment."

Withdrawal Deadline	The date when the Supplemental Existing Indenture becomes effective. See "Withdrawal of Tenders and Revocation of Consents."
Acceptance Date

The date promptly after the Expiration Date when the Authority accepts for exchange all Existing Notes that have been validly tendered (and not validly withdrawn) on or prior to the Expiration Date (or defectively tendered, if such defect has been waived by the Authority) pursuant to the Offer. See "Acceptance of Existing Notes for Exchange."

Exchange Date

The date promptly after the Expiration Date, when the Authority expects to pay the Exchange Consideration and the Consent Consideration for Existing Notes accepted for exchange and corresponding Consents delivered pursuant to the Offer and Consent Solicitation to exchanging Holders. See "Acceptance of Existing Notes for Exchange."

Expiration Date

The Offer will expire at 12:00 Midnight, New York City time, on December 19, 2011, unless earlier terminated or extended by the Authority; provided that the Expiration Date may not be extended beyond December 31, 2011 without first obtaining the written consent of the Required Holders. The term "Expiration Date" means such time and date or, if the Offer is extended, the latest time and date to which the Offer is so extended. See "General Terms of this Offer and Consent Solicitation—Extension, Termination or Amendment."

Purpose of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation, together with the issuance of the Subordinated Notes, is to restructure our indebtedness. The Offer and Consent Solicitation and the issuance and sale of the Subordinated Notes are collectively referred to as the "Restructuring." We believe that the Restructuring will provide us with a sustainable framework under which we may pursue our long-term growth and development strategy. See "Background of this Offer and Consent Solicitation."

The Proposed Amendments and Waiver

The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Lien Debt. The Waiver waives existing defaults and events of default under the Existing Indenture, including with respect to the payment of principal and interest on the Existing Notes held by each Holder that delivers a Consent, and the right of Holders to have the Authority file reports with the Commission. See "Proposed Amendments and Waiver."

Requisite Consents

The Proposed Amendments and Waiver require the consent of the Holders of 66 2/3% in aggregate principal amount of the outstanding Existing Notes. See "Proposed Amendments and Waiver" and "Conditions to the Offer and Consent Solicitation."

Conditions to the Offer and Consent Solicitation

Notwithstanding any other provision of the Offer or the Consent Solicitation, the Authority's obligations to (i) accept for exchange, and to deliver the Exchange Consideration for, any Existing Notes validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) pay the Consent Consideration for corresponding Consents validly delivered (and not validly revoked) to the Proposed Amendments and Waiver pursuant to the Consent Solicitation are conditioned upon the following having been satisfied, or waived by the Authority (subject to, for the Required Conditions, the written consent of the Required Holders) on or prior to the Expiration Date: the Minimum Tender Condition; the Supplemental Existing Indenture Condition; the Indentures Qualification Condition; the NIGC Condition; the New Indentures Condition; the Subordinated Notes Condition; and the General Conditions. See "Conditions to the Offer and Consent Solicitation."

Withdrawal Rights and Revocation of Consents

Tenders of Existing Notes pursuant to the Offer may be validly withdrawn and corresponding Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time on or prior to the Withdrawal Deadline. Tenders of Existing Notes also may be withdrawn if the Offer is terminated without any Existing Notes being exchanged thereunder. Any Existing Notes validly tendered on or prior to the Withdrawal Deadline that are not validly withdrawn on or prior to the Withdrawal Deadline may not be withdrawn thereafter. Tenders of Existing Notes after the Withdrawal Deadline may not be withdrawn. The Authority may extend or otherwise amend the Consent Date or the Expiration Date or waive conditions to the Offer and Consent Solicitation without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of the Holders, except as required by law. See "General Terms of this Offer and Consent Solicitation—Extension, Termination or Amendment."

The Supplemental Existing Indenture

If the Requisite Consents are obtained and the other conditions to this Offer and Consent Solicitation are satisfied or waived, the Authority and the Tribe intend to execute, and the Authority intends to request that the Existing Notes Trustee execute the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents containing the Proposed Amendments on or immediately following the date when such Requisite Consents are received, which may occur before the Consent Date. The Supplemental Existing Indenture and the Supplemental Existing Collateral Documents will become effective upon execution thereof. The Proposed Amendments and Waiver will become operative on the Exchange Date. Until the Proposed Amendments and Waiver become operative, the Existing Indenture and the Existing Collateral Documents will remain in effect in their present form.

Procedures for Exchanging Notes and Delivering Consents

Any Holder desiring to tender Existing Notes pursuant to the Offer and deliver corresponding Consents pursuant to the Consent Solicitation should either: (i) in the case of a beneficial owner whose Existing Notes are held in book-entry form, contact such beneficial owner's Custodian and request that such Custodian effect the transaction for such beneficial owner; or (ii) in the case of a Holder who holds physical certificates evidencing such Existing Notes, complete and sign the accompanying Letter of Transmittal and Consent (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed, and deliver such manually signed Letter of Transmittal and Consent (or a facsimile thereof), together with the certificates evidencing the Existing Notes being tendered and any other required documents, to the Depositary. Only registered holders of Existing Notes are entitled to tender Notes and deliver corresponding Consents. A beneficial owner whose Existing Notes are registered in the name of a Custodian must contact such Custodian if such beneficial owner desires to tender Existing Notes and deliver corresponding Consents with respect to such registered Existing Notes. See "Procedures for Tendering Notes and Delivering Consents."

Certain Tax Considerations	For a discussion of certain United States federal income tax considerations of the Offer and Consent Solicitation applicable to Holders of Existing Notes, see "Certain Tax Considerations."
Effect of Proposed Amendments and Waiver on Existing Notes held by non-consenting Holders

Existing Notes that are not tendered and accepted for exchange pursuant to the Offer will remain obligations of the Authority, but, if the Requisite Consents are received and the Proposed Amendments and Waiver become operative, such Existing Notes will be subject to the terms of the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents and the rights of the holders of New Notes and of Subordinated Notes. Such Existing Notes will be subject to many of the risks affecting the New Notes which are discussed under "Certain Considerations—Risks relating to the New Notes," in addition to specific additional risks discussed herein. In particular, the rights afforded to holders of such Existing Notes will be materially reduced even if the holders thereof did not consent to the Proposed Amendments. See "Certain Considerations—Risks Relating to the Existing Notes."

Certain Considerations	For a discussion of certain considerations relevant to the Offer and Consent Solicitation, see "Certain Considerations."
Information Agent	D.F. King & Co., Inc.

Exchange Agent and Depositary	D.F. King & Co., Inc.
Existing Notes Trustee	U.S. Bank National Association
Additional Documentation; Further Information; Assistance

Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Circular. Requests for additional copies of this Offering Circular and the Letter of Transmittal and Consent may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Circular. Requests for copies of the Existing Indenture may also be directed to the Information Agent. Beneficial owners may also contact their Custodian for assistance concerning the Offer and Consent Solicitation.

The New Notes

        The New Notes will be governed by the New Indenture under which we expect that Deutsche Bank Trust Company Americas will serve as trustee (the "New Indenture Trustee"). The following is a summary of certain terms of the New Indenture, New Collateral Documents and the New Notes and is qualified in its entirety by the more detailed information contained elsewhere in this Offering Circular. It does not contain all of the information that may be important to you, and some of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the New Notes, please refer to the section of this Offering Circular entitled "Description of the New Notes."

Issuer	River Rock Entertainment Authority, an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian Tribe.
Notes Offered	9% Series A Senior Notes due 2018 or 7 1/2% Series B Tax-Exempt Senior Notes due 2018; provided that the Authority may not issue in excess of $100 million aggregate principal amount of Series B Notes.
Maturity	The New Notes will mature on November 1, 2018.
Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2012.
Security

The New Notes and up to $5.0 million of other indebtedness that we may incur will be secured by a first priority lien on the Authority's revenues and substantially all of its existing and future real property and tangible and intangible personal property, subject to certain exceptions and permitted liens.

Ranking

The New Notes will be our senior obligations, will rank equal in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness, including the Subordinated Notes.

Optional Redemption

On or after November 1, 2015, we may, at our option, redeem some or all of the New Notes at the redemption prices set forth in this Offering Circular, plus accrued and unpaid interest, if any, to the redemption date. Prior to November 1, 2015 we may, at our option, redeem some or all of the New Notes at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus a "make-whole" premium and accrued and unpaid interest, if any, to the redemption date. See "Description of the New Notes—Optional Redemption."

Mandatory Redemption

On each interest payment date, beginning on May 1, 2012, we will be required to redeem Series A Notes and Series B Notes on a pro rata basis with 90% of Excess Cash Flow (as defined herein) for our two most recently completed fiscal quarters if our Cash Flow (as defined herein) for our four most recently completed fiscal quarters is at least $50.0 million, or with 100% of Excess Cash Flow for our two most recently completed fiscal quarters if a default or event of default has occurred and is continuing or if our Cash Flow for our four most recently completed fiscal quarters is less than $50.0 million, in each case, at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. In addition, we will be required to redeem all of the New Notes within 45 days after receipt by us of written notice from the Trustee of a Determination of Taxability at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption. See "Description of the New Notes—Mandatory Redemption—Upon Determination of Taxability."

Redemption Pursuant to Gaming Law	The New Notes will be subject to redemption or mandatory disposition in the event of certain determinations by gaming authorities pursuant to applicable gaming laws and regulations.
Asset Sale Offer, Change in Control Offer and Event of Loss Offer

If we experience specific kinds of changes in control or, under certain circumstances, if we sell assets or experience an event of loss, we must offer to repurchase the New Notes at the prices set forth in "Description of the New Notes—Repurchase at the Option of Holders."

Certain Covenants	The Indenture will contain covenants that will include, subject to important exceptions, restrictions on our ability to:
• incur additional debt or issue disqualified stock;
• make distributions to the Tribe or other distributions, redeem subordinated debt or make other restricted payments;
• make certain investments;
• enter into transactions with affiliates;

• engage in other businesses;
• create liens;
• sell assets; and
• consolidate, merge or transfer all or substantially all of our assets.
Each of these covenants is subject to a number of significant exceptions. You should read "Description of the New Notes—Certain Covenants" for a description of these covenants.
Absence of Public Market

The New Notes are new securities and there is currently no established trading market for the New Notes. The New Notes will not be listed on any securities exchange or included in any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

Tax Considerations

In the opinion of our counsel, Holland & Knight LLP, assuming compliance with certain arbitrage rebate and other tax requirements described herein, interest on the Series B Notes is excludable from gross income for federal income tax purposes and will not be treated as an item of tax preference in computing the alternative minimum tax on individuals and corporations. Interest on the Series B Notes will, however, be taken into account in computing an adjustment made in determining a corporate bondholder's alternative minimum tax based on such a holder's adjusted current earnings, and holders of Series B Notes could be subject to the consequences of other provisions of the Internal Revenue Code of 1986, as amended. For further discussion of the tax consequences of this offering, see "Certain Tax Considerations."

Risk Factors	You should consider carefully all of the information set forth in this Offering Circular and, in particular, the information set forth in the section entitled "Risk Factors."
Trustee	Deutsche Bank Trust Company Americas.
Governing Law	The State of New York.

CERTAIN CONSIDERATIONS

        This Offer and Consent Solicitation involve significant risks and uncertainties discussed below that you should carefully consider in deciding whether to participate. These risks and uncertainties should be considered together with the other risks and uncertainties described elsewhere in this Offering Circular and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, 2011 and September 30, 2011, the section entitled "Risk Factors" in Exhibit 99.2 to our Form 8-K filed with the SEC on October 20, 2011, as well as future filings we make with the Commission prior to the consummation of the Offer and Consent Solicitation. The risks and uncertainties described below and in our filings with the Commission are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements."

Risks relating to the Existing Notes

If we fail to complete the Restructuring, holders of Existing Notes will have limited remedies to seek payment of amounts due under such Existing Notes.

        The Existing Notes matured on November 1, 2011, and a $200.0 million principal payment became due on such date. As of the date of this Offering Circular, we do not have access to sufficient liquidity to make such principal payment. On November 2, 2011, the Authority and the Tribe entered into a Forbearance Agreement with holders representing, in the aggregate, in excess of 60% of the principal amount of the Existing Notes pursuant to which we have agreed to complete the Offer and Consent Solicitation to refinance the Existing Notes prior to December 31, 2011. If we fail to consummate the Offer and the Consent Solicitation, the Existing Notes will continue to be outstanding. In this case, Holders of Existing Notes will have certain rights to seek payment of such amounts under our Existing Indenture and Existing Collateral Documents. Such rights are, however, limited by our waiver of sovereign immunity and restrictions on remedies available to creditors to Native American gaming operators under federal law. In addition, it is uncertain whether we or the Tribe may be a debtor in a case under the U.S. Bankruptcy Code. Without bankruptcy court protection, other creditors might receive preferential payments or otherwise obtain more than they would have under a bankruptcy court proceeding. If we commence a case or an involuntary case is commenced against us under the U.S. Bankruptcy Code and the Bankruptcy court does not dismiss the case, payments from us could be suspended for an indefinite period of time.

If the Proposed Amendments and Waiver become operative, the rights afforded to holders of Existing Notes that are not tendered or accepted for exchange will be materially reduced even if such holders did not consent to the Proposed Amendments.

        Existing Notes that are not tendered or accepted for exchange pursuant to the Offer will remain obligations of the Authority, but, if the Requisite Consents are received and the Proposed Amendments and Waiver become operative, such Existing Notes will be subject to the terms of the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents and the rights of the holders of New Notes and of Subordinated Notes. As such, the Existing Notes will be subject to many of the risks affecting the New Notes which are discussed under "Risks relating to the New Notes," in addition to specific additional risks discussed below. The Supplemental Existing Indenture will afford substantially less protection to holders of Existing Notes than the Existing Indenture. The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Lien Debt. The Waiver waives existing defaults and events of default under the Existing Indenture, including with respect to the payment of principal and interest on the Existing Notes held by each Holder that delivers a Consent. The elimination or modification of the foregoing provisions could permit the Authority or the Tribe to take actions that could increase the credit risks faced by the holders of any such Existing Notes, adversely affect the market price of such Existing Notes or otherwise be adverse to the interests of the holders of such Existing Notes. In addition, under the New Indenture, the Authority will have the ability to issue additional parity debt that will rank senior to the Existing Notes. In case we fail to pay principal or interest due, or any other event of default occurs, under the New Indenture or the Subordinated Notes Indenture, the New Collateral Documents and the indenture governing the New Subordinated Notes (the "Subordinated Notes Indenture") provide that the holders of New Notes and Subordinated Notes will be entitled to be paid in full before any payment may be made with respect to the Existing Notes. Holders of Existing Notes will therefore face substantial uncertainty in trying to enforce their rights and might not recoup any amount owed for an indefinite period of time. In addition, if holders of New Notes and Subordinated Notes exercise their right to receive payment in full and prevail, payments of principal and any interest due on the Existing Notes will be significantly delayed.

There will be a limited or no trading market for the Existing Notes.

        To the extent that the Existing Notes are traded, prices for the Existing Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To the extent that the Existing Notes are tendered and accepted in the Offer, the trading market for the non-tendered Existing Notes would become more limited. A debt security with a smaller outstanding aggregate principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Existing Notes not tendered may be affected adversely to the extent that the aggregate principal amount of Existing Notes tendered and accepted pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of the Existing Notes not tendered may attempt to obtain quotations for their Existing Notes from their brokers; however, there can be no assurance that any trading market will exist for the Existing Notes following consummation of the Offer. The extent of the market for the Existing Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding aggregate principal amount of Existing Notes, the number of Holders of such Existing Notes and the interest in maintaining a market in the Existing Notes on the part of securities firms and other factors. The Authority does not intend to create or sustain a market for any Existing Notes that remain outstanding following the consummation of the Offer.

The Proposed Amendments to the Existing Indenture may be treated as a taxable exchange for tax purposes, and may consequently give rise to taxable income in the year of amendment as well as original issue discount taxable to a holder over the term of the New Notes.

        If the adoption of the proposed amendments to the Existing Note Indenture constitutes a "deemed" exchange for U.S. federal income tax purposes with respect to any or all of the Existing Notes, then the amended notes would be treated as newly issued debt obligations. As a consequence, non-tendering holders could be treated as having a taxable "exchange" as a result of the amendments. Moreover, if in that case the outstanding principal amount on the Existing Notes exceeds the "issue price" of the amended notes received in such "deemed" exchange by more than a de minimis amount, the amended notes would bear original issue discount ("OID") for federal income tax purposes. If so, a holder could be required to include the accrual of the OID in income prior to the receipt of a corresponding amount of cash. See "Certain Tax Considerations—Proposed Amendments to the Existing Indenture."

Risks Relating to the New Notes

After completion of this Offer, we will have a substantial amount of indebtedness which could affect our ability to finance our operations, pursue desirable business opportunities and successfully run our business in the future, and therefore make it more difficult for us to fulfill our obligations under the New Notes.

        We have, and after giving effect to this Offer will continue to have, a substantial amount of indebtedness, which requires significant principal and interest payments. Assuming all Existing Notes are tendered and accepted for exchange pursuant to the Offer, we will have, after giving effect to such exchange and the issuance of the Subordinated Notes, $227.6 million of total debt outstanding, $200.0 million of which will be secured.

        Our substantial indebtedness could have important consequences and significant effects on our business and future operations. For example, it could:

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions and the execution of our growth strategy, and other expenses or investments planned by us;

  •
  limit our flexibility and our ability to capitalize on business opportunities, and to react to competitive pressures and adverse changes in government regulation, our business and our industry;

  •
  limit our ability to use a substantial portion of our cash flow from operations in other areas of our business, including for working capital, capital expenditures and other general business activities, because we must dedicate a substantial portion of these funds to service our debt;

  •
  limit our ability to satisfy our obligations under the New Notes or other indebtedness (which could result in an event of default if we fail to comply with the requirements of our indebtedness);

  •
  increase our vulnerability to a downturn in our business and to adverse economic and industry conditions generally;

  •
  place us at a competitive disadvantage as compared to those of our less leveraged competitors; and

  •
  limit our ability to refinance, or increase the costs of refinancing, our indebtedness.

        The occurrence of any one of these events or conditions could have a material adverse effect on our business, financial condition, results of operations, prospects, ability to service or otherwise satisfy our obligations under the New Notes. In addition, the New Indenture permits us to incur debt in addition to the New Notes in certain circumstances. If we were to incur additional debt, the related risks could intensify.

Restrictive covenants in the New Indenture may limit our ability to expand our operations, to pursue our business strategies and compete effectively.

        The New Indenture will include covenants that limit our ability to incur additional indebtedness or issue disqualified stock, make distributions to the Tribe or other distributions, redeem subordinated debt or make other restricted payments, make certain investments, enter into transactions with affiliates, engage in other businesses, create liens, sell assets, and consolidate, merge or transfer all or substantially all of our assets. In addition, subject to the conditions described under "Description of the New Notes—Mandatory Redemption—Excess Cash Flow," the New Indenture will require us to redeem New Notes on each interest payment date with 90% of Excess Cash Flow or 100% of Excess Cash Flow, in each case, for our two most recently completed fiscal quarters. Any Excess Cash Flow remaining after satisfying the conditions of the New Indenture not to exceed $2.3 million over two consecutive ECF Periods (as hereinafter defined) may be used to redeem the New Subordinated Notes pursuant to certain covenants contained in the Subordinated Notes Indenture. As such all Excess Cash Flow may be utilized pursuant to the restrictive covenants of the New Indenture and the Subordinated Notes Indenture. These restrictive covenants may limit our ability to expand our operations, pursue our business strategies or effectively compete with our competitors that are not similarly restricted. If any of these events occurs, we may be unable to make payments on the New Notes. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. A violation of any of these restrictive covenants could result in a default under the New Indenture or any of our future debt agreements, which could permit the holders of New Notes or other debt holders to declare all amounts borrowed from them to be due and payable.

The Authority is exclusively liable for the payment of the New Notes and in the event of a default holders of the New Notes will have no recourse against the Tribe's assets except in very limited circumstances.

        The New Notes are an obligation of the Authority and the Tribe is not obligated to make any payment on the New Notes, except in the very limited circumstance of the Tribe receiving a distribution from us when such distribution is not permitted by the terms of the New Indenture, and in such a case, only to the extent of such a distribution. Your rights as a creditor in a bankruptcy, liquidation or reorganization or similar proceeding, if any, would be generally limited to the assets of the Authority and you would have no right to the other assets of the Tribe or its other affiliates. These other assets include the land on which our casino is located, which is held in trust for the Tribe by the United States.

The value of the collateral securing the New Notes may not be sufficient to satisfy our obligations under the New Notes and the collateral securing the New Notes may be reduced or diluted under certain circumstances, thereby limiting your recovery as a secured creditor.

        The New Notes will be secured by a first priority lien on the Authority's revenues and substantially all of its existing and future real property and tangible and intangible personal property, subject to certain exceptions and permitted liens. The New Notes will not be secured by any real property held in trust by the United States for the benefit of the Tribe or owned by the Tribe (and all improvements, fixtures and accessions to such property). The collateral may also secure certain additional indebtedness permitted by the New Indenture and certain other obligations, including up to $5.0 million of future indebtedness that will be secured equally and ratably with the New Notes pursuant to the terms of a collateral trust agreement (the "Collateral Trust Agreement") to be entered into upon the closing of this Offer. The collateral securing the New Notes and Additional Parity Lien Debt will also secure, on a second lien and junior basis, the Existing Notes. Your rights to the collateral would be diluted by any additional indebtedness or other obligations that are secured by the collateral.

        No independent appraisals of any of the collateral have been prepared by or on behalf of us in connection with this Offer. The value of the collateral and the amount received upon a sale of collateral will depend upon many factors, including among others, our results of operations, the condition of the collateral, the ability to sell collateral in an orderly sales market and economic conditions, the availability and eligibility of buyers and similar factors. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. Accordingly, the proceeds of any sale of the collateral pursuant to the New Indenture and the New Collateral Documents following an event of default or an event of default under any other additional secured obligations may not be sufficient to satisfy, and may be substantially less than, amounts due on the New Notes and other obligations secured by the collateral. If the proceeds of any sale of the collateral were not sufficient to repay all amounts due on the New Notes and the other obligations secured by the collateral, the holders of the New Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets.

Enforcement and priority of liens securing the New Notes as against the collateral located on the Tribe's reservation may depend on the interpretation and enforcement of untested law.

        As security for the New Notes, we have granted security interests to the collateral trustee under the Collateral Trust Agreement in our revenues and, with certain exceptions, our other personal property. The collateral securing the New Notes and Additional Parity Lien debt is also granted, on a second lien and junior basis, to the holders of Existing Notes. We have agreed that the law of the state of New York will govern all such security interests, except that if New York law does not recognize the creation, attachment and perfection of a security interest in any collateral, the Tribe's uniform commercial code (the "Tribal UCC") will govern. For example, New York law does not recognize a perfected security interest in our revenues before their deposit into an account controlled by the secured party, but the Tribal UCC does. Furthermore, even under New York law, the perfection and effects of perfection of a security interest are generally governed by the laws of the jurisdiction in which a debtor is located, which we assume to be the jurisdiction of the Tribe.

        The relationship between state and tribal law with respect to security interests, as well as the enforceability of such tribal law, is untested and could affect the validity, priorities or enforceability of the security for the New Notes. If either the creation or perfection of a security interest granted to the collateral trustee in our revenues or other collateral is not effective, other creditors having a claim against our revenues or other collateral may seek to collect such revenues or foreclose against the collateral with a priority senior to the liens securing the New Notes.

        Assuming the priority of the security interests securing the New Notes, to prevent other creditors' enforcement against our revenues and assets, the collateral trustee may be required to foreclose on the security interests after an event of default occurs. The practicality of enforcement of the security interests in the collateral securing the New Notes, particularly as against revenues, may be limited. Moreover, the collateral trustee's control over our gaming revenues following an event of default could cause the collateral trustee to become a gaming management contractor in violation of IGRA if such control were used by the collateral trustee to engage in planning, organizing, directing, controlling or otherwise managing our gaming operations. While the collateral trustee has disclaimed any such powers, a finding by a court that the collateral trustee has the ability to exercise such powers could result in the voiding of the New Indenture and the release of our obligation to repay the New Notes.

Even if enforcement of the collateral securing the New Notes is possible, the practicality of enforcement of the liens on the gaming or other equipment securing the New Notes may be limited.

        Even if the creation and perfection of the security interests granted to the collateral trustee to secure the New Notes are effective, the practicality of enforcement of the liens on the gaming or other equipment securing the New Notes may be limited because removal of such equipment could materially and adversely affect our ability to generate revenues to pay amounts due on the New Notes.

The rights of the holders of the New Notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected, a valid lien created and its priority retained through certain actions undertaken by the secured party. The liens in all collateral from time to time owned by us may not be perfected or validly created with respect to the New Notes if the collateral trustee has not taken the actions necessary to perfect or validly create any of those liens upon or prior to the issuance of the New Notes. The inability or failure of the collateral trustee to take all actions necessary to create properly perfected security interests or validly created liens in the collateral may result in the loss of the priority of the security interest for the benefit of the noteholders to which they would have been entitled as a result of such non-perfection or such failure to create valid liens.

        In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected and a lien validly created at the time such property and rights are acquired and identified. We will have limited obligations to perfect the security interest of the noteholders in, or create valid liens with respect to, specified collateral. We cannot assure you that we will properly inform the collateral trustee of, the future acquisition of property and rights that constitute collateral, or that the necessary actions will be taken to properly perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral. Our failure to meet our obligations to inform the collateral trustee of the future acquisition of property or rights that constitute collateral may constitute a breach under the New Indenture, which could result in the acceleration of our obligations under the New Notes. However, acceleration of such obligations in that situation may not provide an adequate remedy to the noteholders if the value of the collateral is impaired by the failure to perfect the security interest in, or create a valid lien with respect to, after-acquired collateral. The collateral trustee for the New Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest or the creation of a valid lien with respect thereto. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes.

A Note holder's violation of the Compact's licensing and suitability requirements may cause an early termination of the holder's investment in the New Notes, forfeiture of unpaid interest and other ramifications.

        Except for persons exempted from licensing because they will hold less than 10% of the New Notes or are a federally or state regulated bank or savings association, any holder of New Notes found to be a financing source must receive a license from the Tribe's gaming agency (the "TGA") and must apply for a determination of suitability by the CGCC through registration or otherwise prior to such exchange.

        In addition, a holder of New Notes that, after this Offer, is determined to be a financing source and holds less than 10% of the New Notes and who is not a federally or state regulated bank or savings and loan association and who is not so licensed and found suitable may violate the Compact if that holder becomes an owner of 10% or more of the outstanding New Notes as a result of additional Note purchases or redemptions or purchases of New Notes by us.

        There are no court cases or precedents that define the consequences of a person voluntarily or involuntarily violating the licensing requirements of the Compact. Ramifications, among others, could include the holder being required to sell its New Notes, having New Notes repurchased by us and not being able to collect any payments on the New Notes, other than principal. Additionally, the Compact is unclear as to whether the subsequent licensing of a holder who violates the Compact's licensing requirements, or the divestiture by such person of all or a portion of their New Notes, would cure the violation of the Compact. Therefore, there can be no assurance that we will have any ability to cure such a violation of the Compact, which could cause us to lose the ability to conduct gaming under the Compact or have other material adverse effects on our ability to make payments on the New Notes.

        If we are required to immediately repay the New Notes of an unlicensed holder of New Notes who has not been exempted from licensing by TGA, we and our business could be materially adversely affected.

To the extent a holder of the New Notes is found to be a financing source to our gaming business, such holder must be licensed as a financial source or exempt from such licensing, and the loss of a license or a licensing exemption for such holder may require a disposition or redemption of the holder's New Notes.

        The Tribe's tribal-state gaming compact with the State of California requires that before a person provides financing to our gaming business, such person must be licensed by the TGA as a financial source and apply for a determination of suitability by the CGCC. However, as permitted by the Compact, the Tribe has exempted from such requirements any federally-regulated or state-regulated banks, savings and loan associations, or other federally- or state-regulated lending institutions or federal, state or local government agencies, and investors who, alone or in conjunction with others, hold less than 10% of all outstanding debt securities issued directly or indirectly by us or the Tribe. To the extent any holder of New Notes is considered a financing source, any such holder that is not otherwise exempt from licensing must receive a license from the TGA and must apply for a determination of suitability by the CGCC through registration or otherwise prior to such exchange.

        To the extent holders are found to be a financing source, such holders are cautioned that, if they intend to rely on the less-than-10% holder exemption, they must take into account all New Notes that are held "in conjunction with" other New Notes. To date there have been no binding interpretations as to when certain New Notes are deemed held "in conjunction" with other New Notes. For example, there is a risk that all holders of New Notes having a common investment advisor could be viewed as holding New Notes in conjunction with each other, with the consequence that the New Notes of all those holders could be combined in determining if less than 10% of the New Notes is held by each such holder. In this Offer, we anticipate that certain unlicensed investors who are ineligible for the simplified licensing process described below, and who have the same or affiliated investment advisors, will holder less than 10% of the New Notes individually, but more than 10% in the aggregate. If these investments cause such investors to hold New Notes "in conjunction with" each other, such investments will violate the Compact, which may have the potential ramifications discussed below, including the possibility of a mandatory sale or redemption of those New Notes which could adversely affect the market for the New Notes. Neither the TGA nor the CGCC has made any determination as to whether holders of New Notes would be considered financing sources or whether these investments would comply with the Compact.

        The TGA and the CGCC have adopted regulations that permit certain federally or state regulated financial institutions owning more than $100.0 million in securities to become licensed by means of a simplified registration-by-notice process. At least one California Indian tribe has contended that the CGCC's regulation is an unlawful amendment to the tribal-state gaming compacts. While the validity of that regulation remains untested, certain tribal-state gaming compact provisions agreed to between other tribes and the State of California (with legislative approval) since adoption of the regulation, have expressly referenced certain provisions of that regulation. If that regulation fails to be upheld when tested, a violation of the Compact could occur if any holder relying on the regulation was not otherwise exempt from licensing.

        Both a financial source license and an exemption from the financial source licensing requirement may be revoked or lost. It is possible for a holder who is found to be a financing source and is initially exempt from licensing to lose such exemption. For example, a person could become an owner of 10% or more of the outstanding New Notes as a result of additional Note purchases or redemptions of New Notes by us.

        There are no court cases or precedents that define the consequences of a person voluntarily or involuntarily violating the licensing requirements of the Compact. Ramifications, among others, could include the holder being required to sell its New Notes, having New Notes repurchased by us, and not being able to collect any payments on the New Notes, other than principal. Additionally, the Compact is unclear as to whether the subsequent licensing of a holder who violates the Compact's licensing requirements, or the divestiture by such person of all or a portion of their New Notes, would cure the violation of the Compact. Therefore, there can be no assurance that we will have any ability to cure such a violation of the Compact, which could cause us to lose the ability to conduct gaming under the Compact or have other material adverse effects on our ability to make payments on the New Notes.

        If we are required to immediately repay the New Notes of an unlicensed holder of New Notes who has not been exempted from licensing by TGA, we and our business could be materially adversely affected. In addition, either the State Gaming Agency defined in the Compact (the CGCC or the Gambling Control Division of the California Department of Justice) or the TGA can determine that an existing licensed financial source is unsuitable for licensing. In this case, the Compact expressly states that any agreement between us and a financial source shall be deemed to include a provision for its termination without further liability on the part of us, except for the bona fide repayment of all outstanding sums (exclusive of interest) owed as of the date of termination, upon revocation or non-renewal of a financial source's license by the TGA based on a determination of unsuitability by the State Gaming Agency.

Holders of New Notes may not have enforcement rights against us or the Tribe or any right to receive Note payments after an acceleration if the holder is not licensed or exempted from licensing by the TGA.

        As required by the applicable state regulation permitting a simplified registration-by-notice process for certain holders, the New Indenture will provide that any person who holds New Notes and who is not licensed or exempted from licensing will have no right to enforce any remedies against us or our assets. In addition, we and the New Indenture Trustee will be prohibited from making any payment of principal or interest on the New Notes because of any enforcement action or because payment of the New Notes has been accelerated due to an event of default under the New Indenture, except to a holder who is licensed or exempted from licensing. An unlicensed person not exempted from licensing may be unable to later become licensed or exempted from licensing. There is little history of how well this regulation works to permit secondary market trading or to permit the simplified registration and licensing of holders. In addition, any person who becomes a holder of 10% or more of the New Notes that is not appropriately licensed or registered could become subject to these risks.

We have structured the New Notes and New Indenture in reliance on state regulation adopted to facilitate the Offer, but the validity of this regulation is untested.

        The CGCC adopted a regulation in 2002 that applies to financing transactions and the secondary market for such transactions. The regulation implements a simplified registration process within the Compact at both the state and tribal regulatory levels for certifying for gaming suitability purposes certain state or federally regulated institutions owning more than $100.0 million in securities. The promulgation of this regulation was supported by the state, tribes and the industry but, as is the case for any regulation that has never been tested, this regulation may be subject to challenge. If this regulation were to be invalidated following a successful challenge, there is no guarantee that the simplified registration process it provides would continue to be available to license financing sources under existing Compact provisions or that a financing source might not be subjected to a different or more onerous process than is currently in use. The failure to meet the requirements of any applicable gaming suitability registration process could result in a negative impact on a party's ability to hold or enforce its New Notes.

The rights of the collateral trustee in case of a default will be limited because only the Tribe or an authorized agency of the Tribe is legally permitted to own and operate the casino.

        Under applicable federal law, only the Tribe or an authorized agency of the Tribe, such as the Authority, has the legal right to own and operate the casino. Accordingly, in the event of a default on the New Notes, the collateral trustee, on behalf of the holders of the New Notes, will not be able to foreclose on or assume the operation of the casino. Moreover, the collateral trustee's enforcement or threat of enforcement against the collateral following an event of default could cause the collateral trustee to become a gaming management contractor in violation of IGRA if such enforcement or threat were used by the collateral trustee to engage in planning, organizing, directing, controlling or otherwise managing our gaming operations.

Your ability to enforce your rights against us may be limited by our sovereign immunity.

        Under federal law, as an unincorporated governmental instrumentality of the Tribe formed pursuant to a law of the Tribe, we have sovereign immunity and may not be sued without our consent. We have granted a limited waiver of sovereign immunity on behalf of the Tribe and expressly consented to legal proceedings by the New Indenture Trustee to interpret or enforce the terms of the New Indenture or the New Notes as against any of our assets and revenues and against the revenues of the casino and related amenities. Express waivers of tribal sovereign immunity generally are valid if properly made. If such waivers of sovereign immunity are held to be ineffective, however, you may not be able to enforce your rights and remedies under the New Notes, the New Indenture and the related collateral documents. With limited exceptions, we have not waived sovereign immunity from private civil suits, including violations of the federal securities laws. For this reason, an investor may not have any remedy against us for violations of federal securities laws.

It is uncertain whether a federal or state court would have jurisdiction in an action related to the New Notes.

        Obtaining jurisdiction over an Indian tribe and tribal instrumentalities, such as the Tribe and the Authority, can be difficult. Often, a commercial dispute with an Indian tribe or instrumentality cannot be heard in federal court because the typical requirements for federal jurisdiction are absent. The failure to satisfy the requirements for federal jurisdiction occurs because there is generally no federal law question involved and there is no diversity of citizenship, as an Indian tribe is not considered to be a citizen of a state for purposes of obtaining federal diversity jurisdiction.

        The extent to which state courts will assume jurisdiction over disputes involving Indian tribes varies from state to state. The New Notes, the New Indenture and the related collateral documents will be governed by the laws of the State of New York. There is conflicting case law on the issue of whether disputes with Indian tribes or instrumentalities should be heard in federal, state or tribal court. As a result of these conflicting cases, it is possible that neither a federal nor a state court would accept jurisdiction to resolve a matter involving the New Notes and the holders of the New Notes may have no legal recourse to a state or federal court.

        In addition, under certain legal doctrines, a federal court or state court otherwise having jurisdiction may decline to hear a matter involving an Indian tribe and instead defer the matter for disposition in a tribal court or other tribal proceedings. While the Tribe has a judicial code establishing a Tribal court system, no judges have been appointed and no matters have been considered to date. For matters subject to the waiver of sovereign immunity by us, we have waived our rights to have these matters resolved in any Tribal court or other proceeding of the Tribe. This is an untested area of law, however, and it is possible that a court may determine that these rights may not be waived. In such case, a federal or state court may defer to that Tribal court if, contrary to the waiver of sovereign immunity by us, we seek or allege our right to seek Tribal proceedings for resolution of a dispute related to the New Notes. The Tribal court system may be different from federal and state civil courts. A Tribal court may reach a different conclusion than the federal or state courts would and this may have a material adverse effect on your rights as a noteholder. Accordingly, you or the New Indenture Trustee may have difficulty bringing suits against us in federal or state court.

        Furthermore, depending on the particular claim asserted by us or by or on behalf of the noteholders, certain disputes may be required to be heard in tribal court or pursuant to other tribal dispute resolution procedures. For example, the U.S. Supreme Court has held that certain claims under Indian Civil Rights Act of 1968, or ICRA, can only be brought in tribal courts, and lower federal and state courts have held, on occasion, that tribal law may only be interpreted in tribal courts or other dispute resolution procedures.

        Additionally, any non-tribal court judgment requiring satisfaction or enforcement within the Tribe's reservation may require that an order be issued by the Tribe's tribal courts. Pursuant to the Tribe's Judicial Code and Civil Procedure Code, the Tribal Court may as a matter of comity enforce the judgment of the United States or a state, provided, that such a judgment may be enforced only after hearing or trial, on an action or special proceeding in the Tribal Court, requesting enforcement relief.

The merits of any dispute relating to the New Notes could be resolved in an arbitration proceeding, rather than in a court of law, and your rights with respect to such proceedings are more limited than in a court.

        Disputes relating to the New Notes for which we and the Tribe have waived sovereign immunity may be resolved through arbitration, if elected by the New Indenture Trustee, rather than through litigation in court. Such a dispute would not be decided by a judge, but by an arbitrator appointed in accordance with the commercial arbitration rules of the American Arbitration Association. The scope of a party's ability to conduct discovery with respect to such a dispute, and the time in which the party is permitted to do so, are more limited than in a judicial proceeding. If any party does not prevail in a dispute before an arbitrator, that party's ability to appeal the arbitrator's decision will be limited. Federal and state courts typically are required to enforce a proper arbitration award without a re-examination of the merits of the decision. The Tribe has adopted a similar arbitration provision, which requires the tribal court to enforce an arbitration award. The effectiveness of this provision is untested, however, and if tested it may or may not be upheld by the Tribe's tribal court.

It is uncertain whether we may be subject to the U.S. Bankruptcy Code, which could impair your ability to realize on our assets, and even if we are, the ability to foreclose on the collateral securing the New Notes may be limited.

        It is uncertain whether we or the Tribe may be a debtor in a case under the U.S. Bankruptcy Code. Without bankruptcy court protection, other creditors might receive preferential payments or otherwise obtain more than they would have under a bankruptcy court proceeding. If we commence a case under the U.S. Bankruptcy Code and the bankruptcy court does not dismiss the case, payments from the debtor would cease. It is uncertain how long payments under the New Notes could be delayed following commencement of a bankruptcy case.

        If a case under the U.S. Bankruptcy Code is commenced against us or the Tribe as a debtor, and the bankruptcy court does not dismiss the case, payments on the New Notes would cease. It is uncertain how long such payments would be delayed and whether the bankruptcy court would allow a claim for interest accrued after the date of the bankruptcy. In addition, any future pledge of collateral securing the New Notes might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. If any pledge is voided, the noteholders would not have the benefit of the collateral subject to such pledge.

        We cannot assure you that the rights of holders of the New Notes would not be altered in a bankruptcy case without their or the New Indenture Trustee's consent. Bankruptcy law could also impair the collateral trustee's ability to foreclose upon the collateral securing the New Notes, as secured creditors are prohibited from repossessing their security or from disposing of repossessed security without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is given "adequate protection."

You may be required to dispose of your New Notes, or your New Notes may be redeemed, if your ownership of the New Notes jeopardizes our gaming operations or violates the Compact.

        We will have the right to cause you to dispose of your New Notes, or to redeem your New Notes, if you are determined to be unsuitable by the TGA, or the CGCC acting alone, or if your ownership is found to violate the Compact, including because you are found to be unlicensed and not exempt from licensing. If the determination is made by the TGA, the redemption price will be the then-applicable redemption price as set forth under the caption "Description of the New Notes—Optional Redemption." In all other cases, the redemption price will be the lowest of the following (in all cases, plus accrued and unpaid interest):

  •
  the amount you paid for the New Notes;

  •
  the principal amount of the New Notes; and

  •
  the then current fair market value for the New Notes.

        However, we may be prohibited from making any payment of principal or interest on the New Notes to a holder determined to be unsuitable by the TGA or the CGCC unless the holder is licensed or exempt from licensing, and in such a case, the holder may be required to dispose of such holder's interest in the New Notes to another person that is either licensed or exempt from licensing. In addition, we may not have sufficient funds to redeem the New Notes in such circumstances. Our failure to redeem the New Notes would be a default under the New Indenture, which would potentially be a default under our other debt instruments. See "Description of the New Notes—Redemption Pursuant to Gaming Law."

We may not be able to repurchase New Notes upon a change of control.

        Under certain circumstances, we will be required to offer to repurchase the New Notes upon the occurrence of specific change of control events with respect to us. See "Description of the New Notes—Repurchase at the Option of Holders—Change of Control." We may not have sufficient funds to purchase the New Notes in such circumstances. Our failure to purchase the New Notes would be a default under the New Indenture, which would potentially be a default under our other debt instruments. See "Description of the New Notes—Repurchase at the Option of Holders."

There is no public market for the New Notes and such a market may not develop.

        The New Notes are a new issue of securities and they have no existing trading market. We do not intend to list the New Notes on any national securities exchange. In addition, even if a market were to develop, the New Notes could trade at prices that are lower than their price upon issuance depending on many factors, including prevailing interest rates, general economic conditions and our financial condition, performance and prospects. In addition, the market for non-investment grade debt has, historically, been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. We cannot assure you that the market, if any, for the New Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your New Notes. Therefore, we cannot assure you that you will be able to sell your New Notes at a particular time or that the price that you receive when you sell the New Notes will be favorable.

If the Offer and Consent Solicitation are consummated, we will no longer file reports with the Commission unless we become obligated to do so under the Exchange Act.

        If the Proposed Amendments become operative, the reporting covenants currently contained in the Existing Indenture and Existing Registration Rights Agreement will be eliminated. In addition, following the consummation of the Offer, our New Indenture will not require us to, and we do not expect that we will, file annual, quarterly or periodic reports with the Commission, unless we become subject to a duty to do so under the Exchange Act. We will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to issuers that file reports with the Commission, including Section 404 thereof, which requires us to perform an evaluation of our internal control over financial reporting. Holders of New Notes will only be entitled to receive the information about us specified under "Description of the New Notes—Certain Covenants—Reports."

We are controlled by the Tribe and the interests of the Tribe may conflict with your interests as a noteholder.

        We are an unincorporated governmental instrumentality of the Tribe, formed pursuant to a law of the Tribe. Circumstances may occur in which the interests of the Tribe, the Tribe's Board of Directors or the members of the Tribe could be in conflict with your interests as a holder of the New Notes. In particular, the Tribe, the Tribe's Board of Directors or the members of the Tribe could make business or other decisions that may affect you as a noteholder. In making such decisions, the Tribe's Board of Directors or the members of the Tribe may consider the interests of the members of the Tribe, instead of pure economic or other business factors. For example, the Tribe could decide to expand our facilities, engage in preferential hiring of tribal members, incur more debt, dispose of assets or enter into other transactions that, in their judgment, are in their interest, even though these transactions might involve risks to you as a holder of the New Notes, including making it more difficult for us to make payments on the New Notes. In addition, the Tribe could cause us to make distributions to the Tribe to fund its governmental operations and payments to members of the Tribe at a time when we are unable to make payments on the New Notes.

The Tribe has a limited body of laws. As a result, legal terms used in this Offering Circular, the New Indenture and other related transaction documents may have a different meaning under the laws of the Tribe than under laws with which you are familiar.

        The Tribe has a limited number of laws, which primarily consist of the Tribe's Articles of Association, a limited number of ordinances and codes and Tribal Council and Board of Director resolutions. Because the body and scope of the Tribe's laws are not as fully developed as federal and state law, in many instances under the Tribe's law it is difficult to predict how and which law will be applied. Therefore, terms used in this Offering Circular, the New Indenture and other related transaction documents, including, but not limited to, terms such as "liquidation," "dissolution," "distribution" and "dividend" that may require application and interpretation of the Tribe's laws may have no defined meanings under those laws or may have meanings different from what you are accustomed to finding under laws with which you are familiar.

The Tribe's adoption, modification or repeal of its laws could impair the rights of holders of the New Notes.

        The Tribe has the power to enact, repeal and modify laws and take other actions in accordance with its Articles of Association that could impair the rights of holders of the New Notes. Unlike states, tribal governments generally are not subject to federal or state constitutional prohibitions against the impairment of contract rights. Although the Tribe will be a party to the New Indenture and agree not to amend, repeal or enact any laws, rules or regulations in a manner that would have a material adverse effect on the economic interests of Holders or impair our obligations under the New Indenture and the New Notes, we cannot assure you that the Tribe will not do so and adversely affect the interests of holders of the New Notes.

If you exchange your Existing Notes and consent to the Proposed Amendments, there is no assurance that the value of the New Notes and any cash payment you receive in return will be equal to or greater than the value of your Existing Notes and any interest due with respect thereto.

        We are not making any recommendation as to whether to tender or refrain from tendering Existing Notes or furnish the requested Consent or withhold such Consent with respect to Existing Notes. In addition, we are not required, and have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the Exchange Consideration and Consent Consideration or of the relative value of the Existing Notes to the Exchange Consideration and Consent Consideration. If you tender your Existing Notes and consent to the Proposed Amendments and Waiver, there is no assurance that the value of the Exchange Consideration and Consent Consideration you receive will be equal to or greater than the value of your Existing Notes and any interest due with respect thereto.

Holders of Existing Notes may seek to contest the lien priority granted to holders of New Notes in order to obtain payment of principal and interest due on their Existing Notes.

        The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Lien Debt. Although we believe that the priority lien granted to holders of New Notes is a generally enforceable obligation of the Authority, there is a risk that holders of Existing Notes that remain outstanding after completion of the Offer may contest such priority in actions to seek payment of principal and interest due on their Existing Notes. Any such action may delay payment of amounts due under the New Notes and, if and to extent successful, such action could result in lower pay outs.

 USE OF PROCEEDS

        We will receive no cash proceeds from the issuance of the New Notes in the Offer. Upon the expiration of the Offer, we will cancel all Existing Notes that are validly tendered and not validly withdrawn in the Offer.

        The Subordinated Notes Condition requires that, in order for the Offer to be consummated, Merrill purchase $27.6 million of Subordinated Notes from us. Upon the satisfaction of this condition and the closing of the Offer, we will distribute the proceeds from the sale of the Subordinated Notes to the Tribe, which the Tribe will use to repay the Tribal Notes. See "Description of Other Indebtedness—Subordinated Notes."

BACKGROUND OF THIS OFFER AND CONSENT SOLICITATION

The Restructuring

        We are undertaking the Offer and Consent Solicitation, together with the issuance of the Subordinated Notes, to restructure our indebtedness. We believe that the Restructuring will provide us with a sustainable framework under which we may pursue our long-term growth and development strategy.

        The principal purpose of the Restructuring is to refinance our Existing Notes. The principal purpose of the Consent Solicitation is to remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Lien Debt. The principal purpose of the Waiver is to waive existing defaults and events of default under the Existing Indenture and the right of Holders to have the Authority file reports with the Commission. The Restructuring also purports to refinance $27.6 million in aggregate principal amount of Tribal Notes that are outstanding.

        To refinance the Existing Notes, on November 2, 2011, the Authority and the Tribe entered into (i) the Existing Forbearance and Support Agreement with holders in the aggregate representing in excess of 60% of the aggregate principal amount of our Existing Notes, which matured on November 1, 2011, and (ii) a Forbearance and Support Agreement (the "Tribal Notes Forbearance Agreement" and, together with the Existing Notes Forbearance Agreement, the "Forbearance Agreements") with Merrill, as the holder of $27.6 million principal amount in outstanding notes issued by the Tribe (the "Tribal Notes").

        The Authority has agreed, pursuant to the Forbearance Agreements, to offer to exchange all issued and outstanding Existing Notes for the New Notes pursuant to the Offer and Consent Solicitation. The holders party to the Existing Forbearance Agreement have agreed with the Authority and the Tribe to tender their Existing Notes into the Offer and to vote in favor of the Proposed Amendments. In addition, the Authority has agreed to issue and, subject to certain conditions, Merrill has agreed to purchase, on or prior to the Exchange Date, the Subordinated Notes, the proceeds of which will be distributed to the Tribe and used by the Tribe to retire the Tribal Notes. The Forbearance Agreements require the Authority to consummate the Offer and Consent Solicitation and the issuance and sale of the New Subordinated Notes by December 31, 2011. These dates may be extended upon the written consent of the Required Holders. The description of the Forbearance Agreements included our current report on Form 8-K dated November 3, 2011 is hereby incorporated by reference. We filed a copy of each Forbearance Agreement with the Commission as an exhibit to such Form 8-K. We encourage you to read the text of each Forbearance Agreement in its entirety.

        The maximum aggregate consideration that we may pay pursuant to the Offer and Consent Solicitation, assuming all outstanding Existing Notes are validly tendered (and not validly withdrawn) prior to the Consent Date, is approximately $212.4 million, comprised of $200.0 million in cash and New Notes as Exchange Consideration and approximately $12.4 million as Consent Consideration. The Authority will not be required to accept for exchange the Existing Notes or transfer the Exchange Consideration and/or Consent Consideration pursuant to the Offer and Consent Solicitation if it does not receive the Requisite Consents. See "Conditions to the Offer and Consent Solicitation."

The Authority's Position Concerning the Offer and Consent Solicitation

        We are not making any recommendation as to whether to tender or refrain from tendering Existing Notes or furnish the requested Consent or withhold such Consent with respect to Existing Notes. You must decide whether to tender and furnish Consents, and if tendering, the amount of

Existing Notes to tender. You are urged to review carefully all of the information contained or incorporated by reference in the Offer Documents before making a decision as to whether to tender Existing Notes or provide your Consent to the Proposed Amendments and Waiver.

Exchanges by the Authority after Completion of the Offering

        By the terms of the New Indenture, the Authority will be restricted from acquiring Existing Notes except that after the Offer has been consummated, the Authority is permitted to exchange Existing Notes for New Series A Notes.

 GENERAL TERMS OF THIS OFFER AND CONSENT SOLICITATION

Exchange Offer

        Upon the terms and subject to the conditions set forth in the Offer Documents, we hereby offer to each Holder of Existing Notes outstanding as of the date of this Offering Circular to exchange each $1,000 principal amount of Existing Notes tendered, and not validly withdrawn, by such Holder prior to the Expiration Date for:

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  for Holders who tender $50,000 or more principal amount of Existing Notes a cash Principal Payment equal to the product of $1,000 and the amount obtained by dividing Total Available Cash by the total principal amount of Existing Notes accepted for exchange pursuant to the Offer from Holders who tender $50,000 or more principal amount of Existing Notes; and

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  $1,000 (minus the Principal Payment in the case of Holders who tender $50,000 or more principal amount of Existing Notes) in principal amount of, at the Holder's option, New Series A Notes or New Series B Notes (or any combination thereof); provided that the Authority may not issue in excess of $100 million aggregate principal amount of New Series B Notes.

        Total Available Cash equals $18.5 million minus the total Consent Consideration payable with respect to all Existing Notes for which Consents to the Proposed Amendments and Waiver have been validly delivered (and not validly revoked) pursuant to the Offer. The Principal Payment will be applied as a principal pay down on the Existing Notes.

Consent Solicitation

        In connection with the Offer, we are hereby also soliciting Consents from the Holders to (1) the Waiver of (A) existing defaults or events of default, including with respect to the payment of principal and interest, under the Existing Indenture and (B) the right to have the Authority file reports with the Commission under the Existing Registration Rights Agreement, (2) the termination of the Existing Collateral Agreement and (3) certain amendments described herein under "Proposed Amendments and Waiver" to the Existing Indenture and Existing Collateral Documents.

        The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Debt. See "Proposed Amendments and Waiver."

        Any Holder who tenders Existing Notes in the Offer is obligated to deliver a Consent, and any Holder who submits a Consent is obligated to tender such Holder's Existing Notes.

        Upon the terms and subject to the satisfaction or waiver of the conditions to the Offer and Consent Solicitation set forth in the Offer Documents, we hereby offer to pay each Holder of Existing Notes who validly delivers (and does not validly revoke) its Consent to the Proposed Amendments and Waiver on or prior to the Expiration Date the Consent Consideration, which shall be composed of:

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  a cash Consent Payment equal to the accrued and unpaid interest on the principal amount of Existing Notes in respect of which such Consent has been validly delivered (and not validly revoked) up to, but not including, November 1, 2011; and

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  if such Consent has been validly delivered (and not validly revoked) on or prior to the Consent Date, a cash Consent Premium equal to the interest on such Existing Notes computed at the rate of 9 3/4% per annum from, and including, November 1, 2011 to, but not including, the Acceptance Date.

        You must tender your Existing Notes by the Consent Date to be eligible to receive the Consent Premium.

        Any Holder who tenders Existing Notes in the Offer is obligated to deliver a Consent to the Proposed Amendments and Waiver, and any Holder who submits a Consent to such Proposed Amendments and Waiver is obligated to tender such Holder's Existing Notes. Holders must tender their Notes in order to deliver a Consent.

        Holders who validly tender (and do not validly withdraw) their Existing Notes pursuant to the Offer and validly deliver (and do not validly revoke) their Consent to the Proposed Amendments and Waiver on or prior to the Expiration Date will receive the Consent Consideration, but the Consent Consideration will only include the Consent Premium if such tender is made on or prior to the Consent Date.

        Tenders of Existing Notes pursuant to the Offer may be validly withdrawn and corresponding Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time on or prior to the Withdrawal Deadline by following the procedures described herein under the captions "Withdrawal of Tenders and Revocation of Consents." Tenders of Existing Notes also may be withdrawn if the Offer is terminated without any Existing Notes being exchanged thereunder.

        A valid withdrawal of tendered Existing Notes on or prior to the Withdrawal Deadline shall be deemed a valid revocation of the related Consent. A Holder may not validly revoke a Consent unless such Holder validly withdraws the previously tendered Existing Notes to which such Consent relates.

        Any Existing Notes validly tendered on or prior to the Withdrawal Deadline that are not validly withdrawn on or prior to the Withdrawal Deadline may not be withdrawn thereafter, unless this Offer is terminated without any Existing Notes being exchanged or as required by applicable law. See "Withdrawal of Tenders and Revocation of Consents" below.

        The Authority may extend or otherwise amend the Consent Date or the Expiration Date or waive conditions to the Offer and Consent Solicitation without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of the Holders, except as required by law.

        A Holder who validly withdraws previously tendered Existing Notes prior to the Consent Date and does not validly re-tender Existing Notes prior to the Expiration Date will not receive the Exchange Consideration or the Consent Consideration. A Holder who validly withdraws previously tendered Existing Notes and validly re-tenders such Existing Notes prior to the Expiration Date will receive the Exchange Consideration and the Consent Consideration, but the Consent Consideration will only include the Consent Premium if such re-tender is made prior to the Consent Date. A Letter of Transmittal and Consent delivered prior to the Consent Date purporting to tender and not consent to the Proposed Amendments and Waiver will not be valid.

Termination, Extension or Amendment

        The Authority expressly reserves the right, subject to its obligations under the Forbearance Agreements and applicable law, to:

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  terminate the Offer and Consent Solicitation and not accept for exchange any Existing Notes; provided, however, that the Authority shall not terminate the Offer and Consent Solicitation without first obtaining the written consent of the Required Holders;

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  waive on or prior to the Expiration Date any and all of the conditions of the Offer and Consent Solicitation and accept for exchange any Existing Notes tendered pursuant to this Offer; provided, however, that the Authority shall not waive any Required Condition without first obtaining the written consent of the Required Holders;

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  amend or extend the Consent Date or the Expiration Date; provided, however, that the Consent Date may not be extended, and the Expiration Date may not be extended beyond December 31, 2011, without first obtaining the written consent of the Required Holders; and

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  subject to the foregoing, amend the other terms of the Offer or Consent Solicitation. See "Conditions of the Tender Offer and Consent Solicitation."

        During any extension of the Offer, all Existing Notes previously tendered and not accepted for exchange will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for exchange by us. During any extension of the Consent Solicitation, all Consents to the Proposed Amendments and Waiver validly delivered to the Exchange Agent will remain effective unless validly revoked prior to the Consent Date.

        Any waiver, amendment or modification of the Offer or the Consent Solicitation will apply to all Existing Notes tendered pursuant to the Offer. If we make a change we determine to be material in any terms of the Offer or waive a condition of the Offer we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Information Agent and will disseminate additional Offer documents and extend the Offer and withdrawal rights as we determine necessary and to the extent required by law.

        If the Consent Solicitation is amended prior to the Consent Date in a manner determined by us to constitute a material change to Holders, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Information Agent, disseminate additional Consent Solicitation materials and, if necessary, extend the Consent Solicitation for a period that we deem to be adequate to permit Holders to deliver or revoke their Consents.

        In addition, we may terminate the Offer and Consent Solicitation if any condition is not satisfied on or after the Expiration Date. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

        Subject to the applicable regulations of the Commission, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to this Offer and Consent Solicitation shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Information Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. There can be no assurance that we will not exercise our right to terminate or amend this Offer, or that we will extend it.

        During any extension and irrespective of any amendment to this Offer, all Existing Notes previously tendered and not accepted for exchange or withdrawn will remain subject to this Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending this Offer in accordance with applicable law.

Announcements

        Any extension, termination or amendment of this Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. We will also announce when we have received the Requisite Consents. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Beneficial Owners

        If you are a beneficial owner of Existing Notes, but are not a Holder, and you seek to tender Existing Notes and deliver Consents to the Proposed Amendments and Waiver, you must:

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  contact the Holder of the Existing Notes and instruct the Holder to tender and consent on your behalf;

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  obtain and include with the accompanying Letter of Transmittal and Consent, Existing Notes properly endorsed for transfer by the Holder or accompanied by a properly completed bond power from the Holder, together with a properly completed irrevocable proxy that authorizes you to consent to the Proposed Amendments and Waiver on behalf of the Holder, with signatures on the endorsement or bond power guaranteed by a Medallion Signature Guarantor (as hereinafter defined); or

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  effect a record transfer of the Existing Notes from the Holder to you and comply with the requirements applicable to Holders for tendering Existing Notes and delivering Consents prior to the Expiration Date.

        Neither we nor the Depositary have any obligation to effect the transfer of any Existing Notes from the name of the Holder if we do not accept for exchange any of the principal amount of those Existing Notes.

 ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE

Acceptance of Existing Notes for Exchange

        Upon the terms and subject to the conditions of the Offer set forth in the Offer Documents, including, without limitation, the New Indentures Condition, promptly after the Expiration Date, we will accept for exchange all Existing Notes validly tendered (and not validly withdrawn) on or prior to the Expiration Date (or defectively tendered, if such defect has been waived by us) pursuant to the Offer.

        When tendering, you will have the option to specify if you wish to receive in exchange for your Existing Notes New Series A Notes or New Series B Notes or a combination of both and in what proportion, provided that the Authority will not issue in excess of $100 million in aggregate principal amount of New Series B Notes. The total principal amount of New Series A Notes and New Series B Notes elected must equal the amount of Existing Notes being tendered for exchange. Failure to make an election will, assuming an otherwise valid tender, be deemed an election to receive New Series B Notes unless they are fully subscribed for by Holders who have expressly elected to receive New Series B Notes, in which case you will receive New Series A Notes. If, when including all tenders by Holders who have failed to make an election, our offer to exchange Existing Notes for New Series B Notes is over-subscribed, we will allocate New Series B Notes first to Holders who have requested New Series B Notes and then allocate the remainder among Holders who have failed to make an election as necessary to ensure an equitable allocation of New Series B Notes among all such Holders and issue New Series A Notes for the balance.

        We will pay the Exchange Consideration and the Consent Consideration for the Existing Notes accepted for exchange pursuant to the Offer and corresponding consents to the Proposed Amendments and Waiver to tendering Holders promptly after the Expiration Date. If you tender $50,000 or more in principal amount of Existing Notes, and your Existing Notes are accepted for exchange, you will be eligible to receive the Principal Payment owed to you in cash, and to the extent the balance of the Exchange Consideration owed to you in the form of New Notes would result in an odd lot (a denomination of less than $1,000), you will receive cash in lieu of such odd lot. If you tender less than $50,000 in principal amount of Existing Notes, and your Existing Notes are accepted for exchange, you will not receive the Principal Payment in cash, but will receive the Exchange Consideration exclusively in the form of New Notes. Holders who validly tender (and do not validly withdraw) their Existing Notes after the Consent Date and on or prior to the Expiration Date pursuant to the Offer will not receive the Consent Premium. See "General Terms of this Offer and Consent Solicitation."

        We expressly reserve the right to delay acceptance for exchange of, or exchange of, Existing Notes validly tendered (and not validly withdrawn) under this Offer, the delivery of the Exchange Consideration and Consent Consideration for Existing Notes accepted for exchange (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration or return the Existing Notes deposited pursuant to this Offer promptly after termination or withdrawal of this Offer), or to terminate this Offer and not accept for exchange any Existing Notes not previously accepted for exchange, (1) if any of the conditions to this Offer and Consent Solicitation shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law. Any waiver, extension or amendment may be made by press release or another means of announcement that we deem appropriate. If we extend the Offer, we will announce such extension no later than 9:00 a.m. Eastern time on the next business day following the Expiration Date.

        In the event that the Exchange Date does not occur and the Offer and Consent Solicitation is terminated, withdrawn or otherwise not consummated, neither the Exchange Consideration nor the Consent Consideration will be paid or become payable to Holders who have validly tendered (and not validly withdrawn) their Existing Notes and validly delivered (and not validly revoked) their corresponding Consents in connection with the Offer and Consent Solicitation. In any such event, the

Existing Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

        In all cases, the Exchange Consideration and Consent Consideration for Existing Notes exchanged and corresponding Consents delivered pursuant to this Offer and Consent Solicitation will be paid only after timely receipt by the Depositary of (1) certificates representing the Existing Notes, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Existing Notes into the Depositary's account at DTC, (2) the properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof) or an Agent's Message (as defined in "Procedures for tendering Existing Notes and delivering Consents—Tender of Existing Notes Through ATOP" below) in lieu thereof, and (3) any other documents required by the Letter of Transmittal and Consent. This Offer is scheduled to expire at 12:00 Midnight, New York City time, on December 19, 2011, unless extended by us at our sole discretion.

        For purposes of this Offer, we will have accepted for exchange validly tendered (and not validly withdrawn) Existing Notes, if, as and when we give oral or written notice to the Depositary of our acceptance of the Existing Notes for exchange pursuant to this Offer. In all cases, exchange of Existing Notes pursuant to this Offer will be made by deposit of the Principal Payment and the Consent Consideration in immediately available funds with the Depositary or an account specified by the Depositary, which will act as your agent for the purpose of receiving payments and New Notes from us, and transmitting payments and delivering New Notes to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Existing Notes tendered pursuant to this Offer is delayed (whether before or after our acceptance for exchange of, or exchange of, the Existing Notes) or we extend this Offer or are unable to accept for exchange the Existing Notes tendered pursuant to this Offer, then, without prejudice to our rights set forth herein, we may instruct the Depositary to retain tendered Existing Notes and those Existing Notes may not be withdrawn, subject to the limited circumstances described in "Withdrawal of Tenders and Revocation of Consents" below.

        Tender of Existing Notes and delivery of Consents pursuant to the Offer and Consent Solicitation will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof; provided that any Holder may tender all Existing Notes held by such Holder, even if the aggregate principal amount of those Existing Notes is not an integral multiple of $1,000.

        We will pay or cause to be paid all transfer taxes with respect to the exchange of any Existing Notes unless the box titled "Special Issuance/Delivery Instructions" or the box titled "Special Payment/Delivery Instructions" on the Letter of Transmittal and Consent has been completed, as described in the Instructions thereto.

        Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to you with respect to exchanged Existing Notes or otherwise.

        We will pay all fees and expenses of the Depositary and the Information Agent in connection with this Offer and Consent Solicitation.

 SOLICITATION OF CONSENTS

        In connection with the Offer, we are hereby also soliciting Consents from the Holders to (1) the waiver of (A) existing defaults or events of default, including with respect to the payment of principal and interest, under the Existing Indenture and (B) the right to have the Authority file reports with the Commission under the Existing Registration Rights Agreement, (2) the termination of the Existing Collateral Agreement and (3) certain amendments described herein under "Proposed Amendments and Waiver" to the Existing Indenture and Existing Collateral Documents.

        The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Debt. See "Proposed Amendments and Waiver."

        Any Holder who tenders Existing Notes in the Offer is obligated to deliver a Consent, and any Holder who submits a Consent is obligated to tender such Holder's Existing Notes.

        Upon the terms and subject to the satisfaction or waiver of the conditions to the Offer and Consent Solicitation set forth in the Offer Documents, we hereby offer to pay each Holder of Existing Notes who validly delivers (and does not validly revoke) its Consent to the Proposed Amendments and Waiver on or prior to the Expiration Date the Consent Consideration, which shall be composed of the cash Consent Payment and, if such Consent has been validly delivered (and not validly revoked) on or prior to the Consent Date, the cash Consent Premium. You must tender your Existing Notes by the Consent Date to be eligible to receive the Consent Premium.

        The Proposed Amendments and Waiver require the consent of the Holders of 66 2/3% in aggregate principal amount of the outstanding Existing Notes. The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets to the liens of the holders of New Notes and any Additional Parity Lien Debt. The Waiver waives existing defaults and events of default under the Existing Indenture, including with respect to the payment of principal and interest on the Existing Notes held by each Holder that delivers a Consent, and the right of Holders to have the Authority file reports with the Commission. The Proposed Amendments and Waiver constitute a single proposal. Accordingly, a Consent purporting to consent to only some of the Proposed Amendments or only to the Waiver will not be valid, and the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendments and to the Waiver. Under the terms of the Existing Notes Forbearance Agreement, holders in the aggregate representing in excess of 60% of the aggregate principal amount of our Existing Notes have agreed to vote in favor of the Proposed Amendments and to tender their Existing Notes into the Offer.

        If the Requisite Consents are obtained and the other conditions to this Offer and Consent Solicitation are satisfied or waived, the Authority and the Tribe intend to execute, and the Authority intends to request that the Existing Notes Trustee execute, the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents containing the Proposed Amendments on or immediately following the date when such Requisite Consents are received, which may occur before the Consent Date.

        We intend to cause the Depositary to certify and deliver the Requisite Consents to the Existing Notes Trustee promptly after they have been obtained. We anticipate that the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents will be executed as soon as practicable thereafter. The Supplemental Existing Indenture and the Supplemental Existing Collateral Documents will become effective upon execution thereof. The Proposed Amendments and Waiver will become operative when we pay the Consent Consideration on the Exchange Date. Until the Proposed

Amendments and Waiver become operative, the Existing Indenture and the Existing Collateral Documents will remain in effect in their present form. Existing Notes that are not tendered and accepted for exchange pursuant to the Offer will remain obligations of the Authority, but, if the Requisite Consents are received and the Proposed Amendments and Waiver become operative, such Existing Notes will be subject to the terms of the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents and the rights of the holders of New Notes and of Subordinated Notes.

        You may not revoke a Consent on or after the Withdrawal Deadline, subject to the limited circumstances described in "Withdrawal of Tenders and Revocation of Consents" below.

        Only Holders of the Existing Notes are entitled to deliver Consents. Pursuant to the Existing Indenture, the transfer of Existing Notes on the register for the Existing Notes will not have the effect of revoking any Consent previously given by the Holder of those Existing Notes and that Consent will remain valid unless revoked by the person in whose name such Existing Notes are then on the register for the Existing Notes. Revocation will be effective only if the Depositary receives the notice of revocation along with the Existing Notes to which such Consent relates in accordance with the procedures set forth below under "Withdrawal of Tenders and Revocation of Consents" prior to the Withdrawal Deadline.

 PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS

General

        In order to participate in the Offer or the Consent Solicitation, you must validly tender your Existing Notes to the Depositary as described below. It is your responsibility to validly tender your Existing Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

        If you have any questions or need help in tendering your Existing Notes, please contact the Information Agent whose address and telephone numbers are listed on the back cover page of this Offering Circular.

Valid Tender

        Except as set forth below with respect to ATOP (as hereinafter defined) procedures, for a Holder to validly tender Existing Notes pursuant to this Offer, a properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal and Consent, or an Agent's Message in lieu thereof, must be received by the Depositary at the address or facsimile number set forth on the back cover of this Offering Circular prior to the Expiration Date, and either (1) certificates representing the Existing Notes must be received by the Depositary at such address, or (2) the Existing Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

        In all cases, the exchange of Existing Notes tendered and accepted for exchange pursuant to this Offer will be made only after timely receipt by the Depositary of:

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  certificates representing such Existing Notes or a Book-Entry Confirmation with respect to such Existing Notes;

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  the Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, or an Agent's Message in lieu thereof; and

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  any required signature guarantees and other documents required by the Letter of Transmittal and Consent.

Valid Consent

        The tender of Existing Notes pursuant to the Offer and in accordance with the procedures described in the Offer Documents, to the extent such Existing Notes have been tendered and not withdrawn prior to the Withdrawal Deadline, will be deemed to constitute delivery of a Consent to the Proposed Amendments and Waiver with respect to the Existing Notes tendered. Holders who tender their Existing Notes pursuant to the Offer are obligated to deliver their Consents to such Proposed Amendments and Waiver and to the execution and delivery of the Supplemental Existing Indenture and Supplemental Existing Collateral Documents. Holders may not deliver Consents without tendering their Existing Notes pursuant to the Offer.

Tender of Existing Notes Held in Physical Form

        To validly tender Existing Notes held in physical form pursuant to the Offer, a Holder should complete and sign the Letter of Transmittal and Consent (or a facsimile copy thereof) in accordance with the Instructions to the Letter of Transmittal and Consent, have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal and Consent and deliver the Letter of Transmittal and Consent, together with certificates representing such Existing Notes and any other documents required by the Instructions to the Letter of Transmittal and Consent, to the Depositary at its address set forth on the back page of this Offering Circular. The Consent and Letter of Transmittal and any certificates evidencing Existing Notes tendered pursuant to the Offer should be sent only to the Depositary, and not to us.

        The proper completion, execution and delivery of the Letter of Transmittal and Consent by a Holder (or authorized proxy holder) with respect to Existing Notes will constitute the delivery of a Consent by such Holder (or authorized proxy holder) to the Proposed Amendments and Waiver with respect to all of the Existing Notes tendered by such Holder (or authorized proxy holder).

        If Existing Notes are to be tendered by any person other than the person in whose name the Existing Notes are registered, the Existing Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the Holder or Holders appear on the Existing Notes, with the signature(s) on the Existing Notes or instruments of transfer guaranteed as provided below, and a Letter of Transmittal and Consent must be executed and delivered either by the Holder or Holders, or by the tendering person pursuant to a valid proxy signed by the Holder or Holders (such person, an "authorized proxy holder"), which signature must, in either case, be guaranteed as provided below, since only Holders or their proxies are entitled to deliver Consents to the Proposed Amendments and Waiver.

Tender of Existing Notes Held Through a Custodian.

        Any beneficial owner whose Existing Notes are registered in the name of a Custodian, such as a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing Notes (and thereby deliver a Consent) should contact such Holder promptly and instruct such Holder to tender Existing Notes (and thereby deliver a Consent) on such beneficial owner's behalf.

Book-Entry Transfer

        The Depositary has or will establish an account with respect to the Existing Notes at DTC for purposes of this Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Existing Notes may make book-entry delivery of Existing Notes by causing DTC to transfer the Existing Notes into the Depositary's account at DTC in accordance with DTC's procedure for transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Depositary's account at DTC, either an Agent's Message or a Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offering Circular prior to the Expiration Date.

Tender of Existing Notes Through ATOP

        In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Offer and their Consent to the Proposed Amendments and Waiver through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an Agent's Message (as hereinafter defined) to the Depositary for its acceptance.

        An "Agent's Message" is a message transmitted by DTC, received by the Depositary and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Offer Documents and agree to be bound by the terms of the Letter of Transmittal and Consent, and that we may enforce such agreement against you, and that you have agreed to consent to the Proposed Amendments and Waiver.

        If a Holder transmits its acceptance through ATOP, delivery of such tendered Existing Notes must be made to the Depositary (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such Holder delivers (either physically or by book-entry delivery) the Existing Notes being tendered to the Depositary, we may, at our option, treat such tender as defective for purposes of delivery of Consents, acceptance for exchange and the right to receive New Notes and cash. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Depositary. If you desire to tender your Existing Notes on the Expiration Date, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

        There are no guaranteed delivery procedures provided for by the Authority in conjunction with the Offer or under any of the Offer Documents or other Offer materials provided with therewith. Holders must timely tender their Existing Notes in accordance with the procedures set forth in the Offer Documents.

Effect of Letter of Transmittal and Consent

        Subject to and effective upon the acceptance for exchange of and exchange of Existing Notes tendered thereby, by executing and delivering a Letter of Transmittal and Consent, you (1) irrevocably sell, assign and transfer to or upon the order of us all right, title and interest in and to all the Existing Notes tendered thereby and (2) irrevocably appoint the Depositary as your true and lawful agent and attorney-in-fact (with full knowledge that the Depositary also acts as our agent with respect to the tendered Existing Notes, with full power coupled with an interest) to:

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  deliver certificates representing the Existing Notes, or transfer ownership of the Existing Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

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  present the Existing Notes for transfer on the relevant security register; and

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  receive all benefits or otherwise exercise all rights of beneficial ownership of the Existing Notes (except that the Depositary will have no rights to or control over, our funds, except as our agent, for the Exchange Consideration and Consent Consideration for any tendered Existing Notes that are exchanged by us), all in accordance with the terms of this Offer and Consent Solicitation.

        Execution and delivery of a Letter of Transmittal and Consent will be deemed to constitute a Consent to the Proposed Amendments and Waiver.

Signature Guarantees

        Signatures on all Letters of Transmittal and Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Existing Notes tendered thereby are tendered (i) by a Holder of Existing Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Existing Notes) who has not completed either the box entitled "Special Delivery Instructions" or "Special Payment or Issuance Instructions" on the Letter of Transmittal and Consent or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). If the Existing Notes are registered in the name of a person other than the signer of the Letter of Transmittal and Consent or if Existing Notes not accepted for exchange or not tendered are to be returned to a person other than the Holder, then the signatures on the Letters of Transmittal and

Consent accompanying the tendered Existing Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Existing Notes and deliveries of Consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal and revocation) of all documents will be determined by us in our sole discretion, which determination will be final and binding (subject, with respect to a Consent and revocation, to any power vested in the Existing Notes Trustee). We reserve the absolute right to reject any or all tenders of any Existing Notes or deliveries of Consents determined by us not to be in proper form, or if the acceptance of or exchange of such Existing Notes or Consents may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to this Offer and Consent Solicitation that we are legally permitted to waive, subject to the terms of the Forbearance Agreements and as otherwise described herein.

        Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or revocation of a Consent will be determined by us in our sole discretion, which determination shall be final and binding. Neither we, the Depositary, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Existing Notes, or any delivery or revocation of Consents, or will incur any liability for failure to give any such notification.

        Please send all materials to the Depositary and not to us or the Information Agent.

 WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

        Tenders of Existing Notes pursuant to the Offer may be validly withdrawn and corresponding Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time on or prior to the Withdrawal Deadline by following the procedures described below.

        Tenders of Existing Notes also may be withdrawn if the Offer is terminated without any Existing Notes being exchanged thereunder. If such a termination occurs, the Existing Notes will be returned to the tendering Holder as promptly as practicable.

        A valid withdrawal of tendered Existing Notes on or prior to the Withdrawal Deadline shall be deemed a valid revocation of the related Consent. A Holder may not validly revoke a Consent unless such Holder validly withdraws the previously tendered Existing Notes to which such Consent relates.

        Any Existing Notes validly tendered on or prior to the Withdrawal Deadline that are not validly withdrawn on or prior to the Withdrawal Deadline may not be withdrawn thereafter, unless this Offer is terminated without any Existing Notes being exchanged or as required by applicable law.

        The Authority may extend or otherwise amend the Consent Date or the Expiration Date or waive conditions to the Offer and Consent Solicitation without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of the Holders, except as required by law.

        A Holder who validly withdraws previously tendered Existing Notes prior to the Consent Date and does not validly re-tender Existing Notes prior to the Expiration Date will not receive the Exchange Consideration or the Consent Consideration. A Holder who validly withdraws previously tendered Existing Notes and validly re-tenders such Existing Notes prior to the Expiration Date will receive the Exchange Consideration and the Consent Consideration, but the Consent Consideration will only include the Consent Premium if such re-tender is made prior to the Consent Date. A Letter of Transmittal and Consent delivered prior to the Consent Date purporting to tender and not consent to the Proposed Amendments and Waiver will not be valid.

        Subject to applicable regulations of the Commission, if, for any reason whatsoever, acceptance for exchange of or exchange of any Existing Notes tendered pursuant to this Offer is delayed (whether before or after our acceptance for exchange of Existing Notes) or we extend this Offer or are unable to accept for exchange or exchange the Existing Notes tendered pursuant to this Offer, we may instruct the Depositary to retain tendered Existing Notes, and those Existing Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

        If you have tendered Existing Notes and delivered a Consent to the Proposed Amendments and Waiver, you may withdraw those Existing Notes and concurrently revoke those Consents prior to the Withdrawal Deadline by delivering a written notice of withdrawal or revocation subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal of a tender or notice of revocation of a Consent to the Proposed Amendments and Waiver or a properly transmitted "Request Message" through DTC's ATOP system must:

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  be received by the Depositary at one of the addresses specified on the back cover of this Offering Circular prior to the Consent Date;

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  specify the name of the Holder of the Existing Notes to be withdrawn or to which the notice of revocation relates;

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  contain the description of the Existing Notes to be withdrawn or to which the notice of revocation relates, the certificate numbers shown on the particular certificates representing such Existing Notes (or, in the case of Existing Notes tendered by book-entry transfer, the number of the account at DTC from which the Existing Notes were tendered and the name and number of the account at DTC to be credited with the Existing Notes withdrawn) and the aggregate principal amount represented by such Existing Notes; and

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  be signed by the Holder of the Existing Notes in the same manner as the original signature on the Letter of Transmittal and Consent or be accompanied by documents of transfer sufficient to have the Existing Notes Trustee register the transfer of the Existing Notes into the name of the person withdrawing the Existing Notes or revoking a Consent.

        If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Existing Notes or a revocation of a Consent can only be accomplished in accordance with the foregoing procedures.

        A valid withdrawal of Existing Notes prior to the Withdrawal Deadline (without a concurrent valid revocation of a Consent) will render the applicable Consent to the Proposed Amendments and Waiver defective, and a valid revocation of a Consent prior to the Consent Date (without a concurrent valid withdrawal of Existing Notes) will render the tender of Existing Notes defective. If such a withdrawal or revocation occurs, we will have the right, which may be waived, to reject the defective tender of Existing Notes or such defective Consent, as the case may be, as invalid and ineffective. If we waive our rights to reject a defective tender of Existing Notes or a defective Consent, subject to the other terms and conditions set forth in the Offer Documents, you will be entitled to the Exchange Consideration and the Consent Consideration.

        Prior to the delivery by the Depositary of Consents to the Existing Notes Trustee, we intend to consult with the Depositary to determine whether the Depositary has received any revocations of Consents, whether such revocations are valid and whether we have received the Requisite Consents to execute the Supplemental Existing Indenture. We reserve the right to contest the validity of any revocations. A purported notice of revocation that is not received by the Depositary in a timely fashion will not be effective to revoke a Consent previously given. Any Existing Notes that have been tendered but are not exchanged will be returned to you without cost to you as soon as practicable following the Offer Expiration Date.

        If you withdraw Existing Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Existing Notes, but you will only be eligible to receive the Consent Premium if you re-tender Existing Notes and deliver corresponding Consents prior the Consent Date.

        If the Authority amends or modifies the terms of the Offer or the Consent Solicitation or the information concerning the Offer or the Consent Solicitation in a manner determined by the Authority to constitute a material change to the Holders, the Authority will disseminate additional Offer and Consent Solicitation materials and extend the period of such Offer or, if applicable, the Consent Solicitation, including any withdrawal or revocation rights, to the extent required by law and as the Authority determines necessary. An extension of the Consent Date or Expiration Date will not affect a Holder's withdrawal or revocation rights, unless otherwise provided or as required by applicable law.

CONDITIONS TO THE OFFER AND CONSENT SOLICITATION

        Notwithstanding any other provision of the Offer or the Consent Solicitation, the Authority's obligations to (i) accept for exchange, and to deliver the Exchange Consideration for, any Existing Notes validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) pay the Consent Consideration for corresponding Consents validly delivered (and not validly revoked) to the Proposed Amendments and Waiver pursuant to the Consent Solicitation are conditioned upon the following having been satisfied, or waived by the Authority, subject to, for the Required Conditions (as hereinafter defined), the written consent of the Required Holders, on or prior to the Expiration Date:

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  the receipt by the Authority of valid tenders of 66 2/3% in aggregate principal amount of the outstanding Existing Notes on or prior to the Consent Date, which is referred herein as the Minimum Tender Condition;

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  the execution of the Supplemental Existing Indenture and Supplemental Existing Collateral Documents following receipt of the Requisite Consents, which is referred herein as the Supplemental Existing Indenture Condition;

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  the due qualification of each of the indenture New Indenture and the Existing Indenture, as amended by the Supplemental Existing Indenture under the provisions of the Trust Indenture Act of 1939, as amended, and the regulations promulgated thereunder, which is referred herein as the Indentures Qualification Condition;

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  the receipt by the Authority of a declination letter relating to the New Indenture and the Subordinated Notes Indenture from the Office of the General Counsel of the NIGC, which is referred herein as the NIGC Condition;

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  the execution of the New Indenture and the New Collateral Documents and the Subordinated Notes Indenture by all parties thereto, which is referred herein as the New Indentures Condition;

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  the consummation by Merrill of the purchase of the Subordinated Notes, which is referred herein as the Subordinated Notes Condition; and

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  the General Conditions set forth in the following paragraphs.

        For purposes of the foregoing provision, all of the General Conditions shall be deemed to be satisfied on the Expiration Date, unless any of the events or circumstances described in the following General Conditions shall occur on or after the date of this Offering Circular and on or prior to the Expiration Date:

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  There shall not have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, tribal, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer or the Consent Solicitation, that is, or is reasonably likely to be, in the reasonable judgment of the Authority, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Authority or its affiliates or which would or might, in the reasonable judgment of the Authority, prohibit, prevent, restrict or delay consummation of the Offer or the Consent Solicitation;

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  No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, threatened, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, tribal, regulatory or administrative agency or instrumentality (collectively, a "Legal Event") that, in the reasonable judgment of the Authority, would or might prohibit, prevent, restrict or delay consummation of the Offer or the Consent Solicitation;

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  There shall not have occurred or be likely to occur any Legal Event which in the reasonable judgment of the Authority is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Authority or its affiliates; or

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  The Existing Notes Trustee under the Existing Indenture shall not have objected in any respect to or taken any action that could, in the reasonable judgment of the Authority, adversely affect the consummation of the Offer or the Consent Solicitation or the Authority's ability to effect any of the Proposed Amendments or shall not have taken any action that challenges the validity or effectiveness of the procedures used by the Authority in soliciting the Consents (including the form thereof) or in the making of the Offer or the Consent Solicitation or the acceptance of, or payment for, the Existing Notes or the Consents.

        Pursuant to the Forbearance Agreements, the Authority has agreed to use its reasonable efforts to satisfy the conditions to the Offer.

        The Authority expressly reserves the right, subject to its obligations under the Forbearance Agreements and applicable law, to:

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  terminate the Offer and Consent Solicitation and not accept for exchange any Existing Notes; provided, however, that the Authority shall not terminate the Offer and Consent Solicitation without first obtaining the written consent of the Required Holders;

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  waive on or prior to the Expiration Date any and all of the conditions of the Offer and Consent Solicitation and accept for exchange any Existing Notes tendered pursuant to this Offer; provided, however, that the Authority shall not waive any Required Condition without first obtaining the written consent of the Required Holders;

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  amend or extend the Consent Date or the Expiration Date; provided, however, that the Consent Date may not be extended, and the Expiration Date may not be extended beyond December 31, 2011, without first obtaining the written consent of the Required Holders; and

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  subject to the foregoing, amend the other terms of the Offer or Consent Solicitation with the consent of the Required Holders.

        The Authority will not be required to accept for exchange, or to exchange and pay for, Existing Notes tendered pursuant to the Offer and may terminate, extend or amend the Offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for exchange of, and exchange and payment for, Existing Notes so tendered if, on or prior to the Expiration Date, any of the foregoing conditions shall not have been satisfied. The Authority may additionally terminate this Offer and Consent Solicitation if any condition is not satisfied on or after the Expiration Date.

        Any waiver, extension or amendment may be made by press release or another means of announcement that we deem appropriate. If we extend the Offer, we will announce such extension no later than 9:00 a.m. Eastern time on the next business day following the Expiration Date.

        In the event that the Exchange Date does not occur and the Offer and Consent Solicitation is terminated, withdrawn or otherwise not consummated, neither the Exchange Consideration nor the Consent Consideration will be paid or become payable to Holders who have validly tendered (and not validly withdrawn) their Existing Notes and validly delivered (and not validly revoked) their corresponding Consents in connection with the Offer and Consent Solicitation. In any such event, the Existing Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

        The Authority has not made a decision as to what circumstances would lead it to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Authority concerning the events described in this section shall be final and binding upon all Holders.

        Although the Authority has no present plans or arrangements to do so, the Authority reserves the right to amend, at any time, the terms of the Offer or the Consent Solicitation. The Authority will give Holders notice of such amendments as may be required by applicable law.

 DESCRIPTION OF EXISTING NOTES

        The Existing Notes were issued on November 7, 2003, in an aggregate principal amount of $200 million, all of which remains outstanding as of the date of this Offering Circular. The Existing Notes matured on November 1, 2011. The Existing Notes are governed by the Existing Indenture and the Existing Collateral Documents. Copies of the Existing Indenture and the Existing Collateral Documents are on file with the Commission.

        For a description of certain of the provisions contained in the Existing Indenture and Existing Collateral Documents that will be deleted or modified by the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents, see "The Proposed Amendments and Waiver." On the Consent Date, non-consenting Holders will be bound by the Proposed Amendments and Waiver. See "Certain Considerations."

 PROPOSED AMENDMENTS AND WAIVER

        The following summarizes the Proposed Amendments and Waiver to the Existing Indenture and the Existing Collateral Documents for which Consents are being sought pursuant to the Consent Solicitation. Capitalized terms used in this summary but not defined elsewhere in this Offering Circular have the meanings given to them in the Existing Indenture, Supplemental Existing Indenture or Supplemental Existing Collateral Documents, as applicable. The summary of the provisions of the Existing Indenture and the Existing Collateral Documents affected by the Proposed Amendments set forth below and the summary of provisions of the Supplemental Existing Indenture and Supplemental Existing Collateral Documents effecting the Proposed Amendments are qualified in their entirety by reference to the full and complete terms of these agreements. Any inconsistencies between the summary below and the Supplemental Existing Indenture and Supplemental Existing Collateral Documents shall be governed by the Supplemental Existing Indenture and Supplemental Existing Collateral Documents, copies of which are attached hereto as Annex A, B and C, respectively. Copies of the Existing Indenture and Existing Collateral Documents are on file with the Commission as exhibits to the Authority's Form S-4 filed on May 5, 2004 and Form 10-K filed on March 30, 2011 and are available upon request from the Information Agent at the address and telephone number set forth on the back cover of this Offering Circular.

General

        In connection with the Offer, we are hereby also soliciting Consents from the Holders to the adoption of the Proposed Amendments described below to the Existing Indenture, the Existing Pledge Agreement and the Existing Control Agreement and to the termination of the Existing Collateral Agreement.

        The Proposed Amendments remove substantially all protective covenants and events of default from the Existing Indenture, other than those relating to the Authority's obligations to pay principal and interest due on the Existing Notes, and subordinate the liens on the Authority's assets securing the Existing Notes to the liens securing the New Notes and Additional Parity Lien Debt. Provisions that are eliminated include, among others, those pertaining to taxes, restricted payments, the incurrence of indebtedness and liens, asset sales, transactions with affiliates, legal existence, change of control, maintenance of insurance and gaming licenses, dispositions of all or substantially all assets, consolidations and mergers. Additionally, all defaults and events of default other than arising from a failure to comply with the covenants and agreements relating to the payment of principal and interest on the Existing Notes when due are eliminated.

        If adopted by the Requisite Consents, the Proposed Amendments and Waiver will have the effect of removing the basis for any existing default or event of default under the Existing Indenture and the Existing Collateral Documents, other than the Authority's failure to pay principal and interest when due. In addition, we are hereby also soliciting Consents from the Holders to the Waiver of any and all existing defaults or events of default under the Existing Indenture, including, but solely as against each consenting Holder, the failure by the Authority to pay principal and interest on the Existing Notes when due.

        The Proposed Amendments and Waiver constitute a single proposal. Accordingly, a Consent purporting to consent to only some of the Proposed Amendments or only to the Waiver will not be valid, and the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendments and to the Waiver.

        When tendering Existing Notes into the Offer, you will Consent, with respect to the principal amount of Existing Notes tendered, to (1) the Waiver of (A) existing defaults or events of default, including with respect to the payment of principal and interest, under the Existing Indenture and (B) the right to have the Authority file reports with the Commission under the Existing Registration Rights Agreement, which Waiver shall survive the delivery of the Existing Notes tendered herewith and remain valid for so long as the Existing Registration Rights Agreement shall remain in effect, (2) the termination of the Existing Collateral Agreement and (3) certain amendments described in the Offering Circular under "Proposed Amendments and Waiver" to the Existing Indenture and the Existing Collateral Documents, all as more full set forth in the Supplemental Existing Indenture, an agreement terminating the Existing Collateral Agreement and the Supplemental Existing Collateral Documents. You will further Consent, with respect to the principal amount of Existing Notes tendered, to the execution and delivery by the Authority, the Tribe, the Existing Notes Trustee and all other required parties thereto of the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents with respect to such Existing Notes (as required by Section 9.02 of the Existing Indenture) and to the Waiver.

        Pursuant to the terms of the Existing Indenture, the Proposed Amendments and Waiver require the written consent of Holders of not less than 66 2/3% in principal amount of the Existing Notes outstanding. As of the date of this Offering Circular, the aggregate principal amount of the Existing Notes outstanding is $200 million. Under the terms of the Existing Notes Forbearance Agreement, holders in the aggregate representing in excess of 60% of the aggregate principal amount of our Existing Notes have agreed to consent to the Proposed Amendments and to tender their Existing Notes into the Offer. If the Requisite Consents are obtained and the other conditions to the Offer and Consent Solicitation are satisfied or waived, the Authority and the Tribe intend to execute, and the Authority intends to request that the Existing Notes Trustee execute, the Supplemental Existing Indenture and Supplemental Existing Collateral Documents containing the Proposed Amendments and Waiver on or immediately following the date when such Requisite Consents are received, which may occur before the Consent Date. See "Conditions to the Offer and Consent Solicitation."

        The Supplemental Existing Indenture and the Supplemental Existing Collateral Documents will become effective thereto upon execution thereof. The Proposed Amendments and Waiver shall become operative when the Authority pays the Consent Consideration due with respect to Consents validly delivered and not validly revoked. Until the Proposed Amendments and Waiver become operative, the Existing Indenture and the Existing Collateral Documents will remain in effect in their present form.

        The tender of the Existing Notes by book-entry confirmation of delivery of such Existing Notes and timely receipt by the Exchange Agent of Agent's Message from DTC will constitute the consent of such tendering Holders to the Proposed Amendments and Waiver. A properly completed and signed Letter of Transmittal will constitute evidence of the undersigned's Consent to the Proposed Amendments and Waiver and to the execution and delivery of the Supplemental Existing Indenture and Supplemental Existing Collateral Documents.

        Existing Notes that are not tendered and accepted for exchange pursuant to the Offer will remain obligations of the Authority, but, if the Proposed Amendments and Waiver become operative, such Existing Notes will be subject to the Supplemental Existing Indenture and Supplemental Existing Collateral Documents and the rights of the holders of New Notes and of Subordinated Notes. The covenants and events of default as amended by the Proposed Amendments and Waiver will be substantially less restrictive and will afford less protection to holders of Existing Notes than those covenants and events of default currently set forth in the Existing Indenture. See "Certain Considerations—Risk Relating to the Existing Notes."

Proposed Amendments to the Existing Indenture

        The Proposed Amendments would eliminate the following covenants, events of default, security interests and references thereto in their entirety from the Existing Indenture. Whenever particular sections or defined terms of the Existing Indenture are referred to, such sections or defined terms are incorporated by reference herein.

Deletion of Covenants

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  Sections 3.09 Repurchase Offers.  This section currently sets forth the procedure that the Authority must follow when required pursuant to Section 4.09 of the Existing Indenture to offer to purchase the Existing Notes with the proceeds of certain Asset Sales.

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  Section 4.03 Reports.  This section currently requires the Authority to file certain annual, quarterly and other reports with the Commission and to provide such reports to the Existing Notes Trustee and the holders of the Existing Notes.

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  Section 4.04 Compliance Certificate.  This section currently requires the Authority to deliver to the Existing Notes Trustee an annual compliance certificate.

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  Section 4.05 Taxes.  This section currently requires the Authority to pay, prior to delinquency, any material taxes, assessments, and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the Existing Notes.

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  Section 4.06 Stay, Extension and Usury Laws.  This section currently restricts the ability of the Authority to take advantage of certain defenses to the payment of the Existing Notes, including stay, extension and usury laws.

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  Section 4.07 Restricted Payments.  This section currently restricts the ability of the Authority to make specified Restricted Payments, including, but not limited to, the declaration or payment of dividends, the purchase or redemption of Equity Interests, the purchase or redemption of subordinated Indebtedness, the making of any payment or distribution to or on behalf of the Tribe and the making of Investments other than Permitted Investments.

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  Section 4.08 Incurrence of Indebtedness and Issuance of Disqualified Stock.  This section currently restricts the ability of the Authority to incur Indebtedness and issue Disqualified Stock.

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  Section 4.09 Asset Sales.  This section currently restricts the ability of the Authority to consummate Asset Sales and requires the Authority to offer to purchase the Existing Notes with the proceeds of certain Asset Sales that are not reinvested as permitted by the covenant.

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  Section 4.10 Transactions with Affiliates.  This section currently restricts the ability of the Authority to engage in transactions with Affiliates of the Authority.

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  Section 4.11 Liens.  This section currently restricts the ability of the Authority to incur or permit to exist Liens on its Gaming Assets, other than Permitted Liens.

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  Section 4.12 Business Activities.  This section currently restricts the ability of the Authority to engage in any business other than a Gaming Business and to operate any Gaming Business in any other jurisdiction if the Holders of the Notes would be required to be licensed as a result thereof.

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  Section 4.13 Existence of the Authority.  This section currently requires the Authority to maintain its existence.

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  Section 4.14 Change of Control.  This section currently requires the Authority, upon a Change of Control, to repurchase, at the option of a holder, such holder's Existing Notes.

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  Section 4.15 Payments for Consents.  This section currently restricts the ability of the Authority to pay any consideration in exchange for any consent, waiver or amendment of the Existing Indenture or the Existing Notes, unless that consideration is offered and paid to all consenting holders.

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  Section 4.16 Maintenance of Insurance.  This section currently requires the Authority to maintain insurance as is customarily carried by similar businesses.

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  Section 4.17 Use of Proceeds; Collateral; Completion of the Expansion Project.  This section currently requires the Authority to use the proceeds from the sale of the Existing Notes as provided in the offering memorandum relating to the sale of the Existing Notes; and to maintain such proceeds in Collateral Accounts. In addition, this section currently requires the Authority to use its commercially reasonable efforts to cause the construction of the Expansion Project.

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  Section 4.18 Gaming Licenses.  This section currently requires the Authority to obtain and retain all Gaming Licenses necessary for the operation of the Project.

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  Section 4.20 Subsidiaries.  This section currently provides that the Authority shall not form, acquire or own any subsidiary.

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  Section 5.01 Liquidation or Dissolution.  This section currently provides that the Authority shall not dispose of all its assets or merge with any other person.

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  Section 10.01 Covenants of the Tribe.  This section currently restricts the ability of the Tribe to modify the ordinance governing the Authority other than to for certain limited purposes.

Lien Subordination

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  The following sections of the Existing Indenture are amended as follows:

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  Section 14.01 Collateral Documents.  This section is amended to provide that the liens securing the New Notes and any Additional Parity Lien Debt liens are senior in all respects to the liens securing the Existing Notes and that the liens securing the Existing Notes are junior and subordinate in all respects to those securing the New Notes and any Parity Lien Debt.

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  Section 14.02 No Contest.  This section is amended to provide that the Existing Notes Trustee and holders of Existing Notes are prohibited from contesting the liens securing the New Notes and any Parity Lien Debt or assert marshalling, appraisal, valuation or other similar rights available to junior secured creditors.

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  Section 14.03 No Enforcement Action.  This section is amended to provide that the Existing Notes Trustee and holders of Existing Notes are prohibited from realizing on the liens securing the Existing Notes or commencing any legal proceeding to facilitate the proscribed actions, until the indefeasible payment in full in cash of the New Notes and all Parity Lien Debt and that, upon the occurrence of an event of default under the New Indenture or any Parity Lien Documents, the Collateral Trustee may take any enforcement action with respect to the Common Collateral in such manner as it may determine in its sole discretion.

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  The following section of the Existing Indenture is deleted:

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  Section 14.04 Release of Collateral.  This section provides that when a Default or Event of Default has occurred and is continuing and the maturity of the Existing Notes has been accelerated, no release of Collateral pursuant to the provisions of the Collateral Documents is effective as against the holders of Existing Notes.

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  The following provision is added to the Existing Indenture:

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  Section 14.10 Third Party Beneficiaries.  This section provides that the New Indenture Trustee, the Collateral Trustee, the Subordinated Indenture Trustee, the holders of New Notes and any holders of Subordinated Notes are intended third party beneficiaries of Sections 14.01, 14.02, 14.03 and 14.10 entitled to enforce the provisions thereof as if they originally were parties to the Existing Indenture and that Section 14.10 may not be amended without the written consent of the New Indenture Trustee and the new Subordinated Indenture Trustee.

Elimination of Events of Default

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  Section 6.01 Events of Default is amended to eliminate the following Defaults and Events of Default:

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  Any failure by the Authority to comply with the provisions of Section 4.09 (Asset Sales), 4.15 (Change of Control) and 5.01 (Liquidation and Dissolution) of the Existing Indenture;

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  any default under any mortgage, indenture or instrument relating to Indebtedness for borrowed money of the Authority that exceeds $7.5 million individually or in the aggregate, if such default results from a failure to pay interest, principal or premium with respect to such Indebtedness or has resulted in the acceleration of such Indebtedness;

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  any failure by the Authority to pay any final judgment to the extent the amount of such judgment not covered by insurance or not adequately reserved in accordance with GAAP exceeds $7.5 million individually or in the aggregate, which judgment is not paid, discharged or stayed for a period of 60 days;

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  any failure by the Tribe to pay any final judgment to the extent such judgment provides for recourse against the Authority's assets and the amount of such judgment not covered by insurance or not adequately reserved in accordance with GAAP exceeds $7.5 million individually or in the aggregate, which judgment is not paid, discharged or stayed for a period of 60 days;

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  the failure of the TGA to provide a complete exclusion from the licensing requirements under Section 6.4.6 of the Compact for certain entities and Holders;

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  any failure by the Tribe to comply with any of its covenants under the Existing Indenture;

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  any cessation of any material portion of gaming operations for a period of more than 90 consecutive days;

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  the commencement by the Authority of a voluntary bankruptcy case, the consent by the Authority to the entry of an order for relief against it in an involuntary bankruptcy case or a general assignment by the Authority for the benefit of its creditors;

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  any order or decree entered by a court of competent jurisdiction under any Bankruptcy Law that remains unstayed and in effect for 60 consecutive days and that is for relief against the Authority in an involuntary case or orders the liquidation of the Authority;

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  any failure by the Tribe to be a sovereign Indian Tribe;

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  the cessation of any Collateral Document to be in full force or effect, or an assertion by the Authority of such cessation, or the cessation of enforceability or diminishment in priority of any security interest created, or purported to be created, by any of the Collateral Documents; and

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  any material representation or warranty made by the Authority in connection with any Collateral Document is proven to have been inaccurate in any material respect on or as of the date made or deemed made.

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  Section 6.03 Other Remedies is amended to provide that, if an Event of Default occurs, the right of the Existing Notes Trustee to pursue any available remedy to collect payment of principal, premium, if any, and interest due with respect to the Existing Notes or to enforce the performance of any provision of the Existing Notes or the Existing Indenture will be subject to Sections 14.01, 14.02 and 14.03 and the restrictions in Article 13 of the Existing indenture. See "—Lien Subordination" above.

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  Section 6.10 Priorities.  This section is amended to provide that, if, following an Event of Default, the Existing Notes Trustee collects any money that constitutes part of the Common Collateral, it is required to distribute such money to the Collateral Trustee in accordance with Section 3.4 of the Collateral Trust Agreement prior to making any payment to the holders of Existing Notes or the Authority and that, until the payment in full in cash of the Parity Lien Debt, the Common Collateral cannot be used to make any interest or principal payment on the Existing Notes.

Proposed Amendments to the Existing Collateral Documents

        The Proposed Amendments to the Existing Collateral Documents will subordinate the liens on the Authority's assets under the Supplemental Existing Indenture to the liens of the holders of New Notes and any Additional Parity Lien Debt, implement the provisions of the Supplemental Existing Indenture to give effect to the Proposed Amendments, and permit the Authority to perform its obligations under the New Indenture.

Other Amendments

        The Proposed Amendments also make certain changes of a technical or conforming nature. These changes include additions of definitions of terms that are used in the New Indenture, the New Collateral Documents, and the Amended Existing Collateral Documents, revisions necessary to reflect changes in applicable law, deletions of definitions that are used only in provisions deleted by the Proposed Amendments and revisions of cross-references to such provisions.

The Waiver

        The Proposed Amendments and Waiver will have the effect of removing the basis for any existing default or event of default under the Existing Indenture and the Existing Collateral Documents, other than the Authority's failure to pay principal and interest when due.

        We are hereby soliciting Consents from the Holders to the Waiver of any and all existing or past defaults or events of default and their consequences in respect of the Existing Notes under the Existing Indenture, including, but solely as against each consenting Holder, the failure by the Authority to pay principal and interest on the Existing Notes when due. We are also soliciting Consents from the Holders to the Waiver of their right to have the Authority file annual, quarterly and current reports with the Commission under Section 6(c)(xviii) of the Existing Registration Rights Agreement.

Consequences to Non-Consenting Holders

        If the Supplemental Existing Indenture and Supplemental Existing Collateral Documents are executed and the Proposed Amendments become operative, the Holders of Existing Notes that are not tendered pursuant to the Offer will be bound thereby although they have not consented to the Proposed Amendments and Waiver. See "Certain Considerations—Risk Relating to the Existing Notes."

 FINANCIAL ADVISORS, INFORMATION AGENT AND DEPOSITARY

        We have retained Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (collectively, the "Financial Advisors") to act as our financial advisors in connection with the Offer and Consent Solicitation. In such capacity, the Financial Advisors will provide certain services relating to the Offer and Consent Solicitation. We have agreed to pay the Financial Advisors customary fees and to reimburse them for reasonable expenses for their services. We will also indemnify the Financial Advisors against certain liabilities they may incur in connection with their services. We will not pay any fee or commission to the Financial Advisors for the solicitation of holders of the Existing Notes in connection with the Offer or Consent Solicitation.

        The Authority has retained D.F. King & Co., Inc. to act as information agent, exchange agent and depositary on connection with the Offer and Consent Solicitation. The Information Agent may contact Holders regarding the Offer and Consent Solicitation and may request Custodians to forward this Offering Circular and related materials to beneficial owners of Existing Notes. Requests for assistance in completing and delivering the Letter of Transmittal and Consent or for additional copies of the Offer Documents may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offering Circular. All deliveries and correspondence sent to the Depositary should be directed to the appropriate address set forth on the back cover of this Offering Circular.

        The Authority will pay D.F. King & Co., Inc. customary fees for its services and reimburse its reasonable out-of-pocket expenses in connection therewith. The Authority also has agreed to indemnify D.F. King & Co., Inc. for certain liabilities it may incur in its capacity as information agent, exchange agent and depositary.

        The Authority will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders of Notes and deliveries of accompanying Consents by their customers.

        None of the Authority, the Tribe, the Existing Notes Trustee, the Information Agent or the Depositary makes any recommendation as to whether or not Holders should tender all or any portion of their Existing Notes pursuant to the Offer and deliver Consents pursuant to the Consent Solicitation. Each Holder must make its own decision as to whether or not to deliver a Consent and to tender Existing Notes and, if so, the principal amount of Existing Notes to tender.

LEGAL MATTERS

        The validity of the New Notes and certain other legal matters will be passed upon for us by Holland & Knight LLP, New York, New York, who shall deliver a legal opinion as to enforceability and other customary matters to the New Indenture Trustee on or prior to the Exchange Date.

CERTAIN TAX CONSIDERATIONS

        The discussion below summarizes material U.S. federal income tax consequences of the implementation of the Offer and the Proposed Amendments to current Holders of Existing Notes.

        The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), the existing applicable federal income tax regulations promulgated or proposed under the Tax Code (the "Treasury Regulations"), judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties. We have not requested a ruling from the IRS or any other tax authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities. Thus, no assurances can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

        This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it address the U.S. federal income tax consequences of the transactions to future holders or to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, holders that are, or hold notes through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes. This discussion assumes that Existing Notes and New Notes are held as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Tax Code.

        As used herein, the term "U.S. Holder" means a beneficial owner of Existing Notes or New Notes that is for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        As used herein, a "Non-U.S. Holder" means a beneficial owner of Existing Notes or New Notes that is an individual, corporation, estate or trust and is not a U.S. Holder. Non-U.S. Holders are subject to special U.S. federal income tax provisions, some of which are discussed below.

        If a partnership holds Existing Notes or New Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Existing Notes or that will be holding New Notes, you should consult your own tax advisor.

        The following discussion of material U.S. federal income tax consequences is not a substitute for careful tax planning and advice from your own tax advisor based upon your individual circumstances.

Consequences to U.S. Holders

Exchange of Existing Notes for New Series A Notes

        Pursuant to the Offer, Holders may exchange their Existing Notes for New Series A Notes or New Series B Notes plus, where applicable, the cash Principal Payment. In addition, Holders that participate in the Offer on or prior to the Expiration Date will receive, in cash, the Consent Consideration, and all Holders that participate in the Offer will receive, in cash, the Exchange Consideration.

        Trading Status/Issue Price of the Existing Notes and the New Series A Notes:    The U.S. federal income tax consequences of the exchange offer will depend, in part, on whether the Existing Notes or the New Series A Notes are "publicly traded" within the meaning of the Tax Code and applicable Treasury Regulations. If either the Existing Notes or the New Series A Notes are publicly traded, the issue price of the New Series A Notes will equal the fair market value of the New Series A Notes (if the New Series A Notes are publicly traded) or the Existing Notes (if the New Series A Notes are not publicly traded and the Existing Notes are publicly traded), in each case on the date of the exchange. Debt instruments such as the Existing Notes and the New Series A Notes will be treated as "publicly traded" if they appear on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers, or traders or actual prices of recent sales transactions, or if other conditions are satisfied. Although not entirely clear, we believe that it is likely, and the remainder of this discussion assumes, that the Existing Notes are and the New Series A Notes will be "publicly traded" within the meaning of the Tax Code and the applicable Treasury Regulations, and therefore that the issue price of the New Series A Notes will be equal to their fair market value as determined by the trading price of the New Series A Notes immediately after the exchange. However, no assurance can be given as to whether the Existing Notes or the New Series A Notes are or will be "publicly traded."

        Taxable Exchange Treatment:    The exchange of Existing Notes for New Series A Notes would be a taxable exchange under which any gain or loss realized by a U.S. Holder would be recognized. The realized gain or loss to an exchanging U.S. Holder is the difference, if any, between (a) the issue price (i.e., fair market value) of the New Series A Notes, including the amount of the Consideration Payments (defined below) and, where applicable, the cash Principal Payment, and (b) the U.S. Holder's adjusted tax basis in the Existing Notes.

        Except as discussed below, gain or loss recognized by a U.S. Holder that holds the Existing Notes as capital assets generally will be treated as capital gain or loss which will be long-term capital gain or loss if the Holder held the Existing Notes for more than 12 months. If, however, a Holder purchased the Existing Notes at a market discount within the meaning of Tax Code Section 1278 (as described below in "Market Discount"), any gain recognized will be treated as ordinary income to the extent of the accrued market discount on the Existing Notes. Long-term capital gains of non-corporate U.S. Holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

        A U.S. Holder's tax basis in New Series A Notes received in the exchange will equal their issue price (i.e., fair market value). The holding period of the New Series A Notes will commence following the day of the date of exchange.

        Market Discount:    A U.S. Holder that purchased its Existing Notes from a prior holder at a "market discount" will be subject to the market discount rules of the Tax Code. In general, a debt instrument that is issued without original issue discount ("OID") is considered to have been acquired with "market discount" if its Holder's adjusted tax basis in the debt instrument is less than its stated principal amount by more than a de minimis amount. The de minimis amount is equal to 0.25% of the stated principal amount, multiplied by the number of remaining whole years to maturity.

        Under these rules, any gain recognized on the exchange of Existing Notes generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) during the U.S. Holder's period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued.

        Accrued Interest:    In general, to the extent that any consideration received pursuant to the Offer by a U.S. Holder of Existing Notes is received in satisfaction of accrued interest during the U.S. Holder's holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder's gross income). Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

        We believe that to the extent any consideration is received by a U.S. Holder of Existing Notes on account of accrued but unpaid interest, such consideration should be respected as payment of interest (taxable as ordinary income to the extent not previously so taxed) and not as payment of principal.

        You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

Exchange of Existing Notes for New Series B Notes

        The tax considerations for U.S. Holders who exchange Existing Notes for the New Series B Notes (which notes are tax-exempt), are generally similar to those described above under "Exchange of Existing Notes for New Series A Notes."

Proposed Amendments to the Existing Indenture

        The tax consequences to a U.S. Holder that retains Existing Notes after the Proposed Amendments have been implemented will depend, in part, upon whether the modifications to the restrictive covenants and events of default described under the heading "Proposed Amendments" are treated as significant modifications for U.S. federal income tax purposes. While not free from doubt, we believe that the Proposed Amendments likely constitute significant modifications for U.S. federal income tax purposes.

        Assuming that the modifications to the restrictive covenants and events of default are treated as significant modifications, then a U.S. Holder that retains Existing Notes would be deemed to have exchanged its retained Existing Notes for new Existing Notes with amended terms (hereinafter, the "Amended Notes").

        If, however, the Proposed Amendments were not treated as significant modifications, then no deemed exchange would occur and a U.S. Holder would not recognize any gain or loss with respect to any retained Existing Notes as a result of the Offer and the Consent Solicitation.

        Taxable Exchange Treatment:    Assuming the Proposed Amendments were significant modifications resulting in a deemed exchange of Existing Notes for Amended Notes, such deemed exchange would be a taxable exchange. If it were a taxable exchange, any gain or loss realized by a U.S. Holder would be recognized by such Holder (subject to potential application of the wash sale rules that would disallow losses). The realized gain or loss to a deemed-exchanging U.S. Holder is the difference, if any, between

(a) the issue price (i.e., fair market value, assuming either the Existing Notes or the Amended Notes are "publicly traded"), excluding any amount attributable to accrued and unpaid interest, and (b) the adjusted tax basis of the retained Existing Notes in the hands of the U.S. Holder.

        Except as discussed below, or, in the case of U.S. Holders who purchased their Existing Notes subsequent to their original issuance, except to the extent attributable to any accrued market discount not previously included in the Holder's gross income, gain or loss recognized by a U.S. Holder that holds the Existing Notes as capital assets generally will be treated as capital gain or loss. If the Existing Notes have been held by the U.S. Holder for more than one year as of the date of the deemed exchange, then the capital gain or loss will be long-term capital gain or loss. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

        If the deemed exchange of Existing Notes for Amended Notes is treated as a taxable exchange, then the tax basis of the Amended Notes deemed received in the hands of the U.S. Holder will be equal to the issue price of the Amended Notes deemed received in the exchange. The holding period of the Amended Notes will commence on the day after the deemed exchange date and it will not include the U.S. Holder's holding period of the Existing Notes deemed surrendered in the exchange.

        Tax Consequences of Owning the Amended Notes:    Depending on the particular circumstances of the U.S. Holders, if the modifications to the restrictive covenants and events of default are treated as significant modifications, the U.S. federal income tax consequences of owning the Amended Notes may be significantly different from the U.S. federal income tax consequences of owning the Existing Notes. In particular, the Authority expects that the fair market value of the Amended Notes could be less than their stated principal amount by more than a de minimis amount as set forth in the applicable Treasury Regulations. In such case, assuming that either the Existing Notes or the Amended Notes are "publicly traded," as described above in "Consequences to U.S. Holders—Exchange of Existing Notes for New Series A Notes—Trading Status/Issue Price of the Existing Notes and the New Series A Notes," the Amended Notes will be treated as being issued with OID. Except to the extent that a U.S. Holder has an acquisition premium in respect of the Amended Notes, such U.S. Holder will be required to include in income for each taxable year the daily portion of the OID that accrues on the Amended Notes for each day during the taxable year on which such U.S. Holder holds the Amended Notes.

        U.S. Holders that do not exchange all of their Existing Notes for New Notes should consult their own tax advisors regarding the tax consequences of the Offer and the Consent Solicitation, including the tax consequences of a deemed exchange of any retained Existing Notes for Amended Notes.

Consent Consideration and Exchange Consideration Payments

        The U.S. federal income tax treatment of the Consent Consideration and Exchange Consideration payments (collectively, the "Consideration Payments") is unclear. The receipt of the Consideration Payments by a U.S. Holder may be characterized, respectively, as either (a) additional consideration in the exchange or (b) separate consideration for consenting to the Proposed Amendments. Although the matter is not free from doubt, we believe that the Consideration Payments represent additional exchange offer consideration. In that case, as described above in "Exchange of Existing Notes for New Series A Notes—Taxable Exchange Treatment," the amount of the Consideration Payments would increase the amount of the gain recognized (or reduce the amount of the loss recognized) with respect to the exchange.

        If, however, the Consideration Payments were separate consideration for consenting to the Proposed Amendments, the amount of the Consideration Payments would be treated as ordinary income that must be included in the Holder's gross income when received or accrued in accordance with that Holder's method of tax accounting.

Ownership and Disposition of New Series A Notes

        Issue Price of the New Series A Notes:    The "issue price" of the New Series A Notes will depend on whether the Existing Notes or the New Series A Notes are "publicly traded" within the meaning of applicable Treasury Regulations. As discussed above in "Consequences to U.S. Holders—Exchange of Existing Notes for New Series A Notes—Trading Status/Issue Price of the Existing Notes and the New Series A Notes," while not clear, we believe it is likely, and this discussion assumes, that the Existing Notes are and the New Series A Notes will be publicly traded within the meaning of the applicable Treasury Regulations, and that the issue price of the New Series A Notes will be equal to their fair market value as determined by the trading price of the New Series A Notes immediately after the exchange or alternatively the trading price of the Existing Notes immediately before the exchange.

        Stated Interest and Original Issue Discount on the New Series A Notes:    Payments of stated interest on a New Series A Note generally will be included in gross income of a U.S. Holder as interest income at the time such interest is accrued or paid in accordance with the U.S. Holder's regular method of tax accounting, and will be taxable as ordinary income. Subject to a statutory de minimis exception, the Authority expects that the issue price of a New Series A Note could be less than its stated principal amount, in which case the New Series A Note would have OID for U.S. federal income tax purposes. In that case, each U.S. Holder must include in income for each taxable year the daily portion of the OID that accrues on the New Series A Note for each day during the taxable year on which such U.S. Holder holds the New Series A Note. Thus, assuming the New Series A Notes are issued with OID, a U.S. Holder of a New Series A Note will be required to include amounts in income in advance of the receipt of cash to which the OID is attributable, regardless of the U.S. Holder's method of tax accounting. Under the OID rules, a U.S. Holder will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase the U.S. Holder's tax basis in the New Series A Notes.

        Sale, Exchange, Redemption or Other Taxable Disposition of New Series A Notes:    A U.S. Holder generally would recognize gain or loss if the Holder disposes of a New Series A Note in a sale, exchange, redemption or other taxable disposition. The U.S. Holder's gain or loss would equal the difference between the proceeds received by the Holder (other than amounts attributable to accrued but unpaid interest) and the Holder's adjusted tax basis in the New Series A Note. A U.S. Holder's adjusted tax basis in a New Series A Note generally would equal the fair market value of the New Series A Note at the time it was received in the exchange (a) increased by any accrued OID the U.S. Holder has included in income and (b) decreased by the amount of any payments, other than stated interest payments, received with respect to such New Series A Note. The portion of any proceeds that is attributable to accrued interest would not be taken into account in computing the U.S. Holder's gain or loss. Instead, that portion would be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on the disposition of the New Series A Note generally would be capital gain or loss, and would be long-term capital gain or loss if the Holder's holding period in the New Series A Note exceeds one year, or short-term capital gain or loss if the holder's holding period in the New Series A Note is one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. Holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

        Repurchase Premium:    We consider the possibility of a payment of a premium upon a repurchase of the New Series A Notes under the New Indenture to be "remote" or "incidental" under applicable Treasury Regulations. We therefore do not view this possibility as affecting the amount and timing of interest income recognized on the New Series A Notes or the character of income recognized on the sale, exchange or redemption of the New Series A Notes. Our determination that such possibility is remote or incidental is binding on each U.S. Holder unless the Holder explicitly discloses that it is taking a different position in the manner required by applicable Treasury Regulations. Our determination, however, is not binding on the IRS. If the IRS were to take a contrary position, the amount and timing of interest income recognized on the New Series A Notes and the character of income recognized on the sale, exchange or redemption of the New Series A Notes could be different from that described herein.

Information Reporting and Backup Withholding

        Payments of interest (including accrued OID) and any other reportable payments, possibly including amounts received pursuant to the Offer and payments of proceeds from the sale, retirement or other disposition of the Existing Notes or the New Notes, may be subject to "backup withholding" (currently at a rate of 28%, which is currently scheduled to increase to 31% after 2012) if a recipient of those payments fails to furnish to the payor certain identifying information, and in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld should generally be allowed as a credit against that recipient's U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Reportable Transactions

        Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated including, among other types of transactions, certain transactions that result in the taxpayer's claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the Offer would be subject to these regulations and require disclosure on your tax return.

New Series B Notes

Issue Price of the New Series B Notes

        The "issue price" of the New Series B Notes will depend on whether the Existing Notes or the New Series B Notes are "publicly traded" within the meaning of applicable Treasury Regulations. As discussed above in "Consequences to U.S. Holders—Exchange of Existing Notes for New Series A Notes—Trading Status/Issue Price of the Existing Notes and the New Series A Notes," while not clear, we believe it is likely, and this discussion assumes, that the Existing Notes are and the New Series B Notes will be publicly traded within the meaning of the applicable Treasury Regulations, and that the issue price of the New Series B Notes will be equal to their fair market value as determined by the trading price of the New Series B Notes immediately after the exchange or alternatively the trading price of the Existing Notes immediately before the exchange.

Opinion of Bond Counsel

        In the opinion of Bond Counsel, under existing law, interest on the New Series B Notes, including any original issue discount, is excludable from gross income for federal income tax purposes. The Code and the Treasury regulations promulgated thereunder contain a number of requirements that must be satisfied subsequent to the issuance of the New Series B Notes in order for the interest thereon to be and remain excludable from gross income for federal income tax purposes. Examples include: the requirement that, unless an exception applies, the Issuer rebate certain excess earnings on proceeds and amounts treated as proceeds of the New Series B Notes to the United States Treasury; restrictions on the investment of such proceeds and other amounts; and restrictions on the ownership and use of any facilities financed with the proceeds of the New Series B Notes. The foregoing is not intended to be an exhaustive listing of the post-issuance tax compliance requirements of the Code, but is illustrative of the requirements that must be satisfied subsequent to the issuance of the New Series B Notes to maintain the exclusion of interest on the New Series B Notes from gross income for federal income tax purposes. Failure to comply with such requirements may cause the inclusion of interest on the New Series B Notes in the gross income of the holders thereof for federal income tax purposes, retroactive to the date of issuance of the New Series B Notes. The Issuer has covenanted to comply with each such requirement of the Code that must be satisfied subsequent to the issuance of the New Series B Notes in order that interest thereon be, or continue to be, excludable from gross income for federal income tax purposes. The opinion of Bond Counsel is subject to the condition that the Issuer complies with all such requirements. Bond Counsel has not been retained to monitor compliance with the described post-issuance tax requirements subsequent to the issuance of the New Series B Notes. Reference is made to the proposed form of the opinion of Bond Counsel as to the New Series B Notes attached hereto as "APPENDIX A—Form of Bond Counsel Opinion" for the complete text thereof.

        During recent years, legislative proposals have been introduced in Congress, and in some cases have been enacted, that have altered or could alter certain federal tax consequences of owning obligations similar to the New Series B Notes. In some cases, these proposals have contained provisions that were to be applied on a retroactive basis. It is likely proposed legislation will be introduced in the near term that, if enacted, could change the federal tax consequences of owning the New Series B Notes and, whether or not enacted, could adversely affect their market value.

Original Issue Discount

        The Authority expects that the issue price of the New Series B Notes could be less than its stated principal amount, in which case the New Series B Notes would have been issued original issue discount for U.S. federal income tax purposes. The original issue discount is the excess of the stated redemption price at maturity of such New Series B Note over the issue price of the New Series B Note. Under existing law, an appropriate portion of any original issue discount, depending in part on the period a New Series B Note is held by the purchaser thereof, will be treated for federal income tax purposes as interest which is excludable from gross income rather than as taxable gain.

        Under Section 1288 of the Code, original issue discount on tax-exempt bonds accrues on a compounded basis. The amount of original issue discount that accrues to a holder of a New Series B Note, who acquires the New Series B Note in this initial offering, during any accrual period generally equals (1) the issue price of such New Series B Note plus the amount of original issue discount accrued in all prior accrual periods, multiplied by (2) the yield to maturity of such New Series B Note (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less (3) any interest payable on such New Series B Note during such accrual period. The amount of original issue discount so accrued in a particular accrual period will be considered to be received ratably on each day of the accrual period, will be excluded from gross income for federal income tax purposes, and will increase the holder's tax basis in such New Series B Note. Proceeds received from the sale, exchange, redemption or payment of a New Series B Note in excess of the holder's adjusted basis (as increased by the amount of original issue discount which has accrued and has been treated as tax-exempt interest in the holder's hands), will be treated as a gain from the sale or exchange of such New Series B Note and not as interest.

        The federal income tax consequences from the purchase, ownership and redemption, sale or other disposition of New Series B Notes which are not purchased in the initial offering at the initial offering price may be determined according to rules which differ from those described above. Holders of New

Series B Notes should consult their own tax advisor with respect to the consequences of owning New Series B Notes, including the effect of such ownership under applicable state and local laws.

Alternative Minimum Tax

        An alternative minimum tax is imposed by the Code on both corporations (as defined for federal income tax purposes) and on taxpayers other than corporations. Interest on the New Series B Notes, including any original issue discount, will not be treated as an item of tax preference for purposes of the alternative minimum tax. Interest on the New Series B Notes, including any original issue discount, will therefore not be included in the alternative minimum taxable income of corporations or of taxpayers other than corporations. Interest on the New Series B Notes, including any original issue discount, received by a corporate holder of the New Series B Notes will, however, be included in such holder's adjusted current earnings. A corporation's alternative minimum taxable income will be increased by seventy-five percent (75%) of the corporation's adjusted current earnings not otherwise included in its alternative minimum taxable income. The rate of the alternative minimum tax imposed on corporations is twenty percent (20%).

Other Tax Consequences

        Prospective purchasers of the New Series B Notes should be aware that ownership of the New Series B Notes may result in collateral federal income tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, individual recipients of Social Security or Railroad Retirement benefits, certain S corporations with "excess net passive income," foreign corporations subject to the branch profits tax and taxpayers who may be deemed to have incurred or continued indebtedness to purchase or carry the New Series B Notes. Prospective purchasers of the New Series B Notes should also be aware that ownership of the New Series B Notes may result in adverse tax consequences under the laws of various states. Bond Counsel has not expressed an opinion regarding the collateral federal income tax consequences that may arise with respect to the New Series B Notes. Further, Bond Counsel has expressed no opinion regarding the state tax consequences that may arise with respect to the New Series B Notes. Prospective purchasers of the New Series B Notes should consult their tax advisors as to the collateral federal income tax and state tax consequences to them of owning the New Series B Notes.

Information Reporting and Backup Withholding

        Interest paid on tax-exempt bonds, such as the New Series B Notes, is subject to information reporting to the Internal Revenue Service in a manner similar to interest paid on taxable obligations. This reporting requirement does not affect the excludability of interest on the New Series B Notes from gross income for federal income tax purposes. However, in conjunction with that information reporting requirement, the Code subjects certain non-corporate holders of New Series B Notes, under certain circumstances, to "backup withholding" at (i) the fourth lowest rate of tax applicable under Section 1(c) of the Code (i.e., a rate applicable to unmarried individuals) for taxable years beginning on or before December 31, 2012; and (ii) the rate of 31% for taxable years beginning after December 31, 2012, with respect to payments on the New Series B Notes and proceeds from the sale of New Series B Notes. Any amounts so withheld would be refunded or allowed as a credit against the federal income tax of such holder of New Series B Notes. This withholding generally applies if the holder of New Series B Notes (i) fails to furnish the payor such holder's social security number or other taxpayer identification number ("TIN"), (ii) furnished the payor an incorrect TIN, (iii) fails to properly report interest, dividends, or other "reportable payments" as defined in the Code, or (iv) under certain circumstances, fails to provide the payor or such holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is correct and that such holder is not subject to backup withholding. Prospective purchasers of the New Series B Notes may also wish to consult with their tax advisors with respect to the need to furnish certain taxpayer information in order to avoid backup withholding and the procedures for obtaining exemptions.

Consequences to Non-U.S. Holders

Exchange of Existing Notes for New Series A Notes

        Consequences of Exchange:    Subject to the discussion below regarding "Accrued Interest," a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized in an exchange of Existing Notes pursuant to the Offer, unless (a) the Holder is an individual who was present in the United States for 183 days or more during the taxable year and certain conditions are met; or (b) such gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

        If the first exception applies in respect of gain on the taxable exchange, the Non-U.S. Holder generally would be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the Existing Notes.

        If the second exception applies, the Non-U.S. Holder generally would be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

        Accrued Interest:    Payments to a Non-U.S. Holder that are attributable to accrued interest generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, an IRS Form W-8BEN or a successor form) establishing that the Non-U.S. Holder is not a U.S. person, unless:

        (i)    the Non-U.S. Holder is a "controlled foreign corporation" that is a "related person" with respect to us (each, within the meaning of the Tax Code); or

        (ii)   such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly-executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder's effectively connected earnings and profits that are attributable to interest or OID at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

        A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued interest. For purposes of providing a properly-executed IRS Form W-8BEN, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

        Treaty Benefits:    To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly-executed IRS Form W-8BEN (or a successor form) prior to the payment.

        Foreign Government Exemption:    Foreign government related entities should furnish an IRS Form W-8EXP (or successor form) in order to establish an exemption from withholding under Section 892 of the Tax Code.

Exchange of Existing Notes for New Series B Notes

        The tax considerations for Non-U.S. Holders who exchange Existing Notes for the New Series B Notes (which notes are tax-exempt), are generally similar to those described above under "Consequences Non-U.S. Holders—Exchange of Existing Notes for New Series A Notes."

Proposed Amendments to the Existing Indenture

        As discussed above in "Consequences to U.S. Holders—Proposed Amendments to the Existing Indenture," while not free from doubt, we believe that the Proposed Amendments to the Existing Indenture likely constitute significant modifications for U.S. federal income tax purposes. Accordingly, a non-tendering Holder of Existing Notes should be deemed to have exchanged such retained Existing Notes for Amended Notes.

        Non-U.S. Holders that do not exchange all of their Existing Notes for New Notes should consult their own tax advisors regarding the tax consequences of the Offer and the Consent Solicitation, including the tax consequences of a deemed exchange of any retained Existing Notes for Amended Notes.

Consent Consideration and Exchange Consideration Payments

        As discussed above in "Consequences to U.S. Holders—Consent Consideration and Exchange Consideration Payments," while not free from doubt, we believe the Consideration Payments may be characterized as additional consideration in the exchange. As described above in "Exchange of Existing Notes for New Series A Notes—Consequences of Exchange," a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized in an exchange of Existing Notes pursuant to the Offer, unless (a) the Holder is an individual who was present in the United States for 183 days or more during the taxable year and certain conditions are met; or (b) such gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

Ownership and Disposition of the New Series A Notes

        The withholding tax considerations associated with payments of interest to Non-U.S. Holders on the New Notes are similar to those described above in "Consequences to Non-U.S. Holders—Exchange of Existing Notes for New Series A Notes—Accrued Interest."

        A Non-U.S. Holder generally would not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of New Notes, unless (a) such gain is effectively connected with the conduct of a U.S. trade or business, or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of such exchange and certain conditions are satisfied. These exceptions are described above in "Consequences to Non-U.S. Holders—Exchange of Existing Notes for New Series A Notes—Consequences of Exchange."

Information Reporting and Backup Withholding

        A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest (including accrued OID) and any other reportable payments, including amounts received pursuant to the Offer and payments of proceeds from the sale, retirement or other disposition of the New Notes, as long as (a) the payor or broker does not have actual knowledge or reason to know that the Holder is a U.S. person, and (b) the Holder has furnished to the payor or broker a valid IRS Form W-8BEN (or a successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. In addition to the foregoing, we generally must report to a Non-U.S. Holder and to the IRS the amount of interest (including OID) paid to each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement.

        Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2013, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Holders should consult their own tax advisors regarding the possible implications of this recently enacted legislation on their exchange for, and subsequent holding of, the New Notes.

 DESCRIPTION OF OTHER INDEBTEDNESS

Subordinated Notes

        Summarized below are the principal terms of the Subordinated Notes that we intend to issue concurrently with the closing the Offer. The final terms of the Subordinated Notes have not been determined and, accordingly, they may differ from those set forth below. This summary does not purport to be complete and is qualified in its entirety by reference to the Subordinated Notes Indenture.

General

        Concurrently with the closing of this Offer, we intend to issue $27.6 million in aggregate principal amount of 6.50% Senior Subordinated Notes due 2019 in a private placement to Merrill. The Subordinated Notes will mature on November 1, 2019.

Security and Ranking

        The Subordinated Notes will be our general unsecured senior subordinated obligations. The Subordinated Notes will rank equal in right of payment with all of our future unsecured senior subordinated indebtedness, senior in right of payment to all of our future subordinated indebtedness and junior in right of payment to all of our existing and future senior indebtedness, including the New Notes offered hereby and up to $5.0 million of indebtedness that we may incur. However, the terms of the Subordinated Notes Indenture and the Waterfall Agreement (as hereinafter defined) provide that payments be made in respect of the Subordinated Notes before payments are made on the Existing Notes. The Subordinated Notes and Additional Parity Lien Debt will also be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Optional Redemption

        We may, at our option and at any time, redeem all or part of the Subordinated Notes, upon not less than 30 or more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

Mandatory Redemption

        While the New Notes are outstanding and if such redemption is permitted by the New Indenture, on each interest payment date beginning with May 1, 2012, we will be required to redeem the maximum principal amount of Subordinated Notes that can be redeemed with 10% of our Excess Cash Flow for our two most recently completed fiscal quarters preceding the applicable redemption date, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. For so long as the New Notes are outstanding, the aggregate amount of cash that may be utilized pursuant to the foregoing mandatory redemption provisions will be limited to an annual maximum of $2.3 million. In addition, the Subordinated Notes will be subject to mandatory disposition or redemption in the event of certain determinations by gaming authorities pursuant to applicable gaming laws and regulations.

Offers to Purchase

        If we experience specific kinds of changes in control, we will be required to offer to purchase Subordinated Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. In addition, under certain circumstances, if we sell assets or experience an event of loss and do not use the net proceeds as required, we will be required to offer to purchase Subordinated Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

        The Indenture governing the Subordinated Notes will contain covenants that, among other things, will restrict our ability to incur additional indebtedness or issue disqualified stock, make distributions to the Tribe or other distributions, make certain investments, enter into transactions with affiliates, engage in other businesses, create liens, sell assets or consolidate, merge or transfer all or substantially all of our assets.

No Registration Rights

        We are not required, and do not intend, to register the Subordinated Notes for resale under the Securities Act, or the securities laws of any other jurisdiction, and we are not required to offer to exchange the Subordinated Notes for notes registered under the Securities Act or the securities laws of any other jurisdiction.

Events of Default

        The Indenture governing the Subordinated Notes also provides for customary events of default for similar issuers, including, among others, (i) the non-payment by us of principal, interest or premium, (ii) the failure by us or the Tribe, as applicable, to comply with certain covenants, such as those related to restricted payments, incurrence of indebtedness or liens, change of control, events of loss and sale of assets and (iii) certain bankruptcy or insolvency events related to us or the Tribe.

 Exhibit T3E.1

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the heading "—Certain Definitions." Certain defined terms used in this description but not defined below under the heading "—Certain Definitions" will have the meanings assigned to them in the New Indenture.

        The Series A Notes and the Series B Notes will each be issued as a separate class, but, except as otherwise provided below, will be treated as a single class for all purposes under the New Indenture and the New Collateral Documents. The terms of the New Notes include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The New Collateral Documents referred to under the heading "—Security" will define the terms of the agreements that will secure the New Notes.

        The New Series B Notes are expected to qualify as "Tax-exempt Bonds" pursuant to Section 103 of the Code and as "Essential Function Bonds" pursuant to Section 7871(c)(1) of the Code or as "Tribal Economic Development Bonds" pursuant to Section 7871(f) of the Code.

        The following description is a summary of the material provisions of the New Indenture and the New Collateral Documents. The New Indenture and the New Collateral Documents, and not this description, will determine the rights of Holders of the New Notes. Copies of the New Indenture and the New Collateral Documents are available as set forth below under "Additional Information."

Brief Description of the New Notes

        The New Notes:

  •
  will be general obligations of the Authority;

  •
  will be secured by a first priority Lien (senior to the Existing Notes) on substantially all of the Authority's revenues, furniture, equipment, accounts receivable, inventory, deposit and security accounts, and other personal and real property, other than Excluded Assets and subject to certain exceptions and limitations as described below under "—Security—Limitations on Collateral";

  •
  will be secured on a first priority basis, Equally and Ratably with any other Parity Lien Debt, subject to Permitted Liens;

  •
  will rank equal in right of payment with all existing and future Parity Lien Debt and the Existing Notes; and

  •
  will rank senior in right of payment to all existing and future subordinated Indebtedness of the Authority, including the Subordinated Notes.

Principal, Maturity and Interest

        Interest on the Series A Notes will accrue at the rate of 9% per annum. Interest on the Series B Notes will accrue at the rate of 7 1/2% per annum. Interest on the Series A Notes and the Series B Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2012, to the holders of record on the immediately preceding April 15 and October 15. Interest on overdue principal and interest on the Series A Notes and Series B Notes, as applicable, will accrue at a rate that is 1% higher than the then applicable interest rate thereon. Interest on the New Series A Notes and the New Series B Notes, as applicable, will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The New Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will mature on November 1, 2018.

Methods of Receiving Payments on the New Notes

        If a Holder of New Notes has given wire transfer instructions to the Authority, the Authority will pay all principal, interest and premium, if any, on that Holder's New Notes in accordance with those instructions. All other payments on New Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Authority elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the New Notes

        The Trustee will initially act as Paying Agent and Registrar. The Authority may change the Paying Agent or Registrar without prior notice to the Holders. The Authority may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange New Notes in accordance with the New Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Authority may require a Holder to pay any taxes and fees required by law or permitted by the New Indenture. The Authority is not required to transfer or exchange any Note selected for redemption. Also, the Authority is not required to transfer or exchange any Note for a period of 15 days before a selection of New Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

Security

        The Collateral Trustee will have a first priority security interest in the Collateral, including substantially all of the Authority's revenues, furniture, equipment, accounts receivable, inventory, deposit and security accounts, and other personal and real property, for the benefit of the Holders of the New Notes and the holders of any future Parity Lien Obligations.

        Among other things, the Collateral will not include the following (collectively, "Excluded Assets"):

          (1)   any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon is prohibited by federal or state law; provided, that, immediately upon the ineffectiveness, lapse or termination of such prohibition, Excluded Assets shall not include, and the Authority shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition had never been in effect;

          (2)   the Proschold Lease Agreement;

          (3)   deposit and securities accounts that the Authority designates as Excluded Assets by written notice to the Trustee and in the aggregate have a fair market value (as determined in good faith by the Authority's Board of Directors) of less than $100,000;

          (4)   all personal property constituting assets of the TGA and reasonably required to be owned or otherwise in the possession of the TGA for the proper discharge of the TGA's responsibilities under the Tribal Gaming Ordinance;

          (5)   all personal property benefiting the Authority primarily because of its use in connection with the Tribe's provision of customary essential governmental services relating to tribal administration, public facilities, fire, police, public health, education, sewer, water, environmental and land use, transportation, utility services and similar non-commercial services customarily provided by a government; and

          (6)   any real property held in trust for the Tribe by the United States for the benefit of the Tribe or owned by the Tribe (and all improvements, fixtures and accessions to such property) (but excluding, for the avoidance of doubt, any real property owned by any other Tribal Party that is not held in trust).

The Collateral Trust Agreement

        On the date of the New Indenture, the Tribe and the Authority will enter into the Collateral Trust Agreement with Deutsche Bank Trust Company Americas, as Trustee, Collateral Trustee and Parity Lien Representative. The Collateral Trust Agreement will set forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens on all Collateral owned by the Authority or the Tribe at any time held by the Collateral Trustee, in trust for the benefit of the current and future holders of the Parity Lien Obligations and their respective Parity Lien Representatives.

Collateral Trustee

        Deutsche Bank Trust Company Americas will be appointed pursuant to the Collateral Trust Agreement to serve as the Collateral Trustee for the benefit of the holders of the New Notes, all other Parity Lien Obligations outstanding from time to time and the Parity Representatives of such holders.

        No Tribal Party nor any Affiliate of any Tribal Party may act as Collateral Trustee.

        The Collateral Trustee will hold, and will be entitled to enforce, all Liens on the Collateral created by the Parity Lien Collateral Documents.

        Except as provided in the Collateral Trust Agreement or as directed by an Act of Required Debtholders in accordance with the Collateral Trust Agreement, the Collateral Trustee will not be obligated:

          (1)   to act upon directions purported to be delivered to it by any Person;

          (2)   to foreclose upon or otherwise enforce any Lien; or

          (3)   to take any other action whatsoever with regard to any or all of the Parity Lien Collateral Documents, the Liens created thereby or the Collateral.

Additional Parity Lien Debt

        The New Indenture will provide that the Authority may incur additional Parity Lien Debt, subject to the limits set forth in the New Indenture and each applicable Parity Lien Document, by incurring additional Indebtedness secured by a security interest in the Collateral. The Collateral Trustee under the Collateral Trust Agreement will hold all Liens on the Collateral for the benefit of the Holders of New Notes, holders of any future Parity Lien Debt and all other Parity Lien Obligations and their respective Parity Lien Representatives. Any additional Parity Lien Debt will be pari passu in right of payment with the New Notes and will be secured Equally and Ratably with the New Notes by Liens on the Collateral held by the Collateral Trustee for as long as the New Notes are secured by the Collateral; provided, however, that any future Parity Lien Debt (other than the New Notes) will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Certain Covenants—Liens".

Priority of Lien

        Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Parity Lien Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Parity Lien Documents or any defect or deficiencies in the Liens securing any Series of Parity Lien Obligations or any other circumstance whatsoever (but, in each case, subject to the initial proviso and the subsequent terms contained in the paragraph below commencing with "SECOND" under the caption "—Order of Application of Proceeds"), each Parity Lien Secured Party will agree that the Liens securing each Series of Parity Lien Obligations on any Collateral shall be of equal priority

Enforcement of Liens

        If the Collateral Trustee at any time receives written notice that any event has occurred that constitutes a default under any Parity Lien Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens under the Parity Lien Collateral Documents, the Collateral Trustee will promptly deliver written notice thereof to each Parity Lien Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders in the exercise and enforcement of the Collateral Trustee's interests, rights, powers and remedies in respect of the Collateral or under the Parity Lien Collateral Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Parity Lien Document as it may deem advisable and in the best interest of the holders of Parity Lien Obligations.

Order of Application of Proceeds

        The Collateral Trust Agreement will provide that if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Trustee in the Parity Lien Collateral Documents, the proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement, as well as the proceeds of any title or other insurance policy received by the Collateral Trustee, will be distributed by the Collateral Trustee in the following order of application:

        FIRST, to the payment of all amounts payable under the Collateral Trust Agreement on account of the Collateral Trustee's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any Parity Lien Collateral Document (including, but not limited to, indemnification obligations that are then due and payable);

        SECOND, to the payment in full of each Series of Parity Lien Obligations on a ratable basis in accordance with the terms of the applicable Parity Lien Documents; provided that the holders of such Series of Parity Lien Obligations (and not the Parity Lien Secured Parties of any other Series of Parity Lien Obligations) bear the risk of any determination by a court of competent jurisdiction that (x) any of the Parity Lien Obligations of such Series of Parity Lien Obligations are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Parity Lien Obligations), (y) any of the Parity Lien Obligations of such Series of Parity Lien Obligations do not have an enforceable security interest in any of the Collateral securing any other Series of Parity Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Parity Lien Obligations) on a basis ranking prior to the security interest of such Series of Parity Lien Obligations but junior to the security interest of any other Series of Parity Lien Obligations (any such condition referred to in the foregoing clauses (x) through (z) with respect to any Series of Parity Lien Obligations, an "Impairment" of such Series of Parity Lien Obligations). In the event of any Impairment with respect to any Series of Parity Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Parity Lien Obligations, and the rights of the holders of such Series of Parity Lien Obligations (including, without limitation, the right to receive distributions of proceeds of Collateral) set forth in the Collateral Trust Agreement shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Parity Lien Obligations subject to such Impairment. Additionally, in the event any Series of Parity Lien Obligations is modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Series of Parity Lien Obligations or the Parity Lien Documents governing such Series of Parity Lien Obligations shall refer to such obligations or such documents as so modified; and

        THIRD, after payment of all Parity Lien Obligations, to the Authority or to such party as a court of competent jurisdiction may direct.

        Notwithstanding the order of the application of proceeds described above, with respect to any Collateral for which a third party (other than a Parity Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Parity Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Parity Lien Obligations (such third party an "Intervening Creditor"), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the Series of Parity Lien Obligations with respect to which such Impairment exists.

        It is acknowledged that the Parity Lien Obligations of any Series of Parity Lien Obligations may, subject to the limitations set forth in the then extant Parity Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth above or the provisions of the Collateral Trust Agreement defining the relative rights of the Parity Lien Secured Parties of any Series of Parity Lien Obligations.

        The provisions set forth above under this caption "—Order of Application of Proceeds" are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Collateral Trustee as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Collateral Trust Joinder including a Lien Sharing and Priority Confirmation to the Collateral Trustee and each other Parity Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

Release of Liens on Collateral

        The Collateral Trust Agreement will provide that the Collateral Trustee's Liens on the Collateral will be released in any of the following circumstances:

          (1)   in whole, upon (a) indefeasible payment in full and discharge of all outstanding Parity Lien Debt and all other Parity Lien Obligations that are outstanding, due and payable at the time all of the Parity Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Parity Lien Documents and the cancellation or termination or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Documents) of all outstanding letters of credit issued pursuant to any Parity Lien Documents;

          (2)   as to any Collateral that is sold, transferred or otherwise disposed of by any Tribal Party to a Person that is not (either before or after such sale, transfer or disposition) a Tribal Party in a transaction or other circumstance that complies with the covenant described below under the caption "—Certain Covenants—Asset Sales" and is permitted by all of the other Parity Lien

  Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided, that the Collateral Trustee's Liens upon the Collateral will not be released if the sale or disposition is subject to the provisions described below under the caption "Repurchase at the Option of Holders—Events of Loss" or certain provisions detailing immunities of the Collateral Trustee under the New Indenture of the sale or disposition;

          (3)   as to a release of Collateral constituting less than all or substantially all of the Collateral, if consent to the release of all Parity Liens on such Collateral has been given by an Act of Required Debtholders; and

          (4)   as to a release of all or substantially all of the Collateral if (a) consent to the release of the Collateral has been given by the requisite percentage or number of holders of each Series of Parity Lien Debt at the time outstanding as provided for in the applicable Parity Lien Documents, including the provisions described below under the caption "—Amendment, Supplement and Waiver" and (b) the Authority has delivered an officers' certificate to the Collateral Trustee certifying that all such necessary consents have been obtained.

        Upon the delivery to the Collateral Trustee by the Authority of an officer's certificate providing for certain statements and a written confirmation of Required Parity Lien Debtholders that the subject release is permitted under the relevant provisions of the Collateral Trust Agreement and the respective Parity Lien Documents, the Collateral Trustee is obligated to execute and deliver a related Lien release.

Release of Liens in Respect of New Notes

        The New Indenture and the Collateral Trust Agreement will provide that the Collateral Trustee's Liens upon the Collateral will no longer secure the New Notes outstanding under the New Indenture or any other Obligations under the New Indenture, and the right of the holders of New Notes and such Obligations to the benefits and proceeds of the Collateral Trustee's Liens on the Collateral will terminate and be discharged:

          (1)   upon satisfaction and discharge of the New Indenture as set forth below under the caption "—Satisfaction and Discharge";

          (2)   upon a Legal Defeasance or Covenant Defeasance of New Notes as set forth below under the caption "—Legal Defeasance and Covenant Defeasance";

          (3)   upon payment in full and discharge of New Notes outstanding under the New Indenture and all Obligations that are outstanding, due and payable under the New Indenture at the time the New Notes are paid in full and discharged; or

          (4)   in whole or in part, with the consent of the Holders of the requisite percentage of New Notes in accordance with the provisions described below under the caption "—Amendment, Supplement and Waiver";

          (5)   in connection with asset dispositions permitted or not prohibited under the covenant described below under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (6)   if required in accordance with the terms of the Collateral Trust Agreement or any other Collateral Document; or

          (7)   if any property or assets included in the Collateral become Excluded Assets (provided that any asset or property that no longer constitutes an Excluded Asset shall immediately thereupon constitute Collateral).

Release of Liens in Respect of any Series of Parity Lien Debt Other than the New Notes.

        The Collateral Trust Agreement will provide that, as to any Series of Parity Lien Debt other than the New Notes, the Collateral Trustee's Lien on the Collateral will no longer secure such Series of Parity Lien Debt if such Parity Lien Debt has been repaid in full, all commitments to extend credit in respect of such Series of Parity Lien Debt have been terminated and all other Parity Lien Obligations related thereto that are outstanding and unpaid at the time such Series of Parity Lien Debt is paid are also paid in full (other than any obligation for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for demand for payment has been made at such time).

Amendment of Parity Lien Collateral Documents

        The Collateral Trust Agreement will provide that no amendment or supplement to the provisions of any Parity Lien Security Document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Debtholders, except that:

          (1)   any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Parity Lien Obligations that are otherwise not prohibited by the terms of any Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Trustee therein, or (b) providing for the assumption of either Tribal Party's obligations under any Parity Lien Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Tribal Party to the extent not prohibited by the terms of the New Indenture and the other Parity Lien Documents, as applicable, will become effective when executed and delivered by either Tribal Party party thereto and the Collateral Trustee;

          (2)   no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

            (a)   to vote its outstanding Parity Lien Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of "Required Parity Lien Debtholders"),

            (b)   to share in the order of application described above under the caption "—Order of Application" in the proceeds of enforcement of or realization on any Collateral that has not been released as set forth in the provisions described below under the captions "—Release of Liens on Collateral", "—Release of Liens in Respect of New Notes" and "—Release of Liens in Respect of a Series of Parity Lien Debt other than New Notes", or

            (c)   to require that Liens securing Parity Lien Obligations be released only as set forth in the provisions described below under the captions "—Release of Liens on Collateral", "—Release of Liens in Respect of New Notes" and "—Release of Liens in Respect of any Series of Parity Lien Debt Other than the New Notes", will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

          (3)   no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Parity Lien Representative or adversely affects the rights of the Collateral Trustee or any Parity Lien Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Parity Lien Representative, respectively.

        The Collateral Trustee will not enter into any amendment or supplement unless it has received an officers' certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Parity Lien Documents. Prior to executing any amendment or supplement, the Collateral Trustee will be entitled to receive certain opinions of counsel of the Tribal Parties.

Voting

        In connection with any matter under the Collateral Trust Agreement requiring a vote of holders of Parity Lien Debt, each Series of Parity Lien Debt will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Debt to be voted by a Series of Parity Lien Debt will equal (1) the aggregate principal amount of Parity Lien Debt held by such Series of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Parity Lien Debt. Following and in accordance with the outcome of the applicable vote under its Parity Lien Documents, the Parity Lien Representative of each Series of Parity Lien Debt will vote the total amount of Parity Lien Debt under that Series of Parity Lien Debt as a block in respect of any vote under the Collateral Trust Agreement.

Waterfall Agreement

        The Waterfall Agreement will be entered into among Authority, the Tribe, the Trustee, the Subordinated Notes Trustee, the Collateral Trustee and the Depository. Under the Waterfall Agreement the Depository will establish five accounts for the Authority, referred to as the Excess Cash Flow Account, the Operating Account, the Operating Reserve Account, the Parity Lien Debt Account and the Waterfall Account. Additionally, the Depository will establish a deposit account for the Tribe (the "Tribal ECF Account"). Under the Waterfall Agreement, Pledged Revenues (other than Cage and Operating Cash) are required to be deposited into Collection Accounts from which the Authority is able to make withdrawals as long as a Waterfall Period is not in effect. A Waterfall Period will commence upon any of the following: (a) the date on which either the Trustee or the Subordinated Notes Trustee receives from the Authority as required under the New Indenture or the Subordinated Notes Indenture financial statements and a statement of Cash Flow reflecting that for the most recently ended four full fiscal quarters the Authority's Cash Flow was equal to or less than $40.0 million, (b) the date on which either the Trustee or the Subordinated Indenture Trustee fails to timely receive the Statement of Cash Flow as required pursuant to the New Indenture or Subordinated Notes Indenture, (c) the date on which an "Event of Default" as defined in the New Indenture occurs, (d) the date on which an "Event of Default" as defined in the Subordinated Notes Indenture occurs or (e) the first date on which there is outstanding one or more judgments in an aggregate amount in excess of $5.0 million on behalf of the Existing Notes Indenture Trustee or any holders or beneficial owners of the Existing Notes, or other representative thereof. Following the commencement of a Waterfall Period and until the Waterfall Period terminates, the Collateral Trustee is required to direct amounts in the Collection Accounts to be transferred to the Waterfall Account described below, and applied as provided in the Waterfall Agreement.

Deposits into and Transfers from the Collection Accounts; Pledged Revenues and Cash Equivalents; Application of Waterfall Account

        The Authority, at its own expense, will be required to deposit all Pledged Revenues and any other cash or Cash Equivalents or securities held by it (with instruments being duly endorsed for deposit) into the Collection Accounts every business day other than Fridays. The Authority will not deposit Pledged Revenues in any deposit or securities account other than the Collection Accounts, and all such cash, Cash Equivalents and securities of the Authority while not held in a Collection Account will be held by the Authority in trust for the Collateral Trustee and will not be commingled with any other assets of the Authority or the Tribe. The Authority will ensure that the Collection Accounts are maintained at one or more banks that, in each case, is chartered by Government of the United States of America and is not an Affiliate of the Authority, the Tribe or any member of the Tribe and has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

        Each Collection Account shall at all times (prior to the deposit of any Pledged Revenues) be subject to a Control Agreement among the Authority, the Collateral Trustee, the Trustee, the Existing Trustee and the bank maintaining such Collection Account, which Control Agreement will provide that (a) within one business day following delivery by the Authority or the Trustee to the Collateral Trustee of a notice that a Waterfall Commencement Date has occurred (an "Initial Waterfall Notice"), or (b) within three business days following delivery by the Subordinated Notes Trustee to the Collateral Trustee and the Trustee of an Initial Waterfall Notice without the Trustee delivering to the Collateral Trustee within two business days thereafter a written revocation of such initial notice, the Collateral Trustee will (i) deliver to each bank maintaining a Collection Account a notice which will state that all amounts credited to such Collection Account at the commencement of a business day must be transferred to the Waterfall Account no later than the close of such business day, all without any further consent from the Authority or direction from the Collateral Trustee, and notwithstanding any contrary instruction from the Authority, and (ii) deliver to the other parties to the Waterfall Agreement a notice (a "Notice of Waterfall Period") that a Waterfall Period is in effect. Within two business days following the Collateral Trustee's receipt of a notice from the Trustee (a "Waterfall Period Termination Notice") that all events or conditions giving rise to such Waterfall Period have been cured or waived or otherwise are no longer in effect, and so long as the Collateral Trustee has not received any other then-effective Initial Waterfall Notice, the Collateral Trustee will deliver to (i) each bank maintaining a Collection Account a revocation of the Initial Waterfall Notice and (ii) the Authority, the Trustee, the Existing Trustee, the Subordinated Notes Trustee and the Depository a notice of such revocation. Following the termination of any Waterfall Period (unless a subsequent Waterfall Period will have commenced), as promptly as reasonably practicable the Depository will transfer all amounts in all Collateral Waterfall Accounts to such Collection Accounts as directed by the Authority.

        Subject to a limitation on Management Activities contained in the Waterfall Agreement and the right of the Collateral Trustee to exercise exclusive control over the Collateral Waterfall Accounts as described under "—Dealings with Collateral Waterfall Accounts; Notice of Exclusive Control; Covenants in Favor of Subordinated Notes Trustee; Assurance of Priority Tribal Distribution", during each Waterfall Period:

          (1)   on each business day during a calendar month (or partial calendar month, as applicable) the Depository will transfer from the Waterfall Account (to the extent of amounts therein) the following amounts in the indicated order of priority in accordance with the Operating Costs, Reserve and Distribution Notice for the period:

            First, (1) to the Operating Reserve Account, an amount equal to the Operating Reserve Deficiency, and thereafter, (2) to the Operating Account, the amount necessary, when added to all other amounts so deposited during such month pursuant to this clause (2), to increase the aggregate amount so deposited that month pursuant to this clause (2) to the Operating Costs Set Aside Amount for such month as set forth in the Operating Costs and Distribution Notice for the month, and

            Second, to the Tribal Distribution Account, the amount necessary, when added to all other amounts deposited or paid during such month as a Priority Tribal Distribution to the Tribe (whether before or after the commencement of a Waterfall Period), to equal the Priority Tribal Distribution for such month, plus any uncured deficiency in a transfer to the Tribal Distribution Account for a prior calendar month;

          (2)   on the last business day of each calendar month (the "Transfer Date"), after making any transfers required by the preceding subparagraph (1), as directed by the Collateral Trustee in accordance the Waterfall Agreement, the Depository will transfer amounts from the Waterfall Account (to the extent of amounts therein) to the Parity Lien Debt Account, the amount necessary to cause the amounts credited to the Parity Lien Debt Account to equal the sum, without duplication, of:

            (a)   the amount of interest accrued or to accrue on all Parity Lien Debt through the last day of the current calendar month, together with any interest and penalties that have become due and payable on any Parity Lien Debt but have not been paid as a result of insufficient funds in the Waterfall Account to pay such interest and penalties; plus

            (b)   the amount of principal and premium on all Parity Lien Debt due on the last business day of such calendar month, together with any principal and premium that have become due and payable on any Parity Lien Debt but have not been paid as a result of insufficient funds in the Waterfall Account to pay such principal and premium;

          (3)   so long as the maximum amounts theretofore required to be transferred in a calendar month from the Waterfall Account as provided in subparagraphs (1) and (2) of this paragraph have been so transferred, provided the Depository has not received any notice from the Trustee of any "Default" or "Event of Default" under the New Indenture (other than a Default or Event of Default caused solely by a failure to pay amounts due on the Subordinated Notes) and subject to the satisfaction of the other conditions set forth in accordance with the New Indenture and receipt of a Notice of Subordinated Notes Interest Payment as provided in the Waterfall Agreement, on the last business day prior to each Subordinated Notes Interest Payment Date occurring in the month, the Depository will transfer from the Waterfall Account (to the extent of amounts therein) to the paying agent for the Subordinated Notes, an amount equal to the interest permitted by the New Indenture, in accordance with any effective Notice of Subordinated Notes Interest Payment received by the Depository with respect to that Subordinated Notes Interest Payment Date; and

          (4)   so long as the maximum amounts required to be transferred in a calendar month from the Waterfall Account as provided in subparagraphs (1), (2) and (3) of this paragraph have been so transferred, on the last business day prior to each ECF Redemption Date, from the Waterfall Account (to the extent of amounts therein) the Depository will transfer to the Excess Cash Flow Account an amount equal to the Excess Cash Flow for the applicable ECF Period (as directed by the Collateral Trustee), plus any portion of the Excess Cash Flow amount(s) for earlier ECF Period(s) that was not transferred to the Excess Cash Flow Account as required by this subparagraph (4) as a result of insufficient funds in the Waterfall Account, plus any remaining amounts in the Waterfall Account.

Application of Amounts in Parity Lien Debt Account

        Subject to a limitation on Management Activities contained in the Waterfall Agreement and the right of the Collateral Trustee to exercise exclusive control over the Collateral Waterfall Accounts as described under "—Dealings with Collateral Waterfall Accounts; Notice of Exclusive Control; Covenants in Favor of Subordinated Notes Trustee; Assurance of Priority Tribal Distribution", on each interest or principal payment date for the Parity Lien Debt occurring during a Waterfall Period, at the request of the each Parity Lien Representative, and subject to the terms of the Collateral Trust Agreement, the Collateral Trustee will instruct the Depository to transfer from the Parity Lien Debt Account (to the extent of amounts therein) amounts equal to the interest, penalties, principal and premium due and payable on the related Parity Lien Debt. as follows: first, to pay all amounts due to the New Notes as directed by the Collateral Trustee; and second, to pay all amounts due any other Parity Lien Debt as directed by the Collateral Trustee.

Application of Amounts in Excess Cash Flow Account

        Subject to a limitation on Management Activities contained in the Waterfall Agreement and the right of the Collateral Trustee to exercise exclusive control over the Collateral Waterfall Accounts as described under "—Dealings with Collateral Waterfall Accounts; Notice of Exclusive Control; Covenants in Favor of Subordinated Notes Trustee; Assurance of Priority Tribal Distribution", during the Waterfall Period, the Collateral Trustee will instruct the Depository to transfer amounts from the Excess Cash Flow Account (to the extent of amounts therein) as follows in the indicated order of priority on the business day immediately preceding each ECF Redemption Date at the time that Senior Debt or any Permitted Refinancing Indebtedness of such Senior Debt is outstanding:

            First, to the paying agent for the New Notes, an amount equal to Senior Notes Excess Cash Flow Amount for the applicable ECF Period;

            Second, if no "Default" or "Event of Default" exists under the New Indenture (other than a Default or Event of Default caused solely by a failure to pay amounts due on the Subordinated Notes), and if the Authority's Cash Flow for its most recently ended four full fiscal quarters ending on the last day of the applicable ECF Period was at least $50.0 million, following each transfer under clause First of this paragraph, an amount equal to the Tribal Excess Cash Flow Amount to the Tribal ECF Account; and

            Third, following the transfers in clause First and Second of this paragraph, to the paying agent for the New Notes, remaining amounts, if any.

    and at the time that no Senior Debt or any Permitted Refinancing Indebtedness of such Senior Debt is outstanding:

            First, to the paying agent for the Subordinated Notes, an amount equal to Subordinated Notes Excess Cash Flow Amount for the applicable ECF Period; and

            Second, following each transfer under clause First directly above, an amount equal to the Tribal Excess Cash Flow Amount to the Tribal Distribution Account.

Application of Amounts in Tribal ECF Account

        On the same business day that amounts are deposited in the Tribal ECF Account as described under the immediately preceding paragraph, such amounts will be transferred as follows in the indicated order of priority:

            First, to the paying agent for the Subordinated Notes, an amount equal to Subordinated Notes Excess Cash Flow Amount for the applicable ECF Period; and

            Second, all amounts deposited in the Tribal ECF Account and not required to be transferred to the paying agent for the Subordinated Notes will be transferred by automated clearing house system or wire or electronic transfer to the Tribal Distribution Account.

Application of Amounts in Operating Account

        Subject to a limitation on Management Activities contained in the Waterfall Agreement and the right of the Collateral Trustee to exercise exclusive control over the Collateral Waterfall Accounts as described under "—Dealings with Collateral Waterfall Accounts; Notice of Exclusive Control; Covenants in Favor of Subordinated Notes Trustee; Assurance of Priority Tribal Distribution", any and all amounts withdrawn by the Authority from the Operating Account and the Operating Reserve Account will be used or reserved by the Authority solely to pay Operating Costs when due or past due.

Notices Relating to Parity Lien Debt Payments

        On or before the second business day preceding the end of each calendar month:

          (a)   the New Indenture Trustee will advise the Collateral Trustee of the amounts required to be transferred on the next following business day from the Waterfall Account to the Parity Lien Debt Account to pay principal and interest on the New Notes;

          (b)   the Collateral Trustee will obtain from each Parity Lien Representative (other than the New Indenture Trustee) advice as to the amounts required to be transferred from the Waterfall Account to the Parity Lien Debt Account to pay principal and interest on all Parity Lien Debt (other than the New Notes); and

promptly thereafter, the Collateral Trustee will direct the Depository as to the amounts to be transferred from the Waterfall Account (to the extent of amounts therein) pursuant subparagraph 2 of the third paragraph under "—Deposits into and Transfers from the Collection Accounts; Pledged Revenues and Cash Equivalents; Application of Waterfall Account."

Dealings with Collateral Waterfall Accounts; Notice of Exclusive Control; Covenants in Favor of Subordinated Notes Trustee; Assurance of Priority Tribal Distributions

        Unless a Waterfall Period is in effect or the Depository will have received from the Collateral Trustee a Notice of Exclusive Control, to the extent there are any balances in the Collateral Waterfall Accounts, the Authority will be entitled to present items drawn on and otherwise to withdraw or direct the disposition of funds from the Collateral Waterfall Accounts and give instructions in respect of the Collateral Waterfall Accounts after termination of a Waterfall Period, and may use such funds to the extent and subject to the provisions of the New Indenture; provided, however, that the Authority may not, and the Depository agrees that it will not permit the Authority to close any Collateral Waterfall Account. If the Collateral Trustee gives to the Depository a notice of the Collateral Trustee's exclusive control of the Collateral Waterfall Accounts (a "Notice of Exclusive Control"), only the Collateral Trustee will be entitled to withdraw funds from the Collateral Waterfall Accounts, to give any instructions (including with respect to securities entitlements within the meaning of Section 8-102 of the Uniform Commercial Code (the "UCC")) in respect of the Collateral Waterfall Accounts and any financial assets held, credited or related thereto or otherwise to deal with the Collateral Waterfall Accounts and such financial assets. Subject to the preceding sentence, if the Collateral Trustee will give to the Depository a Notice of Waterfall Period, only the Collateral Trustee will be entitled to withdraw funds from the Collateral Waterfall Accounts (excluding the Operating Account and the Operating Reserve Account), to give any instructions in respect of the Collateral Waterfall Accounts (excluding the Operating Account and the Operating Reserve Account), and any funds held therein or credited thereto or otherwise to deal with the Collateral Waterfall Accounts (excluding the Operating Account and the Operating Reserve Account).

        Notwithstanding anything to the contrary in the Waterfall Agreement, the New Indenture or any Collateral Document, other than certain limitations on Management Activities contained in the Waterfall Agreement, the New Indenture Trustee and the Collateral Trustee will agree for the benefit of the Subordinated Notes Trustee and the holders of the Subordinated Notes that (i) the New Indenture Trustee will not instruct the Collateral Trustee to deliver a Notice of Exclusive Control to the Depository if a "Default" or "Event of Default" under the New Indenture occurs or exists solely because of a failure to pay amounts due on the Subordinated Notes, and the Collateral Trustee agrees that it will not deliver such Notice of Exclusive Control if so instructed, and (ii) following a Default or Event of Default (as defined in the New Indenture), with certain exceptions related to debtor relief actions, until the New Notes are accelerated or the holders of at least 25% in principal amount of the then outstanding New Notes otherwise direct, the Collateral Trustee and the New Indenture Trustee will permit all funds credited to the Collection Accounts and the Collateral Waterfall Accounts to be applied as provided in the Waterfall Agreement during a Waterfall Period.

        So long as all conditions are satisfied under the New Indenture to permit the Authority to pay current interest on the Subordinated Notes (as determined exclusively by the New Indenture Trustee) on a Subordinated Notes Interest Payment Date, at the written request of the Subordinated Notes Trustee, the New Indenture Trustee will deliver a notice to the Collateral Trustee, Authority and Depository ("Notice of Subordinated Notes Interest Payment").

        Notwithstanding any provision in the Waterfall Agreement to the contrary, after the delivery of a Notice of Exclusive Control, it is agreed by the Depository, the New Indenture Trustee, the Collateral Trustee and the Subordinated Notes Trustee, that each month, following transfer to the Operating Account from the Waterfall Account of the Operating Costs Set Aside Amount, the Depository shall transfer from the next amounts deposited into the Waterfall Account to the Tribal Distribution Account an aggregate amount equal to the applicable Priority Tribal Distribution, plus any uncured deficiency in a transfer to the Tribal Distribution Account for a prior calendar month as permitted under the Waterfall Agreement.

Senior Refinancing Debt

        Except for Parity Lien Debt, the Tribe and the Authority agree for the benefit of the Subordinated Notes Trustee and holders of the Subordinated Notes that no Senior Refinancing Debt shall be incurred allowing the Tribe to receive payments that are paid materially earlier or in materially greater amounts than are permitted as Permitted Payments under the New Indenture as in effect on the Closing Date, unless all holders of the Senior Refinancing Debt or their trustee, agent or other representative enter into such agreement or agreements as are reasonably necessary (such as, by way of example, security agreements, control agreements and collateral trust agreements) to provide Subordinate Waterfall Rights in respect of the Senior Refinancing Debt that are substantially the same as the Subordinate Waterfall Rights existing under the Waterfall Agreement in respect of New Notes issued on the Closing Date.

Collateral Trustee's Right to Give Instructions as to Collateral Waterfall Accounts

        Notwithstanding the foregoing (but subject always to the obligations to transfer Priority Tribal Distributions contained in the Waterfall Agreement) or any separate agreement that the Authority may have with the Depository, during a Waterfall Period, the Collateral Trustee will be entitled, for purposes of this Agreement, at any time to give the Depository instructions as to the withdrawal or disposition of any funds from time to time credited to any Collateral Waterfall Account, or as to any other matters relating to any Collateral Waterfall Account or any other Collateral, without further consent from the Authority. The Authority hereby irrevocably authorizes and instructs the Depository, and the Depository hereby agrees, to comply with any such instructions from the Collateral Trustee without any further consent from the Authority. Such instructions may include the giving of stop payment orders for any items being presented to any Collateral Waterfall Account for payment. The Depository will be fully entitled to rely on, and will comply with, such instructions from the Collateral Trustee even if such instructions are contrary to any instructions or demands that the Authority may give to the Depository. In case of any conflict between instructions received by the Depository from the Collateral Trustee and the Authority, the instructions from the Collateral Trustee will prevail. Notwithstanding the foregoing provisions of this paragraph, the Trustee will not exercise control over the Operating Account except in accordance with the New Indenture.

        The Depository's duty to comply with instructions from the Collateral Trustee regarding the Collateral Waterfall Accounts will be absolute, and the Depository will be under no duty or obligation, nor will it have the authority, to inquire or determine whether or not such instructions are in accordance with the Security Agreement, nor seek confirmation thereof from the Authority or any other person.

        None of the Subordinated Notes Trustee, any agent of the Subordinated Notes Trustee or any holder of Subordinated Notes will have any right of any nature to give instructions to or otherwise direct the Depository under the Waterfall Agreement.

Special Provisions Regarding Unlicensed and Non-Exempt Holders

        The Compact requires that any person who directly or indirectly extends financing to the Tribe's gaming facility or gaming operation must be licensed as a financial source by the TGA and must apply to the CGCC for a finding of suitability. Under the Compact, however, the TGA may exclude from such requirements any financing provided by a federally or state regulated lending institution and any investor who, alone or in conjunction with others, holds less than 10% of any outstanding indebtedness evidenced by bonds issued by the tribe. The TGA has adopted such exemptions with respect to Holders of the New Notes, to the extent Holders are considered a financial source.

        In addition, with the approval of the TGA, Regulation CGCC-2 of the CGCC permits Qualifying Institutions that are actual or prospective holders of any bonds (debt securities issued pursuant to an indenture by or on behalf of a tribe) to register as a financial source with the CGCC. Such registration (and the automatic renewals of such registration as long as the registrant is licensed by the TGA) constitutes a determination of suitability by the CGCC. As a complement to Regulation CGCC-2, the TGA has adopted a regulation approving application of Regulation CGCC-2 to the Holders of the New Notes that provides for the automatic TGA licensing of each Qualifying Institution that properly submits a license application in a form identical to the application required for registration under Regulation CGCC-2.

        Regulation CGCC-2 further provides that any person can acquire bonds after an initial offering without the need to obtain a license from the TGA or to apply to the CGCC for a determination of suitability, regardless of whether a holder owns less than 10% of a tribe's bonds or is otherwise exempt from licensing. However, the regulation requires the relevant indenture to contain certain restrictions on the enforcement and post-default rights of holders that are not licensed or otherwise exempt from licensing.

        If any New Notes are transferred to a Holder (or Beneficial Owner) that is not licensed or otherwise exempted from licensing by the TGA in accordance with the Compact, then neither the transferee Holder (or Beneficial Owner) nor any Person acting on behalf of that transferee Holder (or Beneficial Owner), including the Trustee, will have any right to enforce any payment obligation relating to the New Notes against any revenues, property or rights of the Authority or the Tribe, or any branch, department, agency, instrumentality, division, subsidiary, enterprise, authority or wholly-owned corporation or business of the Tribe (whether through the exercise of voting rights or otherwise), until such time as the transferee Holder is licensed or exempted from licensing by the TGA in accordance with the Compact. Notwithstanding any other provision of the New Indenture, the New Indenture Trustee, the Authority and the Tribe are prohibited from making any payment on the New Notes (1) as a result of any enforcement action commenced by or on behalf of the New Indenture Trustee or any Holder or (2) after payment of the New Notes has been accelerated because of a default under the New Indenture, except in each case to a Holder that is licensed or exempted from licensing by the TGA in accordance with the Compact. The foregoing provisions of this paragraph shall not apply to any Person who is not licensed as a financial source (or exempted from such requirement) to the extent the Compact or the State Bond Regulation is amended to not require such Person to be licensed as a financial source.

Optional Redemption

        Except as set forth in the following two paragraphs, the Authority shall not have the option to redeem the Series A Notes or the Series B Notes.

        Subject to the restrictions set forth under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders," the Authority may, at any time prior to November 1, 2015, redeem all or part of the Series A Notes or the Series B Notes, upon not less than 30 or more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus the Make Whole Premium and accrued and unpaid interest thereon to the applicable redemption date (subject to the right of

Holders on the relevant record date to receive interest due on the related interest payment date); provided that with respect to any redemption pursuant to this paragraph, Series A Notes and Series B Notes shall be redeemed pro rata based on the aggregate principal amount of the New Notes outstanding on the date the notice of redemption with respect thereto is mailed to Holders pursuant to the applicable provisions of the New Indenture.

        Subject to the restrictions set forth under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders," on or after November 1, 2015, the Authority may redeem, upon not less than 30 nor more than 60 days' notice, (i) all or part of the Series A Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2015	104.500%
2016	102.250%
2017 and thereafter	100.000%

and (ii) all or part of the Series B Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2015	103.750%
2016	101.875%
2017 and thereafter	100.000%

provided that with respect to any redemption pursuant to this paragraph, Series A Notes and Series B Notes shall be redeemed pro rata based on the aggregate principal amount of the New Notes outstanding on the date the notice of redemption with respect thereto is mailed to Holders pursuant to the applicable provisions of the New Indenture.

Redemption Pursuant to Gaming Law

        Notwithstanding any other provisions of this section, but subject to the last sentence of this paragraph, if a Gaming Authority determines, and a Holder or Beneficial Owner of the New Notes is notified, that such Holder or Beneficial Owner must obtain a license, qualification or finding of suitability under any applicable gaming law and the Holder or Beneficial Owner does not apply for that license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Holder or Beneficial Owner shall not be licensed, qualified or found suitable under applicable gaming law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked, or the Holder or Beneficial Owner has been found to be unsuitable for licensing, then the Authority, at its option, may (i) require such Holder or Beneficial Owner to dispose of such Holder's or Beneficial Owner's New Notes within 30 days, or any earlier date as may be required by the Gaming Authority, of (A) the termination of the 30-day period or any shorter period as may be required by a Gaming Authority, in each case as described above, for the Holder or Beneficial Owner to apply for a license, qualification or finding of suitability or (B) the receipt of notice from the Gaming Authority that the Holder or Beneficial Owner shall not be licensed, qualified or found suitable or (ii) subject to the restrictions set forth in the second sentence of the last paragraph under the heading "—Special

Provisions Regarding Unlicensed and Non-Exempt Holders," redeem the New Notes of such Holder or Beneficial Owner at a price equal to (1) if such determination is made by the TGA or any other Gaming Authority of the Tribe, and not by the CGCC, the then-applicable redemption price as set forth under the heading "—Optional Redemption" or (2) in all other cases, the least of (A) 100% of the principal amount thereof, (B) the price at which such Holder or Beneficial Owner acquired the New Notes and (C) the fair market value of the New Notes, together with, in each case, to the extent permitted by the Compact, accrued and unpaid interest thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. Notwithstanding the foregoing provisions of this paragraph, any amounts permitted to be paid under this paragraph shall be reduced by any portion thereof not permitted to be paid under the terms of Section 6.4.6 of the Compact.

        Immediately upon a determination that a Holder or Beneficial Owner not exempted from licensing as a Financial Source under the Compact shall not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, the Holder or Beneficial Owner shall have no further rights (1) to exercise any right conferred by the New Notes or the Collateral Documents, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the New Notes or any Collateral Documents or any remuneration in any form from the Authority for services rendered or otherwise, except the redemption price of the New Notes (or such lesser amount as is permitted to be paid under the Compact).

        The Holder or Beneficial Owner of New Notes applying for a license, qualification or a finding of suitability may be required to pay all costs of the licenses or investigation for this qualification or finding of suitability. The Authority is not required to pay or reimburse any Holder or Beneficial Owner of New Notes who is required to apply for any license, qualification or finding of suitability. The Authority and the Tribe shall cooperate in good faith to facilitate licensing for any Holder or Beneficial Owner of New Notes who is required to apply for any license, qualification or finding of suitability.

Mandatory Redemption

Excess Cash Flow

        Subject to the restrictions set forth under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders," on each interest payment date (each, an "ECF Redemption Date"), beginning with May 1, 2012, the Authority shall redeem the maximum principal amount of Series A Notes and Series B Notes (pro rata based on the aggregate principal amount of each series outstanding on the date the notice of redemption with respect thereto is sent to Holders of New Notes pursuant to the applicable provisions of the New Indenture) that can be redeemed with (a) if the Authority's Cash Flow for its most recently ended four full fiscal quarters ending on the last day of the applicable ECF Period (as defined below) is at least $50.0 million, 90% of the Authority's Excess Cash Flow for the two fiscal quarters ending on the March 31 or September 30 preceding such ECF Redemption Date (taken as one accounting period) (each, an "ECF Period") or (b) if either (x) a Default or Event of Default has occurred and is continuing (other than a Default or Event of Default caused solely by a failure to pay amounts due on the Subordinated Notes) or (y) the Authority's Cash Flow for its most recently ended four full fiscal quarters ending on the last day of the applicable ECF Period is less than $50.0 million, 100% of the Authority's Excess Cash Flow for the applicable ECF Period, in each case, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the applicable ECF Redemption Date.

Upon Determination of Taxability

        The Authority shall redeem all of the New Notes within 45 days after receipt by the Authority of written notice from the Trustee of a Determination of Taxability at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided that no such Determination of Taxability shall be deemed to have occurred if the Authority was afforded the opportunity and has elected to contest the determination in good faith and is proceeding with all applicable dispatch to prosecute the contest until the earlier of (1) a final determination by a court of competent jurisdiction from which no appeal may be taken with respect to such determination and (2) abandonment of the appeal by the Authority.

Repurchase at the Option of Holders

Change of Control

        Upon the occurrence of a Change of Control and subject to the restrictions set forth under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders," and in Section 6.4.6 of the Compact, each Holder of New Notes shall have the right to require the Authority to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that Holder's New Notes pursuant to an offer described below (a "Change of Control Offer"). In the Change of Control Offer, the Authority shall offer to purchase the New Notes for a payment in cash equal to 101% of the aggregate principal amount of New Notes plus accrued and unpaid interest thereon, to the date of purchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Authority shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the Change of Control Payment Date specified in that notice (the "Change of Control Payment Date"). That date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the New Indenture and described in the notice.

        On the Change of Control Payment Date, the Authority shall, to the extent lawful:

  (a)
  accept for payment all New Notes or portions thereof properly tendered under the Change of Control Offer;

  (b)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes so tendered; and

  (c)
  deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by the Authority.

        The Paying Agent shall promptly mail to each Holder of New Notes so tendered the Change of Control Payment for those New Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any. New Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled by the Authority and may not be reissued.

        The Authority shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Authority to make a Change of Control Offer following a Change of Control shall apply regardless of whether any other provisions of the New Indenture are applicable. Except as described above with respect to a Change of Control, the does not contain provisions that permit the Holders of the New Notes to require the Authority to repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

        The Authority shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable to a Change of Control Offer made by the Authority and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given with respect to all of the New Notes pursuant to provisions described under the headings "—Optional Redemption" or "—Mandatory Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Gaming Assets of the Authority. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Authority to repurchase those New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Authority's Gaming Assets to another Person or group may be uncertain.

Asset Sales

        The Authority shall not consummate an Asset Sale unless:

  (a)
  the Authority receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

  (b)
  the fair market value is evidenced by a resolution of the Authority's Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

  (c)
  at least 75% of the consideration therefor received by the Authority is in the form of cash or Cash Equivalents; provided that:

  (i)
  any liabilities (as shown on the Authority's most recent balance sheet prepared in accordance with GAAP) of the Authority (other than Existing New Notes, contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any Guarantee thereof) that are assumed by the transferee of any of those assets under a customary novation agreement that unconditionally releases the Authority from further liability shall be deemed to be cash for purposes of this clause (c); and

  (ii)
  any securities, notes or other obligations received by the Authority from the transferee that are promptly, but in any event within 30 days of receipt, converted by the Authority into cash (to the extent of the cash received in that conversion) shall be deemed to be cash for purposes of this clause (c);

provided, however, that the Authority will not be permitted to make any sale, lease, conveyance or other disposition of any Key Project Assets.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds to make capital expenditures or acquire other property or long-term assets that are used or useful in the "Gaming Business" or irrevocably agree to use such Net Proceeds for such expenditure or acquisition, provided that such expenditure or acquisition is consummated within 365 days after the date of such irrevocable agreement.

        Pending the final application of any such Net Proceeds, the Authority may temporarily reduce any revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the New Indenture; provided that any such investment with the proceeds received as a result of an Asset Sale with respect to Collateral shall be held in an account in which the Collateral Trustee will have a first priority perfected security interest as set forth in the Collateral Documents, for the benefit of the holders of Parity Lien Obligations.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided above will be deemed "Excess Sales Proceeds." Within ten days following the date that the aggregate amount of Excess Sales Proceeds exceeds $2.5 million, the Authority will, subject to the limitations described under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders," make an offer (an "Asset Sale Offer") to all Holders of New Notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the New Indenture with respect to offers to purchase or redeem such other Indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of New Notes and such other Parity Lien Debt that may be purchased out of the Excess Sales Proceeds. The offer price for the New Notes and any other Parity Lien Debt in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If the purchase price of the New Notes and such other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Sales Proceeds, the Trustee will select the New Notes and such other Parity Lien Debt to be purchased on a pro rata basis based on the principal amount thereof. If any Excess Sales Proceeds remain after completion of an Asset Sale Offer, the Authority may use such Excess Sales Proceeds for any purpose not otherwise prohibited by the New Indenture and the Collateral Documents. Upon completion of any such Asset Sale Offer, the amount of Excess Sales Proceeds shall be reset at zero. New Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled by the Authority and may not be reissued.

Events of Loss

        Within 365 days after an Event of Loss with respect to all or any portion of the Project with a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Authority may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement, or construction of improvements to the Project, with no concurrent obligation to make any offer to purchase any of the New Notes; provided, that within 90 days of such Event of Loss:

  (a)
  the Authority delivers to the Trustee a written opinion from a reputable contractor that the property subject to such Event of Loss can be rebuilt, repaired, replaced or constructed, and in a condition that is substantially similar to its condition immediately prior to such Event of Loss within 365 days of the Event of Loss; and

  (b)
  the Authority delivers to the Trustee an Officers' Certificate certifying that the Authority expects to have available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (a) above.

        Pending the final application of any Net Loss Proceeds, the Authority shall deposit such Net Loss Proceeds into an account in which the Collateral Trustee shall have a first priority perfected security interest as set forth in the Collateral Documents, for the benefit of the holders of Parity Obligations and may invest such Net Loss Proceeds only in Cash Equivalents; provided that such Cash Equivalents are held in such account. These pledged funds will be released to the Authority to pay for or reimburse the Authority for the actual cost of a permitted use of the Net Loss Proceeds as provided above, or the Event of Loss Offer, in each case pursuant to the terms of the Collateral Documents.

        Any Net Loss Proceeds that are not reinvested or are not permitted to be reinvested as provided in the first sentence of this covenant will be deemed "Excess Loss Proceeds." Within ten days following the date that the aggregate amount of Excess Loss Proceeds exceeds $2.5 million, the Authority will, subject to the limitations discussed under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders," make an offer (an "Event of Loss Offer") to all Holders of New Notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the New Indenture with respect to offers to purchase or redeem such other Indebtedness with the proceeds of events of loss, to purchase the maximum principal amount of the New Notes and such other Parity Lien Debt that may be purchased out of the Excess Loss Proceeds. The offer price for the New Notes and any other Parity Lien Debt in any Event of Loss Offer will be equal to 100% of principal amount of the

New Notes and such other Parity Lien Debt plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If the aggregate principal amount of New Notes and other Parity Lien Debt tendered into such Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select the New Notes and such other Parity Lien Debt to be purchased on a pro rata basis based on the principal amount thereof. If any Excess Loss Proceeds remain after completion of an Event of Loss Offer, the Authority may, subject to applicable conditions, use such Excess Loss Proceeds for any purpose permitted by the New Indenture and the Collateral Documents. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero. New Notes (or portions thereof) purchased pursuant to an Event of Loss Offer will be cancelled by the Authority and may not be reissued.

        In the event of an Event of Loss pursuant to clause (3) of the definition of "Event of Loss" with respect to any assets that have a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Authority will be required to receive consideration (1) at least equal to the fair market value (evidenced by a resolution of the Authority's Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the property or assets subject to the Event of Loss and (2) with respect to any Event of Loss of any portion of the Project, at least 75% of which is in the form of cash or Cash Equivalents.

General

        The Authority will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-l under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the New Notes pursuant to the Change of Control, Asset Sale or Events of Loss provisions of the New Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the New Indenture, the Authority will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the New Indenture by virtue of its compliance with such securities laws or regulations.

        If a Change of Control Offer is made, there can be no assurance that the Authority will have available funds sufficient to pay the Change of Control Offer purchase price for all the New Notes that might be delivered by holders of the New Notes seeking to accept the Change of Control Offer.

        New Notes (or portions thereof) purchased pursuant to a Change of Control Offer, an Asset Sale Offer, or Event of Loss Offer will be cancelled and cannot be reissued.

Selection and Notice

        If less than all of the New Notes of a series are to be redeemed or purchased in an offer to purchase at any time, the New Indenture Trustee shall select New Notes from such series to be redeemed or purchased among those Holders of the New Notes of such series whose New Notes are permitted by the provisions under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders" to be redeemed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.

        No New Notes in amounts of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least (a) 30 but not more than 60 days before the redemption date for a redemption pursuant to the provisions described under the heading "—Optional Redemption" and (b) three but not more than ten days before the redemption date for a redemption pursuant to the provisions described under the heading "—Mandatory Redemption," in each case, to each Holder of New Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Notes or a satisfaction and discharge of the New Indenture. Unless the Authority defaults in making such redemption payments, interest on New Notes called for redemption will cease to accrue on or after the redemption date.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on New Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        (a) The Authority shall not, directly or indirectly:

    (1)
    declare or pay any dividend or make any other payment or distribution on account of the Authority's Equity Interests or to the direct or indirect holders of the Authority's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Authority);

    (2)
    purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Authority;

    (3)
    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any principal, interest or other Obligation in respect of any Subordinated Indebtedness (other than payments of interest (other than default interest) at the Stated Maturity thereof on Subordinated Indebtedness in the form of increases in the principal amount of such Subordinated Indebtedness);

    (4)
    make any payment or distribution to or on behalf of the Tribe (or any agency, instrumentality or political subdivision thereof) or make any general or other distribution to or on behalf of the members of the Tribe, other than Permitted Payments;

    (5)
    make any Restricted Investment; or

    (6)
    make any interest or principal payment on the Existing Notes or on any order or judgment in respect of the Existing Notes other than by the issuance of Additional New Notes in exchange for the Existing Notes or from funds that do not constitute Collateral;

  (all payments and other actions set forth in clauses (1) through (5) being collectively referred to as "Restricted Payments").

        (b) With respect to payments under clauses (1) through (3) below, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, and with respect to clauses (4) and (5) below, so long as no Default or Event of Default has occurred and is continuing (other than a Default or Event of Default caused solely by a failure to pay amounts due on the Subordinated Notes) or would be caused thereby, the preceding provisions shall not prohibit:

    (1)
    the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness, Existing Notes, or of any Equity Interests of the Authority in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution to, or sale of, other Equity Interests of the Authority (other than Disqualified Stock);

    (2)
    the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Authority with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (3)
    the redemption or repurchase of any debt or equity securities of the Authority required by, and in accordance with any order of any Gaming Authority; provided, however, that the Authority has used its reasonable best efforts to effect a disposition of such securities to a third- party and has been unable to do so;

          (4)   after the deposit of the redemption price with respect to a redemption of New Notes pursuant to clause (a) of the provisions described under the heading "—Mandatory Redemption—Excess Cash Flow," the payment to the Tribe of an amount equal to 10% of the Authority's Excess Cash Flow for the two fiscal quarters ending on the March 31 or September 30 (whichever is more recent) preceding the relevant ECF Redemption Date (taken as one accounting period); and

          (5)   payments of cash interest (other than default interest) at the Stated Maturity thereof on the Subordinated Notes as in effect on the Closing Date; provided that at the time of such payment (i) the Authority's Senior Leverage Ratio does not exceed 3.00:1.00 and (ii) the sum of the aggregate principal amount of the New Notes and the aggregate principal amount of the Existing Notes then outstanding does not exceed $100.0 million.

        (c) The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Authority pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued pursuant to this covenant shall be determined by a majority of the Authority's Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Authority's Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $2.0 million. Not later than the date of making any Restricted Payment, the Authority shall deliver to the Trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the New Indenture.

Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Authority will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Authority will not issue any Disqualified Stock.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"), so long as at the time of incurrence, no Default or Event of Default has occurred and is continuing or would be caused thereby:

  (a)
  the incurrence by the Authority of Parity Lien Debt under Credit Facilities (with letters of credit deemed to have a principal amount equal to the maximum potential liability of the Authority thereunder) in an aggregate principal amount outstanding under this clause (a) not to exceed $5.0 million, less the amount of Net Proceeds of Asset Sales applied to repay any Credit Facility; provided that no portion of the proceeds of the Parity Lien Debt will be used to make interest or principal payments on the Existing Notes;

  (b)
  the incurrence by the Authority of Indebtedness represented by the New Notes issued on the Closing Date and any Additional New Notes;

  (c)
  the incurrence by the Authority of the Subordinated Notes;

  (d)
  the incurrence by the Authority of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by the New Indenture to be incurred under clause (b) or (c) of this paragraph;

  (e)
  the incurrence by the Authority of Indebtedness in connection with reimbursement type obligations regarding workers' compensation claims, escrow agreements, bankers' acceptances and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

  (f)
  Indebtedness arising from agreements of the Authority providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Authority (contingent obligations referred to in a footnote to the financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause); and

  (g)
  Indebtedness of the Authority, to the extent the net proceeds thereof are promptly deposited to defease the New Notes pursuant to the provisions described under the heading "—Legal Defeasance and Covenant Defeasance."

        The Authority will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Authority unless such Indebtedness is also contractually subordinated in right of payment to the New Notes on substantially identical terms; provided, however, that no Indebtedness of the Authority shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Authority solely by virtue of being unsecured.

Subsidiaries

        The Authority shall not form, acquire, or own any Subsidiary.

Liens

        The Authority shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any Gaming Assets now owned or hereafter acquired, or any proceeds, income or profits thereon, or assign or convey any right to receive income therefrom, except Permitted Liens.

Transactions with Affiliates

        The Authority shall not directly or indirectly make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (a)
  the Affiliate Transaction is on terms that are no less favorable to the Authority than those that would have been obtained in a comparable transaction by the Authority with an unrelated Person;

  (b)
  with respect to any Affiliate Transaction in excess of $250,000 or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, the Authority delivers to the Trustee a resolution of its Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; provided, that if there are no disinterested members of the Board of Directors, such compensation arrangements must be approved unanimously by the members of the Board of Directors; and

  (c)
  with respect to any Affiliate Transaction in excess of $750,000 or series of related Affiliate Transactions involving aggregate consideration of $1.5 million or more, the Authority delivers to the Trustee an opinion as to the fairness to the Authority of that Affiliate Transaction from a financial point of view issued by an accounting, consulting, appraisal or investment banking firm of reputable standing.

        The following items shall not be deemed to be Affiliate Transactions and shall not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement or arrangement entered into by the Authority in the ordinary course of business of the Authority;

  (2)
  reasonable compensation paid to, and indemnities provided on behalf of, officers, directors or employees of the Authority;

  (3)
  any arrangements disclosed in the Offering Circular and any renewals, extensions and modifications thereof that are not materially adverse to the Holders of the New Notes;

  (4)
  Restricted Payments, Permitted Payments, Permitted Investments and other payments and distributions to the extent permitted by the covenant described under the heading "—Certain Covenants—Restricted Payments"; and

  (5)
  reasonable bid preferences to Tribal members and their businesses in accordance with Tribal policy.

Merger, Consolidation or Sale of Assets

        The Authority shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Authority shall not consolidate or merge with or into any other Person.

Business Activities

        (a) The Authority shall not engage, directly or indirectly, in any business other than the Gaming Business. The Authority will not conduct a Gaming Business in any gaming jurisdiction in which the Authority is not operating on the Closing Date if the Holders of the New Notes would be required to be licensed as a result thereof; provided that the provisions described in this sentence shall not prohibit the Authority from conducting a Gaming Business in any jurisdiction that does not require the licensing or qualification of all of the Holders of the New Notes, but reserves the discretionary right to require the licensing or qualification of any Holder of New Notes.

        (b) On each business day other than Fridays, the Authority (and to the extent applicable, the Tribe) shall deposit all Pledged Revenues into the Collection Accounts. Each Collection Account shall be governed by a Control Agreement.

Gaming Licenses

        The Authority shall use its reasonable efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Project, provided that, if in the course of the exercise of its governmental or regulatory functions the Tribe is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Project as a result of any noncompliance with the law, the Authority shall use its best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Project shall be opened and fully operating.

        The Authority shall file with the Trustee any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any written notice issued by, or cause of action commenced by, the State of California under Section 9 of the Compact, or any successor provision.

Maintenance of Insurance

        The Authority will at all times maintain insurance with one or more insurance companies of national standing against such risks and in such amounts as is customarily carried by Persons engaged in the same or a similar business as the Authority with such deductibles, retentions and coinsurance provisions as are customarily carried by Persons engaged in the same or a similar business as the Authority, including, without limitation, property and casualty. Customary insurance will be deemed to include, without limitation, the following:

          (a)   workers' compensation insurance to the extent required to comply with the Compact or the laws and regulations of any applicable jurisdiction;

          (b)   comprehensive general liability insurance with minimum limits of $1.0 million;

          (c)   umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $14.0 million;

          (d)   business interruption insurance, provided that such business interruption insurance will have a minimum limit of at least $36.5 million; and

          (e)   property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and with a deductible of no greater than 2% of the insured value of the Project or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which deductible may be up to 5% of such replacement value).

        All such insurance policies shall be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to the Authority. The Authority shall deliver to the Trustee on the date hereof and each anniversary thereafter a certificate of an insurance agent describing the insurance policies obtained by the Authority, together with an Officers' Certificate stating that such policies comply with this covenant.

Additional Collateral

        Except for Excluded Assets, concurrently with the acquisition by the Authority of any personal property with a fair market value (as determined in good faith by the Authority's Board of Directors) in excess of $100,000 individually or $500,000 in the aggregate, to the extent not prohibited by Gaming Authorities or applicable law, the Authority will:

  (1)
  authorize and deliver to the Collateral Trustee such UCC financing statements or take such other actions as shall be necessary or (in the opinion of the Trustee) desirable to perfect and protect the Collateral Trustee's security interest in such property; and

  (2)
  promptly deliver to the Collateral Trustee such opinions of counsel, if any, as the Collateral Trustee may reasonably require with respect to the foregoing (including opinions as to the enforceability and perfection of security interests) to the extent obtainable on commercially reasonable terms.

Further Assurances

        The Authority will do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order to:

  (1)
  carry out the purposes of the Collateral Documents;

  (2)
  subject to the Liens created by any of the Collateral Documents any of the properties, rights of interests required to be encumbered thereby;

  (3)
  perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

  (4)
  assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Trustee under the Collateral Documents or under any other instrument executed in connection herewith.

        Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under the New Indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Authority), the Authority will execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Authority for such governmental consent, approval, recording, qualification or authorization.

Payments for Consent

        The Authority shall not directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Indenture, the New Notes or the Collateral Documents unless that consideration is offered to be paid and is paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to that consent, waiver or agreement, as applicable.

Reports

        Whether or not the Authority is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any of the New Notes are outstanding, the Authority will (1) furnish the following information and reports (as well as the details regarding the conference call described below) electronically to the Trustee, and (2) at the time such information and reports are furnished to the Trustee, make such information, reports and conference call details available, upon request, to any Holder and to any Beneficial Owner of New Notes and any prospective investor, any securities analyst and any market maker by posting such information and reports on Intralinks or a comparable password protected online data system, which will require a confidentiality acknowledgement; provided that the

Authority shall make readily available any password or other login information to the Trustee and any such Holder, Beneficial Owner, prospective investor, securities analyst or market maker:

          (a)   within 90 days of the end of each calendar year (beginning with the calendar year ending on December 31, 2011), an annual report of the Authority containing all of the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Authority had been a reporting company under the Exchange Act, together with the information with respect to the conference call described below with respect thereto and (ii) an Officers' Certificate of the chief financial officer of the Authority setting forth a calculation in reasonable detail of the Authority's Cash Flow for its most recently completed four fiscal quarters; provided that the annual financial statements of the Authority included therein shall have been audited by a nationally recognized firm of independent accountants;

          (b)   within 45 days of the end of the first three calendar quarters of each year (beginning with the calendar quarter ending on March 31, 2012), a quarterly report of the Authority containing all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Authority had been a reporting company under the Exchange Act, together with (i) the information with respect to the conference call described below with respect thereto and (ii) with respect to each report for a fiscal quarter ending on March 31 or September 30, (ii) an Officers' Certificate of the chief financial officer of the Authority setting forth a calculation in reasonable detail of the Authority's Cash Flow for its most recently completed four fiscal quarters and (iii) with respect to each report for a fiscal quarter ending on March 31 or September 30, an Officer's Certificate of the chief financial officer of the Authority setting forth a calculation in reasonable detail the Authority's Excess Cash Flow for the six months ended on such March 31 or September 30; provided that the interim financial statements of the Authority included therein shall have been reviewed by a nationally recognized firm of independent accountants; and

          (c)   within the applicable timeframes set forth in the rules of the SEC, current reports containing all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act as if the Authority had been a reporting company under the Exchange Act.

        Notwithstanding the above, the Authority shall not be required to (a) comply with, and no report described above shall be required to include the information required by, (i) Sections 302, 404 or 906 of the Sarbanes- Oxley Act of 2002 or Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K under the Securities Act with respect to any "non-GAAP" financial information contained therein or (iii) Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act or (b) use eXtensible Business Reporting Language in the preparation of any of the reports described in clauses (a), (b) or (c) above.

        The Authority will conduct a publicly available conference call to discuss the information furnished pursuant to clauses (a) and (b) of the first paragraph of this covenant no later than five business days after furnishing such information. The Authority shall provide to the New Indenture Trustee written notice of each such conference call at least three days prior to such call.

        In addition, the Authority agrees that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        The Authority shall file with the Trustee any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any written notice issued by, or cause of action commenced by, the State of California under Section 9 of the Compact, or any successor provision.

        The Authority will file with the Trustee and provide to Holders of New Notes, within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514 and with any Gaming Authority pursuant to the Compact

No Amendment to Subordination Provisions

        The Authority will not amend, modify or alter the Existing Indenture, the Existing Notes, the Subordinated Notes Indenture, the Subordinated Notes or the Existing Notes Collateral Documents in any way to:

          (i)    increase the rate of or change the time for payment of interest on any Existing Notes or Subordinated Notes;

          (ii)   increase the principal of or change the time for payment of the principal of any Existing Notes or Subordinated Notes;

          (iii)  alter the redemption provisions or the price or terms at which the Authority is required or permitted to redeem or to offer to purchase any Existing Notes or Subordinated Notes; or

          (iv)  amend the provisions of Sections 14.01, 14.02 and 14.03 of the Existing Indenture, Article Fourteen of the Subordinated Notes Indenture or Sections 14.2, 24.7, 25 and 26 of the Existing Notes Pledge and Security Agreement which relate to subordination and lien subordination.

Maintenance of Proschold Easement

        The Authority shall comply in all respects with the terms of the Proschold Grant of Easement and shall take all necessary or desirable action to ensure that the Proschold Easement remains in full force and effect until the Termination Date.

Certificate of Independent Engineer

        The Authority shall cause an Independent Engineer to deliver to the Trustee, within ten days after the end of each fiscal quarter of the Authority during which any payment with respect to the development and construction of the Emergency Vehicle Access Road on the Proschold Property is made, a signed certificate substantially in the form attached to the New Indenture.

Covenants of the Tribe

        (a) The Tribe shall not do, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities or enterprises, directly or indirectly to do, except as required by federal or state law or the Compact, any of the following:

          (i)    impose or increase any tax or other payment obligation on the Authority or on any patrons of, or any activity at, the Project other than Permitted Payments;

          (ii)   amend or repeal the Tribal Gaming Ordinance, Authority Ordinance, UCC Ordinance, Arbitration Provisions or Financial Source Regulation, in each case, in effect on the Closing Date (unless any such amendment is a legitimate effort to ensure that the Authority and the Project conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Project);

          (iii)  deny access by the Authority or patrons of the Gaming Business to Key Project Assets or otherwise restrict or eliminate the right of the Authority to conduct gaming operations at the Project in a manner that would materially and adversely affect the Gaming Business;

          (iv)  take any other action, enter into any agreement, amend its Articles of Association or amend, repeal or enact any ordinance, law, rule or regulation that would have a material adverse effect on the rights or interests of Holders of the New Notes, including, without limitation, taking any action to engage in the Gaming Business other than through the Authority;

          (v)   except pursuant to the provisions described under the heading "—Irrevocable Waiver of Sovereign Immunity" and the Collateral Documents, waive its sovereign immunity in any manner that would create recourse to the assets of the Authority (including any cash thereof), except that the Tribe may do so to the extent it is acting for the account and benefit of the Authority and so long as such action of the Tribe would not be prohibited by the New Indenture if undertaken directly by the Authority and such action has been approved by the Authority's Board of Directors;

          (vi)  enact any statute, law, ordinance or rule that would have a material adverse effect on the rights or interests of the New Indenture Trustee or the Holders of the New Notes under the New Indenture, the New Notes or the Collateral Documents;

          (vii) except with the consent of a majority of Holders of the New Notes, directly or indirectly impose, tax or otherwise make a charge on the New Indenture, the New Notes, the Collateral Documents or any payments or deposits to be made thereunder;

          (viii)  permit or incur any consensual liability of the Tribe (or of any other instrumentality, authority or sub-unit of the Tribe) that is a legal obligation of the Authority, for which the assets of the Authority may be bound or for which there may be recourse to the assets of the Authority, other than a liability that the Authority is permitted or not prohibited from incurring on its own behalf under the New Indenture;

          (ix)  pursuant to or within the meaning of Bankruptcy Law, appoint or consent to the appointment of a custodian of the Authority for all or substantially all of the assets of the Authority, or over the Gaming Assets including any Key Project Assets;

          (x)   enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee, the Collateral Trustee or the Holders of the New Notes provided for in the New Indenture, the New Notes or the Collateral Documents;

          (xi)  exercise any power of eminent domain over the assets of the Authority (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders of the New Notes);

          (xii) fail to comply in good faith with the Compact (including the provisions with respect to the licensing and exemption from licensing of Financial Sources), or fail to comply with IGRA or any other applicable and binding law, regulation, order or decree in a manner that would be reasonably likely to result in a material adverse effect on the ability of the Tribe or the Authority to conduct its Gaming Business or perform its obligations under the New Indenture, New Notes or New Collateral Documents;

          (xiii)  to the extent within its lawful power, allow any initiative or referendum by the members of the Tribe that would violate, if taken, the agreements or obligations of the Tribe and the Authority under the New Indenture and the Collateral Documents or CGCC-2; or

          (xiv) cause or permit the Authority to take any action in violation of the New Indenture or any Collateral Document.

        (b)   The Tribe agrees that, subject to the provisions described under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders" and the fourth paragraph set forth under the heading "—Events of Default and Remedies," upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Authority, or the Project, the Holders of the New Notes will be entitled to receive payment in full in respect to all principal, premium, interest and other amounts owing in respect of the New Notes before any payment or any distribution to the Tribe.

        (c)   In the event that the Tribe receives any payment from the Authority at a time when such payment is prohibited by the terms of the New Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Authority, to the Authority.

        (d)   The Tribe agrees that the Authority shall have sole and exclusive jurisdiction to operate the Project in accordance with the Authority Ordinance. The Tribe agrees that the Authority shall have the sole and exclusive right to conduct any Gaming Business of the Tribe and no Tribal Party shall conduct any Gaming Business other than through the Authority.

        (e)   The Tribe consents, agrees and acknowledges to the creation of the Liens securing the Obligations created under the New Notes, the New Indenture and the New Collateral Documents.

        (f)    Any action taken by the Tribe to comply with federal or state law that would otherwise violate this covenant shall be taken only after 30 days prior written notice to the Trustee, to the extent such notice is possible under the federal or state law or the Compact, accompanied by an Officers' Certificate and Opinion of Counsel that such action is required by federal or state law or the Compact.

        (g)   The Tribe shall use Permitted Payments for the purposes provided for in the definition thereof and for no other purposes, including for payments made by the Authority for the Proschold Lease Agreement.

        (h)   No action shall be taken by or on behalf of the Tribe, including any law, ordinance or resolution of the Tribe or the Tribal Council of the Tribe, that impairs necessary access to the lands of the Tribe for the purposes of operating the Project or conducting the business of the Authority or its ability to timely perform its obligations under the New Indenture, the New Notes and the New Collateral Documents.

Events of Default and Remedies

        Each of the following shall be an "Event of Default":

          (a)   failure to pay any interest on any Note when due and payable, and such failure continues for 30 days or more;

          (b)   failure to pay principal of, or premium, if any, on any Note;

          (c)   failure by the Authority or the Tribe, as applicable, to comply with the provisions described under the headings "—Mandatory Redemption," "—Certain Covenants—Restricted Payments," "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock," "—Certain Covenants—Liens," clause (b) of "—Certain Covenants—Business Activities," "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Repurchase at the Option of Holders—Events of Loss," "—Certain Covenants—No Amendment to Subordination Provisions," or "—Certain Covenants—Merger, Consolidation or Sale of Assets," or the failure by the Authority to maintain its existence in accordance with its organizational documents;

          (d)   failure by the Authority for 30 days after notice by the New Indenture Trustee or the Holders of 25% or more in aggregate principal amount of the New Notes to comply with any of the other agreements in the New Indenture or the New Notes (other than a default set forth in clause (a), (b), or (c) above);

          (e)   except with respect to a payment default on the Existing Notes, default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority (or the payment of which is guaranteed by the Authority), whether the Indebtedness or Guarantee now exists, or is created after the Closing Date, if that default:

            (i)    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (ii)   results in the acceleration of that Indebtedness prior to its express maturity,

and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (f)    failure by the Authority to pay final non-appealable judgments to the extent that the amount of such judgments not covered by insurance underwritten by third parties or not adequately reserved for in accordance with GAAP aggregates in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (g)   failure by the Tribe to pay final non-appealable judgments to the extent that (i) such judgments provide for, create or allow recourse against the assets of the Authority or to any revenues thereof and (ii) the amount of such judgments not covered by insurance underwritten by third parties or not adequately reserved for in accordance with GAAP aggregates in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (h)   failure by the TGA to at all times provide a complete exclusion from the licensing requirements of Section 6.4.6 of the Compact for (a) all federally-regulated or state-regulated banks, savings and loans or other federally- or state-regulated lending institutions, (b) any agency or federal, state or local government or (c) any investor, who, alone or in conjunction with another, holds less than 10% of any outstanding indebtedness evidenced by bonds issued by the Authority for ten days after notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the New Notes of failure to so provide;

          (i)    cessation of any material portion of gaming operations for a period of more than 30 consecutive days at the Project (other than as a result of an Event of Loss);

          (j)    failure by the Tribe to comply with the provisions described under the heading "—Certain Covenants—Covenants of the Tribe" for 30 days after notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the New Notes to comply;

          (k)   certain events of bankruptcy or insolvency with respect to the Authority or the Tribe;

          (l)    failure by the Tribe to be a sovereign Indian tribe recognized by the United States of America pursuant to 25 U.S.C. § 476, et seq.;

          (m)  any of the Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Authority or the Tribe shall so assert, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

          (n)   any material representation or warranty made by the Authority or the Tribe in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Authority or the Tribe at any time under or in connection with any such Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (o)   any material breach of any agreement in the Collateral Documents and the expiration of any applicable grace period set forth therein or the repudiation by the Authority or the Tribe of any of its obligations under the Collateral Documents or the unenforceability of the Collateral Documents against the Authority or the Tribe for any reason.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Authority or the Tribe, all outstanding New Notes will become due and payable immediately and automatically without further action or notice, subject to the limitations discussed under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders." If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding New Notes may declare all principal, premium, if any, and accrued interest of the New Notes to be due and payable immediately, subject to the limitations described under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders."

        Following an Event of Default (other than an Event of Default described in clause (k) or (l) of the definition of Event of Default), and only until the Holders of at least 25% in principal amount of the then outstanding New Notes direct or consent to the Collateral Trustee's exercise of its rights under the Waterfall Agreement to limit the Authority's rights to withdraw funds in the Collection Accounts and the Collateral Waterfall Accounts to pay Operating Expenses, the Collateral Trustee will not prohibit all or any portion of the funds in the Collection Accounts and the Collateral Waterfall Accounts to be disbursed to the Authority for the payment of Operating Expenses if the Authority delivers to the Trustee an Officers' Certificate that states that such funds will be used to pay Operating Expenses and identifies the payees of such funds and the basis for such payments.

        If any Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by the Authority or on its behalf with the intention of avoiding payment of the premium that the Authority would have had to pay if it then had elected to redeem the New Notes pursuant to the provisions described under the heading "—Optional Redemption," then, upon acceleration of the New Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law and subject to the limitations described under the heading "—Special Provisions Regarding Unlicensed and Non-Exempt Holders," anything in the New Indenture or in the New Notes to the contrary notwithstanding.

        Notwithstanding anything contained in the New Indenture or in the New Collateral Documents to the contrary, after an Event of Default the Trustee shall not prohibit the payment to the Tribe in each calendar month, following payment of any Operating Costs as defined and provided in the Waterfall Agreement, of the Priority Tribal Distribution in an amount set forth in clause (2) of the definition thereof permitted pursuant to the covenant described under the heading "—Certain Covenants—Restricted Payments" and the Collateral Documents.

        Holders of the New Notes may not enforce the New Indenture or the New Notes except as provided in the New Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. However, the Trustee may refuse to follow any direction that conflicts with law or the New Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of New Notes or that may involve personal liability. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        Holders of a majority in aggregate principal amount of the then outstanding New Notes by notice to the Trustee may on behalf of the Holders of all of the New Notes, waive an existing Default or Event of Default and its consequences under the New Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in principal amount of the then outstanding New Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the New Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

        If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.

        The Authority is required to deliver to the New Indenture Trustee annually a statement regarding compliance with the New Indenture and the New Collateral Documents. Upon becoming aware of any Default or Event of Default, the Authority is required to deliver to the New Indenture Trustee a statement specifying the Default or Event of Default.

Management Activity Limitations

        Notwithstanding any provision in the New Indenture and the Collateral Documents, or any other right to enforce the provisions of the New Indenture and the Collateral Documents, none of the Trustee, the Collateral Trustee or any Holder or Beneficial Owner of the New Notes shall engage in any planning, organizing, directing, coordinating or controlling of all or any portion of the operations of the Gaming Business (collectively, "Management Activities"), including, but not limited to:

          (1)   the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

          (2)   any working or employment policies or practices;

          (3)   the hours or days of operation;

          (4)   any accounting systems or procedures;

          (5)   any advertising, promotions or other marketing activities;

          (6)   the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

          (7)   the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

          (8)   budgeting, allocating, or conditioning payments of the Authority's operating expenses.

provided, however, that upon the occurrence of a Default or an Event of Default under the New Indenture, none of the New Indenture Trustee, the Collateral Trustee or any Holder or Beneficial Owner of the New Notes will be in violation of this paragraph as a result of any such Person: (a) enforcing (or directing the enforcement of) compliance with any term or condition in the New Indenture or the New Collateral Documents that does not require the Gaming Business to be subject to any third-party decision-making as to any Management Activities; (b) requiring that (or directing the requirement that) all or any portion of the Pledged Revenues be applied to satisfy terms or conditions of the New Indenture or the New Collateral Documents; or (c) otherwise foreclosing (or directing the foreclosure) on all or any portion of the Collateral securing Obligations under the New Indenture and the Collateral Documents.

No Personal Liability of the Tribe or Certain Individuals

        Neither the Tribe nor any tribal member, council member, official, agent, director, officer, employee, incorporator or member of the Authority or the Tribe or holder of an Ownership Interest of the Authority shall, as such, have any liability for any of the Authority's obligations under the New Notes, the New Indenture or the Collateral Documents, or for any claim based on, in respect of, or by reason of, these obligations or their creation. Each Holder of New Notes by accepting a Note waives and releases these individuals from this liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws. Other than as specifically set forth in the New Indenture and the Collateral Documents, nothing contained herein shall constitute a waiver of the sovereign immunity of either the Authority or the Tribe.

Legal Defeasance and Covenant Defeasance

        The Authority may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have its obligations with respect to all outstanding New Notes discharged on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Authority shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Notes, except for:

          (a)   the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, or interest or premium on such New Notes when such payments are due from the trust referred to below;

          (b)   the Authority's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payments and money for security payments held in trust;

          (c)   the rights, powers, trusts, duties and immunities of the New Indenture Trustee under the New Indenture and the Authority's obligations in connection therewith; and

          (d)   the Legal Defeasance provisions of the New Indenture.

        In addition, the Authority may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the New Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the heading "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (a)   the Authority must irrevocably deposit with the New Indenture Trustee, in trust for the benefit of the Holders of the New Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, interest on, and premium, if any, on the outstanding New Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Authority must specify whether the New Notes are being defeased to maturity or to a particular redemption date;

          (b)   in the case of Legal Defeasance, the Authority shall have delivered to the New Indenture Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Authority has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (c)   in the case of Covenant Defeasance, the Authority shall have delivered to the New Indenture Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (d)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (e)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the New Indenture) to which the Authority is a party or by which the Authority is bound;

          (f)    the Authority shall deliver to the New Indenture Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders of New Notes over other creditors of the Authority or with the intent of defeating, hindering, delaying or defrauding creditors of the Authority or others; and

          (g)   the Authority shall deliver to the New Indenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

        Except as provided below in this section, the Authority and the New Indenture Trustee may amend or supplement the New Indenture, the New Notes or the New Collateral Documents with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the New Notes), and, subject to penultimate paragraph under the heading "—Events of Default and Remedies" and the rights of Holders under the New Indenture to receive payment, any existing Default or Event of Default or compliance with any provision of the New Indenture, the New Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the New Notes); provided, however, that if any amendment, supplement or waiver would only affect the New Series A Notes or the New Series B Notes, only the consent of the Holders of a majority in principal amount of the New Series A Notes or the New Series B Notes then outstanding (and not the consent of a majority in principal amount of all New Notes then outstanding), as the case may be, shall be required.

        However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder):

          (a)   reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver;

          (b)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of, or offers to purchase, the New Notes (other than the provisions relating to the covenants described under the heading "—Repurchase at the Option of Holders" prior to the time at which an obligation to make such an offer has arisen);

          (c)   reduce the rate of or change the time for payment of interest on any Note;

          (d)   waive a Default or Event of Default in the payment of principal of, or interest or premium on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of New Notes and a waiver of the payment default that resulted from such acceleration);

          (e)   make any Note payable in money other than that stated in the New Notes;

          (f)    make any change in the provisions of the New Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of New Notes to receive payments of principal of, or interest or premium, if any, on the New Notes;

          (g)   waive a redemption payment with respect to any Note; or

          (h)   make any change in the preceding amendment and waiver provisions.

        In addition, any amendment or supplement to, or waiver of, any provision of the New Indenture or any Collateral Document (a) that has the effect of releasing all or substantially all of the Collateral from the Lien of the New Indenture and the New Collateral Documents, (b) that would directly or indirectly impair or affect the ranking or priority of any Lien securing New Notes or (c) relating to the application of proceeds of Collateral that would materially adversely affect the Holders of New Notes, in each case, shall require the consent of the Holders of at least 66 2/3% of the aggregate outstanding principal amount of the New Notes; provided, however, that if any amendment or waiver would only affect the New Series A Notes or the New Series B Notes, only the consent of the Holders of 66 2/3% in principal amount of the New Series A Notes or the New Series B Notes then outstanding (and not the consent of 66 2/3% in principal amount of all New Notes then outstanding), as the case may be, shall be required.

        Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Authority and the Trustee may amend or supplement the New Indenture, the New Notes and the New Collateral Documents to:

  (1)
  cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

  (2)
  provide for uncertificated New Notes in addition to or in place of certificated New Notes;

  (3)
  make any change that would provide any additional rights or benefits to the Holders of the New Notes or that does not adversely affect the legal rights under the New Indenture of any Holder of a New Note;

  (4)
  conform the text of the Indenture, the New Notes or the Collateral Documents to any provision of this "Description of the New Notes" section of the Offering Circular to the extent that such provision was intended to be a verbatim recitation of a provision of the New Indenture, the New Notes or the New Collateral Documents, as evidenced by an Officers' Certificate delivered to the Trustee;

  (5)
  (i) enter into additional or supplemental New Collateral Documents or (ii) release Collateral in accordance with the terms of the New Indenture, the New Notes or the New Collateral Documents; or

  (6)
  evidence and provide for the acceptance and appointment under the New Indenture of a successor trustee pursuant to the requirements hereof;

    provided, that the Authority has delivered to the Trustee an Officers' Certificate and Opinion of Counsel stating that any such amendment or supplement complies with the applicable provisions of this section.

Satisfaction and Discharge

        The New Indenture shall be discharged and shall cease to be of further effect as to all New Notes issued thereunder, when:

          (a)   either:

            (i)    all New Notes that have been authenticated (except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Authority) have been delivered to the Trustee for cancellation; or

            (ii)   all New Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Authority has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the New Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (b)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Authority is a party or by which it is bound;

          (c)   the Authority has paid or caused to be paid all sums payable by it under the New Indenture; and

          (d)   the Authority has delivered irrevocable instructions to the Trustee under the New Indenture to apply the deposited money toward the payment of the New Notes at maturity or the redemption date, as the case may be.

        The Authority shall deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Authority, the New Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as described in the TIA, it must eliminate that conflict within 90 days or resign.

        The holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of its own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request or direction of any Holder of New Notes, unless that Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with the request or direction.

Governing Law

        The New Indenture, the New Notes and the New Collateral Documents will be, subject to certain exceptions, governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and performed in such state, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Tribe, the Authority, the Trustee and the Collateral Trustee agree that the transactions under the New Indenture and the Collateral Documents, including the execution of the New Indenture and the Collateral Documents, the lending of money and the issuance of the New Notes, occurred outside the Tribe's reservation, in the State of New York.

Irrevocable Waiver of Sovereign Immunity

        The Authority (for itself) and the Tribe (for itself and each other Tribal Party) unconditionally and irrevocably waives its or their sovereign immunity from any suit, action, proceeding or legal process of any nature, and any and all defenses based thereon, with respect to any claim, demand, dispute, action or cause of action related or incidental to the New Indenture, the New Notes or the Collateral Documents, including the offer or sale of the New Notes, whether now existing or hereafter arising and whether sounding in tort, contract or otherwise (collectively "Permitted Claims").

        Such unconditional and irrevocable waiver extends (a) to permit the interpretation, enforcement and the seeking of legal or equitable relief and remedies (whether through an award or granting of specific performance, injunction, mandamus, damages or otherwise) through judicial proceedings and other legal process as hereinafter provided, (b) to permit judicial actions in any of the Applicable Courts (as defined below) to compel, enter judgment upon, enforce, modify or vacate any award or interim injunctive relief related to arbitration proceedings described below, and (c) to permit a judgment or order issued by an Applicable Court or arbitrator as provided hereunder to be enforced in any court of competent jurisdiction (including the Federal and State Courts in California); provided, however, such waiver shall be subject to the following limitations: (a) no Person may seek enforcement or recover any damages as a result of such waiver against any property or rights of the Authority or the Tribe, except as against Gaming Assets (other than Excluded Assets) and Gaming Assets distributed or otherwise transferred or conveyed (either directly or indirectly) to the Tribe in contravention of the New Indenture, except in the case of a breach by the Tribe of its obligations under the New Indenture in which it receives any payment or amount in violation of the New Indenture, in which case a Person may seek enforcement against assets of the Tribe and the Authority other than Gaming Assets, in each case other than Excluded Assets, but only to the extent of such payment or amount received by the Tribe; (b) no Person will be entitled to enforce such waiver except the Trustee, Holders, Beneficial Owners of the New Notes, the Collateral Trustee and other Persons who are expressly permitted to benefit from the New Indenture or the Collateral Documents, together with the respective successors and assigns of such Persons (each, a "Permitted Party"); (c) no Person shall be entitled to assert a claim because of such waiver except a Permitted Claim; (d) claims permitted by such waiver may be brought only in the Applicable Courts or in arbitration proceedings as described below; and (e) all Permitted Claims shall be interpreted and subject to the law governing the New Indenture and the New Notes.

        Without in any way limiting the generality of the foregoing, each of the Tribe and the Authority expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action to give effect to any judgment entered or order granted in accordance with the terms of the New Indenture.

Additional Waivers

        Each of the Authority and the Tribe unconditionally and irrevocably waives the jurisdiction and right of any tribal court or forum, now or hereafter existing or created, to hear or resolve any

Permitted Claim. Each of the Authority and the Tribe unconditionally and irrevocably waives the application of any rule or doctrine relating to the exhaustion of tribal remedies, abstention or comity that might otherwise require or permit a Permitted Claim to be heard or resolved (either initially or finally) in a tribal court or other tribal forum.

Designation of Applicable Courts and Jurisdiction

        Each of the Authority and Tribe irrevocably consents to arbitration as described below and for the resolution and enforcement of Permitted Claims and actions permitted by the waivers described above, to the following courts (the "Applicable Courts"): (a) the federal courts of the United States of America located in the City of New York and all courts to which any appeal therefrom may be available; (b) any court of the State of New York and all courts to which any appeal therefrom may be available; and (c) any court or other forum of the Tribe (to the extent that a Permitted Party has commenced or consented to an action in such court or forum).

Arbitration

        At the election of the Trustee, any Permitted Claims must be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA"), as modified by the New Indenture. An arbitration proceeding may be commenced only by the Trustee, or to the extent remedies may be enforced directly by a Holder or Beneficial Owner of New Notes, by the Holder or the Beneficial Owner upon the filing with the AAA of a Statement of Claim (within the meaning of the AAA rules) and serving a copy thereof on the Authority and the Tribe. A single arbitrator shall hear the Permitted Claim, and shall be selected in accordance with the rules of the AAA. No person shall be eligible to serve as an arbitrator if the person is related to, affiliated with or has represented in a legal capacity any party to the arbitration proceeding or any party to the New Indenture. The arbitrator shall be an attorney or retired judge admitted to practice and in good standing before the highest court of a state, who is experienced in advising clients in connection with commercial borrowings or the issuance of debt securities. Any party shall be permitted to engage in any discovery permitted under the rules of the AAA. However, all discovery shall be completed within 90 days following the initial filing of the Statement of Claim.

        The hearing on the arbitration must be held in the City of Los Angeles, California, and commence and be completed no more than 30 days after the close of discovery, and the arbitrator shall render an award in writing within 30 days of the completion of the hearing, which shall contain findings of facts and conclusions of law. Any arbitrator appointed hereunder may award interim injunctive relief before the final arbitration award. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator.

        The Tribe and the Authority shall comply with and observe each order, award, judgment or decree entered by any arbitrator as provided above or any Applicable Court with respect to any Permitted Claim (collectively, "Orders"). To that end, the Tribe and any court of the Tribe of competent jurisdiction now or hereafter existing shall give full faith and credit to all Orders and, to the extent reasonably necessary, shall issue such additional orders and take such additional actions and exercise such additional legal powers as may reasonably be necessary to effectuate the same, whether within or without the Tribe's lands. In addition, to the extent applicable, any arbitration award arising from arbitration authorized hereunder shall be effectuated in accordance with the terms granting such arbitration rights and in accordance with the Tribal Arbitration Provisions, and shall be deemed to be an Order. The Tribe's police powers shall be available to secure and support any such enforcement efforts, and all police or other law enforcement officials of the Tribe shall carry out such Orders. All enforcement remedies with respect to any Order generally available throughout the State of California may be applied on the reservation of the Tribe, including lands owned in fee by or held by or in trust for the Tribe.

        Each of the Tribe and the Authority agrees not to revoke or limit, in whole or in part, its waiver of sovereign immunity contained in the New Indenture or in any way attempt to revoke or limit, in whole or in part, such waiver of sovereign immunity. In the event of any such revocation, limitation, attempted revocation, or attempted limitation, the parties hereto expressly recognize and agree that there remains no adequate remedy at law available to the Trustee, it will be irreparably injured upon such revocation or limitation hereof, and each of the Tribe and the Authority hereby consents to the entry of appropriate injunctive relief, consistent with the terms and conditions of the New Indenture, the New Notes and the Collateral Documents, as applicable. In the event of any attempted limitation or revocation of the waiver of sovereign immunity granted herein, the Trustee may immediately seek judicial injunctive relief as provided in this waiver. Any action seeking injunctive relief under the New Indenture shall be brought at the Trustee's option, either in an arbitration proceeding as provided herein, or in one of the Applicable Courts, and each of the Tribe and Authority expressly consents to the jurisdiction of, and agrees to be bound by, any order or judgment of such arbitrator or Applicable Court, and any federal or state court with appellate jurisdiction thereof.

        The provisions of this section are in addition to (and not in lieu or replacement of) similar waiver, consent to jurisdiction and dispute resolution provisions that are contained in any of the Notes and the Collateral Documents. This section shall not modify or limit in any manner the waiver, consent to jurisdiction or dispute resolution provisions in any of the Notes and the Collateral Documents, which shall remain unchanged.

Additional Information

        Any offeree who receives the Offering Circular may obtain a copy of the New Indenture and the Collateral Documents without charge by contacting the Exchange Agent in the manner described on the back cover of this Offering Circular.

Book-Entry, Delivery and Form

        The New Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        The New Notes initially will be represented by one or more New Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. The Authority takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Authority that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between such participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of its participants and indirect participants.

        DTC has also advised the Authority that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interest in the Global Notes).

        All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "holders" thereof under the New Indenture for any purpose.

        Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder thereof. Under the terms of the New Indenture, the Authority and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Authority, the Trustee nor any agent of the Authority or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised the Authority that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants and will not be the responsibility of DTC, the Authority or the Trustee. Neither the Authority nor the Trustee will be liable for any delay by DTC or any participants or indirect participants in identifying the beneficial owners of the Notes, and the Authority and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Transfer Restrictions," transfers between participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Authority that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Authority nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the Authority that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Authority fails to appoint a successor depositary within 90 days thereafter;

          (2)   the Authority, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the Notes.

        In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may be exchanged for beneficial interests in a Global Note in accordance with the New Indenture.

Same Day Settlement and Payment

        The Authority will make payments in respect of any Notes represented by a Global Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account or accounts specified by DTC as the registered holder of such Global Note. The Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Certain Definitions

Certain Definitions in the New Indenture and the Waterfall Agreement

        Set forth below are certain defined terms used in the New Indenture and the Waterfall Agreement. Reference is made to the New Indenture and the Waterfall Agreement for a full disclosure of all these terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into, became a Subsidiary of, or substantially all of its business and assets were acquired by, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, or substantially all of its business and assets being acquired by, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Notes" means any Series A Notes issued under this New Indenture after the Closing Date in exchange for an identical then outstanding principal amount of Existing Notes.

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person or any Person who is a council member, director or officer of such Person, or any Person described above; provided that every member of the Tribe shall be deemed an Affiliate of the Authority solely by virtue of such Person's membership in the Tribe. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Arbitration Provisions" means Ordinance 03-10-25-005 of the Tribe, entitled Dry Creek Arbitration Ordinance of 2003.

        "Asset Sale" means the direct or indirect sale, lease, transfer, conveyance or other disposition (including in connection with any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) of any assets or rights (including without limitation intellectual property); provided, however, that the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the Gaming Assets of the Authority shall be governed by the provisions described under the headings "—Repurchase at the Option of Holders—Change of Control" and "—Certain Covenants—Merger, Consolidation or Sale of Assets" not by the provisions described under the heading "—Repurchase at the Option of Holders—Asset Sales."

        Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million or (b) results in net proceeds to the Authority of less than $1.0 million;

          (2)   the sale of inventory or other assets (other than receivables) in the ordinary course of business;

          (3)   dispositions of Gaming Equipment in the ordinary course of business pursuant to an established program for the maintenance and upgrading of this equipment;

          (4)   a Restricted Payment, Permitted Payment or Permitted Investment that is permitted by the covenant described under the heading "—Certain Covenants—Restricted Payments";

          (5)   sales, transfers or other dispositions of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Authority;

          (6)   any operating lease or sublease in the ordinary course of business;

          (7)   the sale or other disposition of cash or Cash Equivalents;

          (8)   any Event of Loss;

          (9)   the creation of a Permitted Lien; and

          (10) the conveyance of real property to the United States to be held in trust for the Tribe.

        "Authority" means the River Rock Entertainment Authority, an unincorporated instrumentality wholly owned by the Tribe, created by the Authority Ordinance.

        "Authority Ordinance" means the Ordinance adopted by the Board of Directors of the Tribe creating the Authority.

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the managing partner or partners of the partnership and, if a managing partner is a corporation, the board of directors of such corporation;

          (3)   with respect to the Authority, its board of directors;

          (4)   with respect to the Tribe, its board of directors; and

          (5)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Cage and Operating Cash" means cash held by the Authority in the ordinary course of its Gaming Business and cash which is required to be kept on hand for the operation thereof; provided that such amounts do not exceed an aggregate of $13.0 million.

        "Capital Expenditures" means, with respect to any Person, for any period, without duplication, the sum of:

          (1)   the aggregate amount of all expenditures (including with the proceeds of Funded Debt) of the Authority made during such period (a) which, in accordance with GAAP, would be classified as capital expenditures or (b) with respect to the maintenance or upgrade of assets of the Authority; and

          (2)   the aggregate amount of all payments in respect of Capital Lease Obligations of the Authority during such period.

        "Capital Expenditure Limit" means the sum of (1)(a) $1.0 million, plus (b) the amount of fees and expenses paid (to the extent classified under GAAP as Capital Expenditures) in connection with the issuance of the Notes and the Subordinated Notes and with efforts to refinance the Existing Notes, without duplication, (i) pursuant to the terms of the engagement letter, dated February 22, 2011, among the Authority, the Tribe, Merrill Lynch, Pierce Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (ii) to the financial advisors and legal counsel to the Authority and the Tribe, (iii) to the trustee for the Existing Notes and the Trustee, (iv) to Moody's and S&P and (v) to the legal advisors to the holders of the Existing Notes, plus (2) $5.0 million during each fiscal year commencing January 1, 2012, plus (3) $500,000 in the aggregate for improvements on the Proschold Property that are not related to the Emergency Vehicle Access Road, plus (4) up to $5.0 million in the aggregate for development and construction of the Emergency Vehicle Access Road; provided that any unused amounts pursuant to clauses (1)(a) and (2) of this definition up to $5.0 million in the aggregate may be carried forward and utilized in any succeeding period; provided, further, that payments made by the Authority pursuant to clauses (4) and (6) of the definition of "Permitted Payments" shall not be deemed to be Capital Expenditures for purposes of this definition.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity (including an unincorporated organization and including the Authority), any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or equity;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank chartered or organized in the United States and having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (6)   a money market fund at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition, if such fund has assets of not less than $500.0 million.

        "Cash Flow" means, with respect to any specified Person for any period, the Net Income of that Person for that period adjusted as follows, without duplication:

          (1)   plus an amount equal to any extraordinary loss plus the amount of any net loss realized by that Person in connection with an Asset Sale, to the extent those losses were deducted in computing Net Income;

          (2)   plus Interest Expense of that Person for the relevant period, whether paid or accrued, to the extent that this expense was deducted in computing Net Income;

          (3)   plus depreciation, amortization (including impairment of goodwill and amortization of other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and without duplication, other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person for the relevant period to the extent that depreciation, amortization and other non-cash expenses were deducted in computing Net Income;

          (4)   minus non-cash items increasing Net Income for the relevant period, other than the accrual of revenue in the ordinary course of business;

          (5)   plus, to the extent deducted in computing Net Income, payments made by the Authority to the Tribe during such period pursuant to clause (2) of the definition of "Permitted Payments"; and

          (6)   plus, to the extent deducted in computing Net Income, payments made by the Authority during such period pursuant to clauses (6) and (7) of the definition of "Permitted Payments."

        "CGCC" means the California Gambling Control Commission.

        "Change of Control" means the occurrence of any of the following:

          (1)   the Authority ceases to be a wholly-controlled unit, instrumentality, enterprise or subdivision of the government of the Tribe;

          (2)   the Authority ceases to have the exclusive legal right to operate the Gaming Business (other than the business activities described in clause (b) of the definition of "Gaming Business") or the Project;

          (3)   the Authority sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of the Gaming Assets to, or consolidates or merges with or into, any other Person; or

          (4)   the adoption of a plan relating to the liquidation or dissolution of the Authority or the Tribe.

        "Closing Date" means December             , 2011.

        "Collateral Documents" means, collectively, the Security Agreement, the Collateral Trust Agreement, the Control Agreement, the Waterfall Agreement, all UCC filings related to the security interests granted by any of the foregoing documents and any other document or instrument evidencing, creating or providing for a Lien on any real or personal tangible or intangible property as security for any or all of the Obligations of the Authority or the Tribe under the New Indenture and the New Notes or any of the foregoing documents.

        "Collateral Trust Agreement" means the Collateral Trust Agreement, dated as of the Closing Date, among the Authority, the Tribe and the Collateral Trustee.

        "Collateral Trustee" means Deutsche Bank Trust Company Americas until a successor replaces it in accordance with the applicable provisions of the Collateral Trust Agreement and thereafter means the successor serving thereunder.

        "Collateral Waterfall Accounts" means, collectively, the Excess Cash Flow Account, the Operating Account, the Operating Reserve Account, the Parity Lien Account, the Tribal ECF Account and the Waterfall Account.

        "Collection Accounts" means each of the deposit accounts identified as a "Collection Account" in the Waterfall Agreement or identified in writing by the Authority to each of the other parties hereto that is subject to a Control Agreement.

        "Common Collateral" means, at any time of determination, the Collateral and all other property of the Authority and the Tribe in which each of the Collateral Trustee and the Existing Notes Trustee has, pursuant to the Collateral Documents and the Existing Notes Collateral Documents, respectively, a Lien

        "Compact" means the Tribal-State Compact between the Tribe and the State of California pursuant to IGRA, concerning which approval by the Secretary of Interior was published in the Federal Register on May 16, 2000, as the same may from time to time be amended, or such other compact between such parties as may be substituted therefor.

        "Control Agreements" means (a) the Deposit Account Control Agreement, dated the Closing Date, among the Authority, the Tribe, the Collateral Trustee and The Bank of the West, as deposit bank, and (b) with respect to any other Collection Account, a Control Agreement that is a Collateral Document

        "Credit Facilities" means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

        "Current Assets" means all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Authority.

        "Current Liabilities" means all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Authority, other than current maturities of long-term Indebtedness.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Depository" means Deutsche Bank Trust Company Americas, in its capacity as the depository under the Waterfall Agreement.

        "Determination of Taxability" means a determination by the Commissioner or any District Director of the Internal Revenue Service or any court of competent jurisdiction to the effect that the interest payable on the Series B Notes is included in the gross income for federal tax purposes of the holders thereof or any former holders thereof.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the final installment of principal of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock unless such repurchase or redemption complies with the covenant described under the heading "—Certain Covenants—Restricted Payments."

        "Equally and Ratably" means, in reference to sharing of Liens or proceeds thereof as between holders of Parity Lien Obligations, that such Liens or proceeds will be allocated and distributed on all outstanding Parity Lien Obligations to the Parity Lien Representative for each outstanding Series of Parity Lien Debt ratably in proportion to the aggregate unpaid amount of such Parity Lien Obligations due and demanded (with written notice to the applicable Parity Lien Representative and the Collateral Trustee) prior to the date such distribution is made.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Loss" means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

        "Excess Cash Flow" means, for any fiscal period, the sum of, without duplication:

          (1)   the Authority's Net Income for such fiscal period;

          (2)   plus depreciation, amortization (including impairment of goodwill and amortization of other intangibles, but excluding amortization of prepaid cash expenses that were paid in prior period) and, without duplication, other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that Person for the relevant period to the extent that depreciation, amortization and other non-cash expenses were deducted in computing Net Income;

          (3)   minus non-cash items increasing such Net Income for such fiscal period other than the accrual of revenue in the ordinary course of business;

          (4)   minus to the extent not already deducted in computing Net Income for such fiscal period, Capital Expenditures paid in cash by the Authority during such fiscal period (except to the extent funded with the proceeds of Funded Debt or an Asset Sale or Event of Loss) (provided the amount subtracted pursuant to this clause (4) during such fiscal period shall not exceed the Capital Expenditure Limit);

          (5)   minus to the extent not already deducted in computing Net Income for such fiscal period, payments made by the Authority during such fiscal period pursuant to clauses (1), (2), (6) and (7) of the definition of "Permitted Payments";

          (6)   plus decreases in Working Capital during such fiscal period in an amount not to exceed $1.0 million (other than decreases attributable to payments made or to be made pursuant to clause (2) of the definition of "Permitted Payments");

          (7)   minus increases in Working Capital during such fiscal period in an amount not to exceed $1.0 million (other than increases attributable to payments made or to be made pursuant to clause (2) of the definition of "Permitted Payments");

          (8)   minus principal payments made on Permitted Debt (other than the Notes, the Subordinated Notes and the Existing Notes) at the Stated Maturity thereof during such fiscal period;

          (9)   plus cash proceeds of amounts excluded from Net Income pursuant to clauses (a) and (b) of the definition of "Net Income"; and

          (10) plus the amount of interest expense, if any, on the Existing Notes and the Subordinated Notes deducted in computing Net Income for such fiscal period that was not paid in cash or, in the case of the Subordinated Notes, may not be paid in cash pursuant to the terms of the New Indenture as in effect on the ECF Redemption Date with respect to which Excess Cash Flow is being calculated.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Authority's 9 3/4% Senior Notes due 2011.

        "Existing Notes Collateral Documents" means the "Collateral Documents" as defined in the Existing Indenture, also referred to as the Existing Collateral Documents in this Offering Circular.

        "Existing Notes Indenture" means the Indenture, dated November 7, 2003, among the Tribe, the Authority and U.S. Bank National Association, as trustee, relating to the Existing Notes, as amended or supplemented as of the Closing Date, also referred to as the Existing Indenture in this Offering Circular.

        "Existing Notes Indenture Debt" means the Existing Notes and all Obligations of the Authority thereunder, under the Existing Indenture and under the Existing Collateral Documents.

        "Existing Notes Indenture Trustee" means the "Trustee" as defined in the Existing Indenture and also referred to in this Offering Circular as the Existing Notes Trustee.

        "Existing Pledge and Security Agreement" means the "Pledge and Security Agreement" as defined in the Existing Notes Indenture, also referred to in this Offering Circular as the Existing Pledge Agreement.

        "Financial Source" means, within the meaning of Section 6.4.6 of the Compact, any person extending financing, directly or indirectly, to the Tribe's gaming facility or gaming operation.

        "Financial Source Regulation" means Regulation DCGC-2EMG of the Tribal Gaming Commission, adopted on October 20, 2003.

        "Funded Debt" means all Indebtedness for borrowed money of the Authority that matures more than one year from the date of its incurrence or matures within one year from such date and is renewable or extendable, at the option of the Authority, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and Indebtedness in respect of the Notes.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or Governmental Accounting Standards Board, as applicable, or in other statements by other entities that have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

        "Gaming Assets" means (a) any and all real, mixed and personal property owned by or on behalf of any Tribal Party (including the Authority) that is (i) associated with, or reasonably related and beneficial to, the Gaming Business (including the Project and the Proschold Property) or (ii) reflected on the balance sheet of the Authority as of December 31, 2002 or any subsequent balance sheet of the Authority, (b) the Gaming Business and any related parking or parking-related improvements or structures and (c) all tangible and intangible property associated with, or reasonably related and beneficial to, the Gaming Business owned by or on behalf of any Tribal Party, including, (i) all gaming, hotel, resort, entertainment, transportation, restaurant and related equipment, (ii) all intellectual property, (iii) the books and records thereof and all office equipment and receptacles associated therewith and (iv) all revenues of any Tribal Party derived from the Gaming Business, exclusive of revenues distributed by the Authority to another Tribal Party as permitted by the New Indenture for application to non-Gaming Business purposes.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, the Tribe, any state, province or any city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority, including the TGA and any division of the Tribe having such authority.

        "Gaming Business" means (a) the Project and any Class II and Class III Gaming (as such terms are defined in IGRA) business and any activity or business incidental, related, complementary or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including without limitation any hotel, entertainment, transportation, golf, recreation, racetrack or other activity or business designed to promote, market, support, develop, construct or enhance the gaming and resort business operated by or on behalf of any Tribal Party (including the Authority), including internet gaming, and (b) all business activities on the Proschold Property, including the vineyard thereon.

        "Gaming Equipment" means a "gaming device" as defined in the Compact.

        "Gaming License" means every license, permit, franchise or other authorization from any Gaming Authority required on the Closing Date or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Tribe or the Authority, including all licenses granted under the Tribal Gaming Ordinance, and the regulation promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

        "Government Securities" means securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Authority, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as a custodian with respect to any such U.S. Government obligation or a specific payment of principal of or interest on any such U.S. Government obligation held by such custodian for the account of the holder of such depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of principal of or interest on the U.S. Government obligation evidenced by such depository receipt.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2)   foreign currency or commodity hedge, swap, exchange and similar agreements; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

        "Holder" means a Person in whose name a Note is registered.

        "IGRA" means the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. §2701 et seq., as the same may from time to time be amended.

        "Indebtedness" means, with respect to any specified Person and without duplication, any liability or obligation of such Person, whether or not contingent:

          (1)   for borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

          (6)   all obligations of such Person with respect to the redemption, repayment, repurchase or other acquisition or retirement of any Disqualified Stock;

          (7)   representing any Hedging Obligations; and

          (8)   to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and the amount of that Person's obligation for the redemption, repayment, repurchase or other acquisition or retirement of Disqualified Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Further, the term "Indebtedness" will include the liquidation preference and any mandatory redemption obligation in respect of any Disqualified Stock of the Authority.

        The amount of any Indebtedness outstanding as of any date shall be:

          (a)   the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (b)   the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Indenture Debt" means the Notes and all Obligations of the Authority thereunder, under this New Indenture and under the Collateral Documents.

        "Independent Engineer" means a firm (but not an individual) that (1) is a general contractor or engineer of regional or national standing, (2) is qualified and experienced with respect to road development and construction, (3) does not have any direct financial interest or any material indirect financial interest in the Authority or any Affiliate thereof and (4) is not serving the Authority or any Affiliate as an officer, director, employee, promoter, underwriter, trustee or partner (or serving the Authority or any Affiliate in any such capacity with any Person performing a similar function).

        "Interest Expense" means, with respect to any Person for any period:

          (1)   the aggregate amount of interest that, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person, including, but not limited to:

            (a)   imputed interest included in Capital Lease Obligations,

            (b)   all net commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

            (c)   the net effect of all payments made or received pursuant to Hedging Obligations,

            (d)   amortization of other financing fees and expenses,

            (e)   the interest portion of any deferred payment obligation,

            (f)    amortization of discount or premium, if any, and

            (g)   all other non-cash interest expense (other than one-time write-offs of debt issuance costs),

plus, without duplication;

          (2)   all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Stock (other than dividends paid or payable in shares of Capital Stock of the Authority), less the amortization of deferred financing costs associated therewith.

        "Investments" means, with respect to any Person, all direct or indirect investments by that Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances, extensions of credit or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities or Hedging Obligations, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Authority of a Person that holds an Investment in any third Person shall be deemed to be an Investment by the Authority in that third Person in an amount equal to the fair market value of the Investment held by the acquired Person in that third Person in an amount determined as provided in the final paragraph of the covenant described under the heading "—Certain Covenants—Restricted Payments."

        "Key Project Assets" means:

          (1)   any real property or interest in real property comprising the Project held in trust for the Tribe by the United States and all interests in the Proschold Property of any Tribal Party, including the Proschold Easement;

          (2)   any improvement to the real property comprising the Project (but excluding any real property improvements determined by the Authority in good faith to be no longer useful to the operation of the Project); and

          (3)   any business records of the Authority or the Tribe relating to the operation of the Project.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Lien Sharing and Priority Confirmation" means as to any Series of Parity Lien Debt incurred after the Closing Date, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt and each existing and future Parity Lien Representative:

          (a)   that all Parity Lien Obligations will be and are secured Equally and Ratably by all Liens on the Collateral at any time granted by the Authority to secure any Obligations in respect of such Series of Parity Lien Debt and that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations Equally and Ratably;

          (b)   that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Liens on the Collateral and the order of application of proceeds from the enforcement of Liens on the Collateral; and

          (c)   consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the other Collateral Documents.

        "Make Whole Premium" means with respect to a Note at any redemption date, the greater of (i) 1% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at November 1, 2015 (as set forth in the third paragraph under the heading "—Optional Redemption"), plus (2) all required interest payments due on such Note through and including November 1, 2015, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note, less accrued but unpaid interest thereon to the redemption date.

        "MOA" means the Memorandum of Agreement, dated March 18, 2008, between the Tribe and the County of Sonoma, State of California, as amended by the letter agreement dated May 23, 2011 and approved by the board of supervisors of the County of Sonoma on May 25, 2011.

        "Moody's" means Moody's Investors Service and any successor thereof.

        "Net Income" means, with respect to any specified Person for any period, the net income (loss) of that Person before distributions to the Tribe for that period, determined in accordance with GAAP, excluding, however,

          (a)   any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with: (i) any Asset Sale or (ii) the disposition of any securities by that Person or the extinguishment of any Indebtedness of that Person;

          (b)   any extraordinary gain (but not loss), together with any related provision for taxes on that extraordinary gain (but not loss); and

          (c)   the cumulative effect of a change in accounting principles;

  provided that, for purposes of computing Net Income of the Authority, the net income (loss) derived by the Tribe from the Proschold Property (adjusted as provided for in clauses (a), (b) and (c) above) shall be included in the Net Income of the Authority.

        "Net Loss Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Authority in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation award or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts required to be applied to the repayment of Indebtedness (other than the Notes) secured by a Lien on the asset or assets that were the subject of such Event of Loss.

        "Net Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Authority in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, any relocation expenses incurred as a result of the Asset Sale and any taxes paid or payable by the Authority as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

        "New Indenture Notes Excess Cash Flow Amount" means for any ECF Period the portion of the related Excess Cash Flow required under the terms of the New Indenture to be applied to purchase or redeem Notes.

        "NIGC" means the National Indian Gaming Commission.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering Circular" means the offer to purchase and consent solicitation statement of the Authority, dated November 18, 2011.

        "Officer" means, with respect to any Person, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Authority by at least two Officers of the Authority, one of whom must be the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Controller of the Authority, that meets the requirements of the applicable provisions of the New Indenture.

        "Operating Costs" means, for any calendar month (or partial calendar month, as applicable) with respect to the Authority and without duplication, all commercially reasonable (a) Operating Expenses (excluding Capital Expenditures paid from reserves referred to in clause (d) of this definition), (b) Capital Expenditures (excluding Capital Expenditures paid from reserves referred to in clause (d) of this definition), the payment of which will not cause the Maintenance Capital Expenditure Limit for any period to be exceeded, (c) Permitted Payments (other than Priority Tribal Distributions) that are not Operating Expenses (excluding Capital Expenditures paid from reserves referred to in clause (d) of this definition), (d) in a manner consistent with past practices, monthly amounts required for the accumulation of appropriate reserves for periodic non-monthly expenses (including payments of amounts due under the MOA and insurance premiums) and (e) all payments, including principal or interest, due and payable on Permitted Debt and Permitted Refinancing Indebtedness related to the Permitted Debt, other than on Parity Lien Debt, the Existing Notes, the Subordinated Notes and Permitted Refinancing Indebtedness related to such Indebtedness. Notwithstanding the foregoing, the term "Operating Costs" does not include (i) the amortization of capitalized expenses, (ii) depreciation, amortization (including impairment of goodwill and amortization of other intangibles) or other non-cash items of expense, (iii) payments (including principal and interest) on the Parity Lien Debt, the Existing Notes, the Subordinated Notes and Permitted Refinancing Indebtedness related to such notes, and (iii) any amounts not permitted to be paid (or reserved for payment) in the applicable period under the terms of the Indenture.

        "Operating Costs, Reserve and Distribution Notice" means with respect to each calendar month (or partial calendar month, as applicable) during a Waterfall Period, a written notice from the Authority delivered no later than five (5) business days prior to the commencement of such month to the Collateral Trustee, the Trustee and the Subordinated Notes Trustee setting forth such month's Operating Costs Set Aside Amount (and related calculations), a line item for each category of Operating Costs, as well as the operating budget; provided that such notice will be delivered within one (1) business day following receipt by the Authority of an Initial Waterfall Notice.

        "Operating Costs Set Aside Amount" means, with respect to any calendar month (or partial calendar month, as applicable) during a Waterfall Period, (a) the Operating Costs expected by the Authority to be due or past due in such period in a manner consistent with clause (d) of the "Operating Costs" definition above, less (b) the amount of cash or Cash Equivalents otherwise available to the Authority to pay such Operating Costs during such period (including amounts expected to be held in the Operating Account and the Operating Reserve Account at the beginning of the period), in each case, as determined in good faith by the Authority and set forth in an Operating Costs and Distribution Notice.

        "Operating Expenses" means the current expenses of operation, maintenance and repair of the Project, including wages, salaries, benefits and bonuses to personnel, the cost of materials and supplies used for current operation and maintenance, security costs, utility expenses, trash removal, cost of goods sold and advertising and marketing expenses, insurance premiums and the reasonable, actual out-of-pocket expenses of the TGA; provided, however, that "Operating Expenses" shall not include any of the following: interest expense or any other payment in respect of any Indebtedness, capital lease payments (excluding capital lease payments with respect to gaming devices and other equipment required for the regular operations of the Project), any allowance for depreciation, renewals or replacement of capital assets and any other non-cash charges.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the applicable provisions of the New Indenture; provided, however, that such legal counsel shall not be an employee of, or internal counsel to, the Authority, the Tribe, or any of their Affiliates.

        "Ownership Interest" means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any member of the Board of Directors or other executive office of such Person.

        "Parity Lien" means a Lien granted, or purported to be granted, by a Parity Lien Document to the Collateral Trustee, at any time, to secure Parity Lien Obligations.

        "Parity Lien Collateral Documents" means the Collateral Documents and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by a Tribal Party creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of any of the Parity Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Parity Lien Debt" means:

          (1)   the Notes; and

          (2)   any Indebtedness of the Authority incurred under clause (a) of the second paragraph of the covenant described under the heading "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" that is secured Equally and Ratably with the Notes by a Lien on the Collateral that was permitted to be incurred and so secured under each Parity Lien Document; provided that in the case of any Indebtedness referred to in this clause (2):

            (a)   on or before the date on which such Indebtedness is incurred, such Indebtedness is designated by the Authority, in an Officers' Certificate delivered to each Parity Lien Representative and the Collateral Trustee, as "Parity Lien Debt" for the purposes of each Parity Lien Document;

            (b)   such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

            (c)   all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee's Liens on the Collateral to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Authority delivers to the Collateral Trustee an Officers' Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Parity Lien Debt").

        "Parity Lien Debt Account" means the Collateral Waterfall Account maintained with the Depository for the Authority and identified as the "Parity Lien Debt Account" in the Waterfall Agreement.

        "Parity Lien Documents" means, the New Indenture and any credit agreement or other agreement pursuant to which any Parity Lien Debt is incurred and any related documents or agreements evidencing, governing or implementing such Parity Lien Debt, including, without limitation, the Notes.

        "Parity Lien Obligations" means Parity Lien Debt and all other Obligations in respect thereof.

        "Parity Lien Representative" means:

          (1)   in the case of the Notes, the Trustee; and

          (2)   in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the Collateral Documents) pursuant to the credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

        "Permitted Investments" means any of the following items:

          (1)   any Investment in the Authority (but excluding Investments in Subordinated Indebtedness and Existing Notes);

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the heading "—Repurchase at the Option of Holders—Asset Sales";

          (4)   payroll advances to employees of the Authority for travel, entertainment and relocation expenses in the ordinary course of business; and

          (5)   accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms.

        "Permitted Liens" means:

          (1)   Parity Liens so long as those Liens are pari passu or junior in priority to the Liens securing the Notes.

          (2)   Liens on the Common Collateral granted pursuant to the Existing Notes Pledge and Security Agreement, held by the Existing Notes Trustee and securing Existing Notes Indenture Debt so long as those Liens are junior in priority to the Liens securing the Notes and the other Parity Lien Debt;

          (3)   Liens in favor of the Authority;

          (4)   Liens existing on the Closing Date that are set forth on Schedule I;

          (5)   Liens on property existing at the time of acquisition thereof by the Authority; provided that those Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

          (6)   Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (7)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (8)   leases or subleases permitted pursuant to the terms of this New Indenture and that are granted to others and do not in any material respect interfere with the business of the Authority;

          (9)   carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business and not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (11) Liens arising as a result of easements, survey exceptions, title defects, restrictions, encumbrances reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property which, in the aggregate, do not materially interfere with the ordinary course of the business of the Authority;

          (12) Liens incurred in the ordinary course of business of the Authority with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially impair the operation of business by the Authority;

          (13) Liens created by or resulting from any legal proceeding with respect to which the Authority is prosecuting an appeal or other proceeding for review and the Authority is maintaining adequate reserves in accordance with GAAP only if junior in priority to Liens securing Parity Lien Debt;

          (14) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default and only if junior in priority to Liens securing Parity Lien Debt; and

          (15) extensions or renewals of any Liens referred to in clauses (1) and (3) through (14) above, provided that the renewal or extension is limited to all or part of the assets or property securing the original Lien and, for purposes of clauses (13) and (14), that Liens permitted by those clauses be junior in priority to Liens securing Parity Lien Debt;

  provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA.

        "Permitted Payments" means any of the following items:

          (1)   Priority Tribal Distributions: provided that if any portion of a Priority Tribal Distribution permitted to be paid pursuant to this clause (1) is not distributed with respect to any period, such amount may be distributed in the following period in addition to the amount otherwise permitted to be distributed pursuant to this clause (1) during such following period; provided, further, that no interest shall accrue on any Priority Tribal Distribution not actually distributed;

          (2)   payments to reimburse the Tribe for amounts paid by the Tribe in accordance with Section XVI of the MOA as in effect on the Closing Date;

          (3)   payments by the Authority to the Tribe for actual services or products of the types identified on the schedule to be attached to the New Indenture that are rendered or delivered in the Authority's ordinary course of business and are reasonably necessary or desirable for the operation of the Authority; provided that (a) in the good faith determination of an Officer the amounts paid with respect to any such services or products shall not exceed the lesser of (i) the actual amounts for such services or products (with no markup or profit if being provided by a third party) and (ii) the amount that would otherwise be paid for such services or products to an unrelated Person in an arm's-length transaction and (b) no such payments shall be for government overhead of any Tribal Party; provided, further, (A) with respect to any individual transaction with aggregate payments or consideration in excess of $500,000 but less than $1.0 million in any fiscal year or any series of related transactions with aggregate payments or consideration exceeding

  $1.0 million but less than $2.5 million in any fiscal year, the Authority delivers to the Trustee an Officer's Certificate certifying that such transaction or series of related transactions is on terms at least as favorable to the Authority as would be the case in an arm's-length transaction with an unrelated Person, and (B) with respect to any individual transaction with aggregate payments or consideration exceeding $1.0 million in any fiscal year or any series of related transactions with aggregate payments or consideration exceeding $2.5 million in any fiscal year, the Authority delivers to the Trustee a resolution of its Board of Directors set forth in an Officers' Certificate certifying that the transaction has been approved by a majority of the disinterested members of its Board of Directors, together with evidence that the Board of Directors has taken into account cost estimates from at least two unrelated Persons;

          (4)   payments in an amount equal to the reasonable, actual out-of-pocket expenses of the TGA incurred in the ordinary course of business in an amount not in excess of $4.0 million in any twelve month period; provided that such amount may be increased, if necessary, for reasonable, actual out-of-pocket expenses incurred by the TGA for third party expenses related to non-recurring and extraordinary matters outside of the ordinary course of business in connection with the discharge of the TGA's regulatory obligations, such as investigations, inspections, enforcement actions and internal control audits;

          (5)   distributions to the Tribe to be used within 10 days of such payment to pay any fees imposed upon the Tribe by the NIGC or any California state or local governmental authority that is directly related to the Gaming Business;

          (6)   lease payments under the Proschold Lease Agreement made to the lessor thereunder not to exceed (a) $232,000 per month from the Closing Date through July 1, 2016 and (b) $12,000 per month thereafter; and

          (7)   payments to the Tribe to be used solely for real estate taxes imposed by the State of California and the County of Sonoma, California on the Proschold Property, net of any rebates, refunds or credits provided (if applicable) related to any reassessments;

provided, however, that no payments shall be made pursuant to clauses (3) through (7) above with respect to any reimbursements for amounts expended prior to the Closing Date relating to the development, construction, equipping or opening of a casino or hotel or any related amenities or facilities.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Authority issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Authority (other than intercompany Indebtedness or the Existing Notes); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the outstanding principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

          (2)   the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes (including interest and amortization payments required) as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded provides for payment of interest in-kind under any circumstances, the Permitted Refinancing Indebtedness provides for payment of interest in-kind in all such circumstances.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity, including the Authority and the Tribe.

        "Pledged Revenues" will mean with respect to any period all receipts, cash flows and revenues of any nature arising from the operation, disposition or loss of any portion of the Gaming Business or any of the Gaming Assets (including the Proschold Property) received by or on behalf of any Tribal Party in the form of money, instruments or securities, including cash and Cash Equivalents, provided that (a) receipts from Class II gaming and Class III gaming will be net of payouts and prizes and (b) Pledged Revenues will not include (i) cash or Cash Equivalents held in accounts in which the Collateral Trustee has a perfected first lien in respect of an Event of Loss or Asset Sale, and (ii) amounts collected and paid out for a sales or excise tax imposed by a governmental authority (other than the Tribe or any Affiliate of the Tribe) where such tax is billed to the purchaser as a separate item and remitted by the Tribe or the Authority to such governmental authority, and (iii) any amounts required to increase to no more than $4.0 million the Cage and Operating Cash retained at the Project.

        "Priority Tribal Distributions" means a monthly distribution by the Authority to the Tribe, commencing with the first month during which the Closing Date occurs, in an amount determined as set forth below:

          (1)   if at the time of any such distribution no Default or Event of Default has occurred and is continuing and if the Authority's Cash Flow for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which any such payment is proposed to be made is (a) less than or equal to $40.0 million, $500,000; (b) greater than $40.0 million but less than or equal to $45.0 million, $583,333; (c) greater than $45.0 million but less than or equal to $50.0 million, $666,667 or (d) greater than $50.0 million, $750,000; or

          (2)   if at the time of any such distribution a Default or Event of Default has occurred and is continuing, $500,000.

        "Project" means the multi-amenity gaming, food and entertainment complex, located on the Tribe's reservation in Geyserville, California, as operated by the Authority (or any other Tribal Party) on the Closing Date and any additions, extensions or modification thereof and any additional gaming entertainment or resort facilities operated by the Authority (or any other Tribal Party), in all cases including all food and beverage, parking, hotel, entertainment, recreation and retail operations (including internet gaming) owned, operated or leased by any Tribal Party.

        "Proschold Grant of Easement" means the Grant of Temporary Emergency Vehicle Access Easement, dated as of August 3, 2011, pursuant to which the Grantor (as defined therein) has granted to the Authority an easement (the "Proschold Easement") for purposes of constructing and maintaining an emergency vehicle access road (the "Emergency Vehicle Access Road"), as in effect on the Closing Date.

        "Proschold Lease Agreement" means the Ground Lease dated as of October 31, 2011, between the Authority and the Tribe.

        "Proschold Promissory Note" means the Purchase Money Promissory Note dated July 31, 2011, in the original amount of $11,700,000, executed by the Tribe in favor of the lenders named therein, and any amendments, extensions, refinancing, renewals, replacements or refundings thereof.

        "Proschold Property" means the real property located in the County of Sonoma, State of California, as described in Exhibit A to the Proschold Grant of Easement.

        "Qualifying Institution" means each of the following institutions listed in subsection (f) of the State Bond Regulation, so long as the institution, acting for its own account or the accounts of other entities listed below, in the aggregate owns at least $100,000,000 of securities of issuers that are not affiliated with the institution:

          (1)   any federal-regulated or state-regulated bank or savings association or other federal- or state-regulated lending institution;

          (2)   any company that is organized as an insurance company, the primary and predominant business activity of which is the writing of insurance or the reinsuring of risks underwritten by insurance companies, and that is subject to supervision by the Insurance Commissioner of California, or a similar official or agency of another state;

          (3)   any investment company registered under the federal Investment Company Act of 1940 (15 U.S.C. sec. 80a-1 et seq.);

          (4)   any retirement plan established and maintained by the United States, an agency or instrumentality thereof, or by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

          (5)   any employee benefit plan within the meaning of Title I of the federal Employee Retirement Income Security Act of 1974 (29 U.S.C. sec. 1001 et seq.);

          (6)   any securities dealer registered pursuant to the Exchange Act; or

          (7)   any entity, all of the equity owners of which individually meet the criteria of this definition.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "S&P" means Standard & Poor's Ratings Group and any successor thereof.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Agreement" means the Pledge and Security Agreement, dated the Closing Date, among the Tribe, the Authority and the Collateral Trustee.

        "Senior Debt" means:

          (1)   the New Notes and all other Indebtedness of the Authority permitted to be incurred under the terms of the Subordinated Notes Indenture, unless the instrument under which such

  Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subordinated Notes, and

          (2)   all Obligations with respect to the Indebtedness described in the preceding clause (1).

        Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

          (1)   any liability for tribal, federal, state, local or other taxes owed or owing by the Authority;

          (2)   any Indebtedness of the Authority to any of its Affiliates;

          (3)   any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings incurred pursuant to the terms of the New Indenture);

          (4)   the portion of any Indebtedness that is incurred in violation of the Subordinated Notes Indenture; or

          (5)   Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code or any similar Bankruptcy Law; or

          (6)   the Existing Notes or any Indebtedness incurred to refinance, replace, defease or refund any Existing Notes in whole or in part, other than Additional Notes;

        provided that notwithstanding anything to the contrary in clauses (1) through (6) above, the New Notes shall at all times constitute Senior Debt.

        "Senior Indebtedness" means Total Indebtedness, other than any Subordinated Indebtedness.

        "Senior Leverage Ratio" means, as of any date of determination, the ratio of (1) the Authority's Senior Indebtedness plus the amount of the Indebtedness outstanding on the Proschold Promissory Note, in each case on the date of such determination, to (2) the Authority's Cash Flow for its most recently completed four full fiscal quarters for which internal financial statements are available; provided, however, that:

          (a)   if the Authority has incurred any Indebtedness since the beginning of such period and through the date of determination of the Senior Leverage Ratio that remains outstanding on the date of determination, Cash Flow for the applicable period and Senior Indebtedness on the date of determination shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that, to the extent such Indebtedness reflects working capital requirements in the ordinary course and is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement), the average balance of such Indebtedness at the end of each fiscal quarter during such period shall be considered outstanding for purposes of this calculation) and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; and

          (b)   any acquisition, disposition or Investment, as determined in accordance with GAAP, that has been made since the beginning of such period and through the date of determination of the Senior Leverage Ratio shall be given pro forma effect in accordance with Regulation S-X as if it had occurred on the first day of such period.

        "Senior Refinancing Debt" means any indebtedness of any Tribal Party used to extend, refinance, renew, replace, defease or refund any Senior Debt.

        "Senior Debt" is defined in the Subordinated Notes Indenture to mean:

          (1)   the Notes and all other Indebtedness of the Authority permitted to be incurred under the terms of the Subordinated Notes Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subordinated Notes, and

          (2)   all Obligations with respect to the Indebtedness described in the preceding clause (1).

        Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

          (1)   any liability for tribal, federal, state, local or other taxes owed or owing by the Authority;

          (2)   any Indebtedness of the Authority to any of its Affiliates;

          (3)   any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings incurred under the corresponding clause in the Subordinated Notes Indenture to clause (a) of the second paragraph of the covenant described under the heading "Incurrence of Indebtedness and Issuance of Disqualified Stock");

          (4)   the portion of any Indebtedness that is incurred in violation of the Subordinated Notes Indenture; or

          (5)   Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of Title 11 of the United States Code or any similar Bankruptcy Law;

        provided that notwithstanding anything to the contrary in clauses (1) through (5) above, the Notes shall at all times constitute Senior Debt.

        "Series of Parity Lien Debt" means, severally, the Notes and each other issue or series of Indebtedness that constitutes Parity Lien Debt.

        "State Bond Regulation" means Regulation CGCC-2 of the California Gambling Control Commission, as the same may be amended, supplemented, restated or replaced from time to time.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means the Subordinated Notes and any other Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any Obligation on the Notes.

        "Subordinated Notes" means the $27,600,000 in aggregate principal amount of the Authority's 6.50% Senior Subordinated Notes due 2019 issued under the Subordinated Notes Indenture on the Closing and any increases in principal amount of outstanding Subordinated Notes in the form of a global note, in each case from time to time to pay interest thereon in accordance with the terms of the Subordinated Notes Indenture, as in effect on the Closing Date.

        "Subordinated Notes Excess Cash Flow Amount" means (a) at the time that Senior Debt or any Permitted Refinancing Indebtedness of such Senior Debt is outstanding, for any ECF Period, the portion of the related Excess Cash Flow of the Authority that is permitted to be distributed to the Tribe pursuant to the Indenture and that is required to be applied to redeem Subordinated Notes and pay accrued and unpaid interest thereon under the terms of the Subordinated Indenture; provided that in any period beginning on November 2 of a year and ending on November 1 of the following year such amount shall not exceed, together with cash interest payments on the Subordinated Notes permitted by the Indenture, $2,300,000 (including amounts paid during such 12-month period in respect of Subordinated Notes before, during or after the commencement of a Waterfall Period) or (b) at the time that no Senior Debt or any Permitted Refinancing Indebtedness of such Senior Debt is outstanding, for any ECF Period, the portion of the related Excess Cash Flow of the Authority that is required to be applied to redeem Subordinated Notes and pay accrued and unpaid interest thereon under the terms of the Subordinated Indenture.

        "Subordinated Notes Indenture" means the Indenture, dated as of the Closing Date, among the Authority, the Tribe and Deutsche Bank Trust Company Americas, as trustee, governing the Subordinated Notes, as amended or supplemented from time to time in compliance with the covenant described under the heading "—Certain Covenants—No Amendment to Subordination Provisions."

        "Subordinated Notes Interest Payment Date" means the dates on which interest is scheduled to be paid on the Subordinated Notes.

        "Subordinated Notes Trustee" means Deutsche Bank Trust Company Americas until a successor replaces it in accordance with the applicable provisions of the Subordinated Notes Indenture.

        "Subordinate Waterfall Rights" means in relationship to payments on Parity Lien Debt (as that term is defined on the Closing Date), the rights of the Subordinated Notes Trustee to have Pledged Revenues applied at the times, in the amounts and in the priorities set forth in the Waterfall Agreement.

        "Subsidiary" means:

          (1)   with respect to any specified Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other subsidiaries of that Person (or a combination thereof); and

          (2)   any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound by the terms of the New Indenture.

        "Termination Date" has the meaning given in the Proschold Grant of Easement.

        "Total Indebtedness" means, on any date of determination, the aggregate Indebtedness of the Authority on such date.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to November 1, 2015; provided, however, that if the period from the redemption date to November 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Tribal Excess Cash Flow Amount" means an amount equal to 10% of the Authority's Excess Cash Flow for the relevant ECF Period.

        "Tribal Gaming Commission" or "TGA" means the Dry Creek Gaming Commission, established under the Tribal Gaming Ordinance.

        "Tribal Gaming Ordinance" means the Tribal Gaming Ordinance of the Tribe adopted on April 8, 1997.

        "Tribal Party" means the Tribe, the Authority and any other committee, commission, department, board, instrumentality or political subdivision of the Tribe or the Authority or other entity wholly-owned or directly or indirectly controlled by the Tribal Council of the Tribe, the Board of Directors of the Tribe or the Board of Directors of the Authority; provided that the Tribal Gaming Commission shall not be deemed a "Tribal Party" for any purpose hereunder.

        "Tribe" means the Dry Creek Rancheria Band of Pomo Indians, a sovereign Indian tribe recognized by the United States of America pursuant to 25 U.S.C. § 476, et seq.

        "UCC Ordinance" means Ordinance No. 03-10-25-004 of the Tribe, entitled Dry Creek Governmental Secured Transaction Code.

        "Waterfall Account" means the deposit account identified as the "Waterfall Account" in the Waterfall Agreement.

        "Waterfall Agreement" means the Waterfall Agreement, dated as of the Closing Date, among the Authority, the Tribe, the Trustee, the Subordinated Notes Trustee, the Collateral Trustee and the Depository.

        "Waterfall Commencement Date" shall mean any of the following (i) the date on which either the Trustee or the Subordinated Indenture Trustee receives a Statement of Cash Flow from the Authority as required under the Indenture or the Subordinated Indenture reflecting that for the most recently ended four full fiscal quarters the Authority's Cash Flow was equal to or less than $40.0 million, (ii) the date on which either the Trustee or the Subordinated Indenture Trustee fails to timely receive the Statement of Cash Flow as required pursuant to the Indenture or Subordinated Indenture, (iii) the date on which an "Event of Default" as defined in the New Indenture occurs, (iv) the date on which an "Event of Default" as defined in the Subordinated Indenture occurs, or (v) the first date on which there is outstanding one or more judgments in an aggregate amount in excess of $5.0 million on behalf of the Existing Notes Indenture Trustee or any holders or beneficial owners of Existing Notes, or other representative thereof.

        "Waterfall Period" means the period commencing with the delivery of Notice of Waterfall Period and ending with the delivery of a Waterfall Period Termination Notice.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between that date and the making of the payment; by

          (2)   the then outstanding principal amount of that Indebtedness.

Certain Definitions in the Collateral Trust Agreement

        Set forth below are certain defined terms used in the Collateral Trust Agreement that are not otherwise defined in the Description of the Notes.

        "Act of Required Debtholders" means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the Required Parity Lien Debtholders.

        "Additional Parity Lien Debt" shall mean the incurrence by the Authority of additional Parity Lien Debt, which will be Parity Lien Debt not prohibited by any Parity Lien Document and incurred and secured with a Parity Lien Equally and Ratably with all previous existing and future Parity Lien Debt.

        "Collateral" means all assets and properties subject to Liens created pursuant to any Parity Lien Collateral Document to secure one or more Series of Parity Lien Obligations; provided, however, that "Collateral" will not include any Excluded Assets to the extent that, and only so long as, such assets constitute Excluded Assets (provided that any asset or property that no longer constitutes an Excluded Asset shall immediately thereupon constitute Collateral).

        "Collateral Trust Joinder" means with respect to the provisions of the Collateral Trust Agreement relating to any Additional Parity Lien Debt, an agreement substantially in the form of the exhibit attached thereto.

        "Parity Lien Secured Parties" means the holders of Parity Lien Obligations and each Parity Lien Representative.

        "Required Parity Lien Debtholders" means, at any time, the Parity Lien Representative or Parity Lien Representatives (if applicable) of holders of more than 50% of the sum of the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn), which for so long as the Notes are outstanding and represent a majority in principal amount of all Parity Lien Debt then outstanding, shall mean the New Indenture Trustee; For purposes of this definition, (a) Parity Lien Debt registered in the name of, or beneficially owned by, the Authority or any Affiliate of the Authority will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions under the caption "—Voting".

        "Series of Parity Lien Obligations" means, with respect to any Parity Lien Obligations, each of (i) the Obligations under the New Indenture and (ii) the Parity Lien Obligations incurred pursuant to any Parity Lien Document, which pursuant to any Collateral Trust Joinder, are to be represented hereunder by a common Parity Lien Representative (in its capacity as such for such Parity Lien Obligations).

 ANNEX A
FORM OF SUPPLEMENTAL INDENTURE FOR THE EXISTING NOTES

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Supplemental Indenture Section(s)
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	Not Applicable
	(a)(4)	Not Applicable
	(a)(5)	7.10
	(b)	7.10
	(c)	Not Applicable
311	(a)	7.11
	(b)	7.11
	(c)	Not Applicable
312	(a)	2.06
	(b)	15.03
	(c)	15.03
313	(a)	7.06
	(b)(1)	14.04
	(b)(2)	7.06, 7.07
	(c)	7.06, 15.02
	(d)	7.06
314	(a)	15.05
	(b)	Not Applicable
	(c)(1)	Not Applicable
	(c)(2)	Not Applicable
	(c)(3)	Not Applicable
	(d)	14.04, 14.05, 14.06
	(e)	15.05
	(f)	Not Applicable
315	(a)	Not Applicable
	(b)	Not Applicable
	(c)	Not Applicable
	(d)	Not Applicable
	(e)	Not Applicable
316	(a) (last sentence)	Not Applicable
	(a)(1)(A)	Not Applicable
	(a)(1)(B)	Not Applicable
	(a)(2)	Not Applicable
	(b)	Not Applicable
	(c)	15.14
317	(a)(1)	Not Applicable
	(a)(2)	Not Applicable
	(b)	Not Applicable
318	(a)	Not Applicable
	(b)	Not Applicable
	(c)	15.01

*
This Cross-Reference Table shall not, for any purpose, be deemed a part of the Indenture.

 Exhibit T3C.3

FORM OF SUPPLEMENTAL INDENTURE FOR THE EXISTING NOTES

FIRST SUPPLEMENTAL INDENTURE

        FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture"), dated as of                        , 2011, among River Rock Entertainment Authority, an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (the "Authority"), the Tribe (as defined in the Original Indenture, as defined below) and U.S. Bank National Association, as trustee (the "Trustee").

WITNESSETH:

        WHEREAS, the Authority, the Tribe and the Trustee have entered into an Indenture, dated as of November 7, 2003 (the "Original Indenture"), governing the Authority's 9 3/4% Senior Notes due 2011 (the "Notes");

        WHEREAS, under Section 9.02 of the Original Indenture, the Authority, the Tribe and the Trustee may make certain amendments to the Original Indenture and the Collateral Documents with the consent of the Holders of at least a majority (or, in the case of the Collateral Documents, 66 2/3%) in principal amount of Notes then outstanding; and

        WHEREAS, Holders of a majority (and, to the extent necessary, 66 2/3%) in principal amount of Notes outstanding have consented to the amendments set forth herein in connection with the exchange offer and consent solicitation of the Authority commencing on November 18, 2011, with respect to the Notes.

        NOW, THEREFORE, for and in consideration of the foregoing premises, the Authority, the Tribe and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

        1.    Definitions.    All capitalized terms used in this First Supplemental Indenture but not defined herein shall have the meanings assigned to such terms in the Original Indenture.

        2.    Amendments to Original Indenture.

          (a)    Amendment to Article One of the Original Indenture.

              (i)  Article One of the Original Indenture is amended by deleting the following defined terms in their entirety: "Cash Collateral and Disbursement Agreement"; "Collateral Accounts" (and replacing the reference in the definition of "Cash Equivalents" to the term "Collateral Accounts" with the term "Collection Account"); "Construction Escrow Account"; "Intercreditor Agreement"; and "Operating Account" (and all references in the Original Indenture to "Operating Account" are replaced with references to "Collection Account").

             (ii)  The following defined terms set forth in Article One of the Original Indenture are amended as follows:

              (A)  The defined term "Control Agreement" is amended by replacing the text thereof with: "Control Agreement" means (a) the Amended and Restated Deposit Account Control Agreement, entered into as of                    , 2011, among the Trustee, The Bank of the West, the Authority and the Tribe and executed as of the Operative Date by the New Indenture Trustee and the Collateral Trustee (the "Original Control Agreement"), and (b) any other deposit account control agreement entered into, in connection with the obligations of the Authority and the Tribe under the Indenture and the Notes, by the Tribe, the Authority, the Trustee, the depository and, so long as the Collateral Trustee is the Control Party (as defined in the Original Control Agreement), the New Indenture Trustee and the Collateral Trustee; provided each such deposit account control agreement must include terms with substantially the same effect as those contained in Section 2 of the Original Control Agreement.

              (B)  The defined term "Permitted Payments" is amended by replacing the text of clauses (9) and (10) thereof with: "Intentionally Omitted.".

              (C)  The defined term "Pledge and Security Agreement" is amended by replacing the text thereof with: "Pledge and Security Agreement" means the Pledge and Security Agreement by and among Trustee, the Authority and the Tribe dated as of November 7, 2003, as amended by Amendment No. 1 to Pledge and Security Agreement dated as of                    , 2011, and as may be further amended and supplemented from time to time.

            (iii)  Article One of the Original Indenture is further amended by adding in the appropriate alphabetical order the following terms:

        "Collection Account" has the meaning ascribed to such term in the Pledge and Security Agreement.

        "Collateral Trust Agreement" means the Collateral Trust Agreement, dated as of the Operative Date, among the Authority, the Tribe and Deutsche Bank Trust Company Americas, as "New Indenture Trustee" and "Collateral Trustee", and the other Persons from time to time party thereto.

        "Collateral Trustee" means the "Collateral Trustee" under the Collateral Trust Agreement.

        "Common Collateral" means, at any time of determination, the New Indenture Collateral, the Collateral and all other property of the Authority and the Tribe in which each of the Collateral Trustee and the Trustee has, pursuant to the New Indenture Collateral Documents and the Collateral Documents, respectively, a Lien.

        "Enforcement Action" means (a) any action by the Trustee or any Holder to foreclose on any Lien on any Common Collateral granted pursuant to the Collateral Documents, (b) any action by the Trustee or any Holder, as part of an exercise of rights or remedies, to take possession of, sell or otherwise realize (judiciously or non-judiciously) upon any Common Collateral (including by setoff or notification to account debtors) or (c) the commencement by the Trustee or any Holder of any legal proceeding against the Authority or the Tribe or with respect to any Common Collateral to facilitate any of the actions described above.

        "Indemnity Account" has the meaning ascribed to such term in Section 7.07 hereof.

        "Indemnified Person" has the meaning ascribed to such term in Section 7.07 hereof.

        "Indenture Debt" means the Notes and all Obligations of the Authority thereunder, under the Indenture and under the Collateral Documents."

        "New Indenture" means the Indenture, dated as of the Operative Date, among the Authority, the Tribe and Deutsche Bank Trust Company Americas, as "Trustee", relating to 9% Series A Senior Notes due 2018 and 7 1/2% Series B Tax-Exempt Senior Notes due 2018.

        "New Indenture Collateral" has the meaning ascribed to the term, "Collateral", in the New Indenture.

        "New Indenture Collateral Documents" has the meaning ascribed to the term, "Collateral Documents", in the New Indenture.

        "New Indenture Debt" means the New Indenture Notes and all Obligations of the Authority thereunder, under the New Indenture and under the New Indenture Collateral Documents.

        "New Indenture Notes" means the 9% Series A Senior Notes due 2018 and the 7 1/2% Series B Tax-Exempt Senior Notes due 2018, issued under the New Indenture.

        "New Indenture Trustee" means the "Trustee" under the New Indenture.

        "Operative Date" means the date on which the Authority pays the consent consideration due for consents validly delivered with respect to Notes tendered and accepted for exchange as provided for in the Offering Circular and Consent Solicitation Statement of the Authority dated November 18, 2011.

        "Parity Lien Collateral Documents" has the meaning ascribed to such term in the New Indenture.

        "Parity Lien Debt" has the meaning ascribed to such term in the New Indenture.

        "Parity Lien Documents" has the meaning ascribed to such term in the New Indenture.

        "Subordinated Indenture" means the Indenture, dated as of the Operative Date, among the Authority, the Tribe and Deutsche Bank Trust Company Americas, as "Trustee", relating to 6.50% Senior Subordinated Notes due 2019.

        "Subordinated Indenture Trustee" means the "Trustee" under the Subordinated Indenture.

        "Subordinated Notes" means the 6.50% Senior Subordinated Notes due 2019, issued under the Subordinated Indenture.".

        (b)    Amendment to Article Three of the Original Indenture.    Article Three of the Original Indenture is amended by replacing the text of Section 3.09 thereof with "Intentionally Deleted.".

        (c)    Amendments to Article Four of Original Indenture.    Article Four of the Original Indenture is amended by replacing the text of each of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.20 thereof with "Intentionally Deleted.".

        (d)    Amendment to Article Five of the Original Indenture.    Article Five of the Original Indenture is amended by replacing the text of Section 5.01 thereof with "Intentionally Deleted.".

        (e)    Amendments to Article Six of the Original Indenture.    Article Six of the Original Indenture is amended as follows:

            (i)  Section 6.01 thereof is amended by (1) replacing ";" in clause (b) thereof with ".", and (2) deleting clauses (c) through (p) thereof, inclusive.

           (ii)  Section 6.02 thereof is amended by deleting the second paragraph thereof.

          (iii)  Section 6.03 thereof is amended by replacing the first sentence thereof with:

  "If an Event of Default occurs and is continuing, but subject to the Sections 14.01, 14.02 and 14.03 hereof and any Control Agreement, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture, subject to the restrictions in Article Thirteen hereof."

          (iv)  Section 6.06 thereof is amended by deleting the last paragraph thereof.

           (v)  Section 6.10 is amended by replacing the text thereof with:

  "If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

            First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

            Second: to the extent the proceeds constitute part of the Common Collateral, to the Collateral Trustee to be applied in accordance with Section 3.4 of the Collateral Trust Agreement;

            Third: subject to the restrictions in Article Thirteen hereof, to Holders of Notes first for accrued and unpaid interest on the Notes and, second, for principal amounts outstanding, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal;

            Fourth: to the Authority or to such party as a court of competent jurisdiction shall direct.

  The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

  Notwithstanding anything to the contrary contained herein or the Collateral Documents, until the payment in full in cash of the Parity Lien Debt, the Common Collateral cannot be used to make any interest or principal payment on the Notes.".

        (f)    Amendments to Article Seven to the Original Indenture.    Article Seven of the Original Indenture is amended as follows:

            (i)  Section 7.07 thereof is amended by adding the following paragraph at the end:

            Subject to the foregoing, the Authority agrees to deposit with the Trustee in an interest bearing account, invested in a U.S. Bank money market fund or similar, $200,000 (the "Indemnity Account"), such amount to be held by Trustee to pay and reimburse the Trustee and each director, officer and employee of the Trustee (the Trustee and each such other person being an "Indemnified Person") on demand for, and to indemnify and hold harmless each such Indemnified Person from and against, without limitation, any and all fees, expenses, losses, liabilities, claims, causes of action or litigation (including fees and disbursements of external legal counsel incurred in connection therewith) incurred or suffered by an Indemnified Person in any way arising out of, or in connection with the acceptance or administration of the Trustee's duties under this Indenture.

        (g)    Amendments to Article Ten to the Original Indenture.    Article Ten of the Original Indenture is amended by replacing the text of Section 10.01 thereof with "Intentionally Deleted.".

        (h)    Amendments to Article Fourteen to Original Indenture.    Article Fourteen of the Original Indenture is amended as follows:

            (i)  Section 14.01 thereof is amended by replacing the text thereof with the following:

      "Lien Priorities.

      Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Indenture Debt granted on the Common Collateral or of any Liens securing the Parity Lien Debt granted on the Common Collateral and notwithstanding any provision of applicable law or the Collateral Documents:

                (a)   any Lien on the Common Collateral securing any Parity Lien Debt, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Common Collateral securing any Indenture Debt granted pursuant to the Collateral Documents; and

                (b)   any Lien on the Common Collateral securing any of the Indenture Debt granted pursuant to the Collateral Documents shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Parity Lien Debt.".

           (ii)  Section 14.02 thereof is amended by replacing the text thereof with the following:

      "No Contest.

      Neither the Trustee nor any Holder will (i) contest in any proceeding the grant, attachment, validity, enforceability, perfection, or priority of any Lien securing the Parity Lien Debt, or (ii) assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.".

          (iii)  Section 14.03 thereof is amended by replacing the text thereof with the following:

      "No Enforcement Action.

      "Notwithstanding anything to the contrary contained in the Indenture or any Collateral Document, until the indefeasible payment in full in cash of all Parity Lien Debt as evidenced by written notice delivered by the Collateral Trustee to the Trustee, neither the Trustee nor any holder of Indenture Debt will take any Enforcement Action. Upon the occurrence and during the continuance of an event of default under any Parity Lien Documents or Parity Lien Collateral Documents, the Collateral Trustee may take and continue any enforcement action with respect to the Common Collateral in such order and manner as it may determine in its sole discretion.".

          (iv)  Section 14.04 thereof is further amended by deleting the following proviso from the second sentence of clause (a) thereof:

      "; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Authority will apply the Net Proceeds in accordance with Section 4.09 hereof".

           (v)  Section 14.04 thereof is amended by replacing the text of clause (c) thereof with "Intentionally Deleted.".

          (vi)  Section 14.04 thereof is further amended by adding the following language at the end of clause (d) thereof:

      "Any certificate or opinion delivered hereunder pursuant to TIA §314(d) shall be entitled to conclusively rely on the first sentence of this clause as the basis for the delivery of such certificate or opinion.".

         (vii)  Article Fourteen of the Original Indenture is further amended by adding new Section 14.10 as follows:

      "Third Party Beneficiaries.

      The New Indenture Trustee, the Collateral Trustee, the Subordinated Indenture Trustee, the holders of the New Indenture Notes and the holders of the Subordinated Notes are intended third party beneficiaries of Sections 14.01, 14.02, 14.03 and this Section 14.10 entitled to enforce the provisions thereof and hereof against the Trustee and the Holders as if the New Indenture Trustee, the Collateral Trustee, the Subordinated Indenture Trustee, the holders of the New Indenture Notes and the holders of the Subordinated Notes originally were parties to this Indenture. Without the prior written consent of the New Indenture Trustee, the Collateral Trustee and the Subordinated Indenture Trustee, Sections 14.01, 14.02, 14.03 and this Section 14.10 shall not be amended.".

        (i)    Amendments to Article Fifteen to the Original Indenture.    Article Fifteen of the Original Indenture is amended by replacing the text of Section 15.17 thereof with:

    Section 15.17    IGRA Savings Provision.

            It is not the intent of the parties hereto that this Indenture, whether considered alone, or together with any other one or more documents, constitute a management contract within the meaning of IGRA and its implementing regulations. Accordingly, to the extent any reasonable basis exists therefore, each and every provision hereof shall be interpreted in a manner that does not cause this Indenture to constitute a management contract, whether considered alone, or together with any other one or more documents. In no event shall any provision of this Indenture be applied, or deemed in effect or enforceable, to the extent such provision allows any action or influence by the Trustee or any other Person that constitutes management of gaming in violation of IGRA and its implementing regulations. Notwithstanding any other provision herein, if any term or condition herein should cause this Indenture, alone, or together with any one or more other documents, to constitute a management contract within the meaning of IGRA and its implementing regulations, such provision shall be null and void without any further force and effect, with all other provisions not similarly null and void remaining in full force and effect. This Section shall survive as an agreement separate and apart from the remainder of this Indenture in the event of any determination that any provision of this Indenture causes this Indenture to constitute a management contract within the meaning of IGRA and its implementing regulations.

    Section 15.18    Management Activity Limitations.

            Notwithstanding any provision in this Indenture and the Collateral Documents, or any other right to enforce the provisions of this Indenture and the Collateral Documents, none of the Trustee or any Holder or Beneficial Owner of the Notes shall engage in any planning, organizing, directing, coordinating or controlling of all or any portion of the operations of the Gaming Business (collectively, "Management Activities"), including, but not limited to:

            (1)   the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

            (2)   any working or employment policies or practices;

            (3)   the hours or days of operation;

            (4)   any accounting systems or procedures;

            (5)   any advertising, promotions or other marketing activities;

            (6)   the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

            (7)   the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

            (8)   budgeting, allocating, or conditioning payments of the Authority's operating expenses.

    provided, however, that upon the occurrence of a Default or an Event of Default under this Indenture, none of the Trustee or any Holder or Beneficial Owner of the Notes will be in violation of this paragraph as a result of any such Person: (a) enforcing (or directing the enforcement of) compliance with any term or condition in this Indenture or the Collateral Documents that does not require the Gaming Business to be subject to any third-party decision-making as to any Management Activities; or (b) otherwise foreclosing (or directing the foreclosure) on all or any portion of the Collateral securing Obligations under this Indenture and the Collateral Documents.".

        3.    Amendments to the Notes.    All references in the Notes to the Indenture shall be to the Indenture as amended by this First Supplemental Indenture.

        4.    Effectiveness of First Supplemental Indenture.    This First Supplemental Indenture shall become effective upon its execution but the provisions of Section 2 and 3 hereof shall not become operative until the date on which the Authority pays the consent consideration due for consents validly delivered with respect to Notes tendered and accepted for exchange as provided for in the Offering Circular and Consent Solicitation Statement of the Authority dated November 18, 2011.

        5.    Ratification and Confirmation of the Original Indenture.    The Original Indenture, as amended hereby, is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        6.    Miscellaneous.

        (a)    Binding Effect.    All agreements of the Authority and the Tribe in this First Supplemental Indenture shall be binding upon their respective successors. All agreements of the Trustee in this First Supplemental Indenture shall be binding upon its successors.

        (b)    Governing Law.    This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and performed in such state but without giving effect to applicable principles of conflict of law to the extent that the application of the law of another jurisdiction would be required thereby. The Authority, the Tribe and the Trustee hereby agree that the transactions under this First Supplemental Indenture occurred outside the Tribe's reservation in the State of New York.

        (c)    Trust Indenture Act Controls.    If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

        (d)    Headings for Convenience of Reference.    The titles and headings of the sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

        (e)    Counterparts.    The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        (f)    Severability.    In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(Signature page follows)

        IN WITNESS WHEREOF, the Authority, the Tribe and the Trustee have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and the year first above written.

AUTHORITY:
RIVER ROCK ENTERTAINMENT AUTHORITY
By:	Name: Title:
TRIBE:
THE DRY CREEK RANCHERIA BAND OF POMO INDIANS
By:	Name: Title:
TRUSTEE:
U.S. BANK NATIONAL ASSOCIATION
By:	Authorized Signatory

 Exhibit T3E.3

ANNEX B

FORM OF AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT
FOR THE EXISTING NOTES

        This Amendment No. 1 to Pledge and Security Agreement (this "Amendment") is made and entered into as of the                         , 2011 by and among U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (together with its successors and assigns from time to time under the Indenture, the "Trustee"), River Rock Entertainment Authority (the "Authority"), an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians a federally recognized Indian tribe (the "Tribe") and the Tribe (collectively, the "Parties").

        WHEREAS, the Authority issued $200,000,000 aggregate principal amount of its 9 3/4% Senior Notes due 2011 (the "Notes"), pursuant to an indenture, dated as of the November 7, 2003, among the Authority, the Tribe and the Trustee;

        WHEREAS, the Authority, the Tribe and the Trustee have entered into a First Supplemental Indenture, dated as of the date hereof, amending and supplementing the Indenture as entered into on November 7, 2003;

        WHEREAS, the Parties entered into the Pledge and Security Agreement dated as of November 7, 2003 (the "Agreement"); and

        WHEREAS the Authority and the Tribe wish to amend the Agreement to provide for the subordination of the existing liens and as otherwise provided for herein;

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

        1.     Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Agreement.

        2.     The title of the Agreement is hereby amended to:

      "Second Lien Pledge and Security Agreement".

        3.     Section 1.1 of the Agreement is hereby amended by

          (a)   deleting the definition of "Collateral Accounts" in its entirety and replacing "each of the Collateral Accounts" in Section 2.1(e) with the term "the Collection Account";

          (b)   amending the definition of "Collateral Documents" to the following:

      "has the meaning ascribed thereto in the Indenture.";

          (c)   deleting the term "Disbursement Agent" in its entirety;

          (d)   amending the definition of "Gaming Assets" to the following:

      "has the meaning ascribed thereto in the Indenture.";

          (e)   amending the definition of "Indenture" to the following:

      "means the Indenture, dated as of November 7, 2003, among the Authority, the Tribe and the Trustee, as amended by the First Supplemental Indenture, dated as of                          , 2011, and as may be further amended and supplemented from time to time.";

          (f)    deleting the term "Intercreditor Agreement" in its entirety;

          (g)   deleting the term "Operating Account" in its entirety and replacing all references in the Agreement to such term with the term "Collection Account";

          (h)   amending the definition of "Person" to the following:

      "has the meaning ascribed thereto in the Indenture.";

          (i)    amending the definition of "Tribal Party" to the following:

      "means the Tribe, the Authority and any other committee, commission, department, board, instrumentality or political subdivision of the Tribe or the Authority or other entity wholly-owned or directly or indirectly controlled by the Tribal Council of the Tribe, the Board of Directors of the Tribe or the Board of Directors of the Authority; provided that the Dry Creek Gaming Commission, established under the Tribal Gaming Ordinance of the Tribe adopted on April 8, 1997, shall not be deemed a "Tribal Party" for any purpose hereunder."; and

          (j)    adding the following additional defined terms in the appropriate alphabetical order:

      "Act of Required Debtholders" means as to any matter at any time, a direction in writing delivered to the Trustee by or with the written consent of the holders of 75% in principal amount of the then outstanding Notes.

      For purposes of this definition, Notes registered in the name of, or beneficially owned by, the Authority, the Tribe, any other Tribal Party or any Affiliate of any of the foregoing will be deemed not to be outstanding.

      "Collateral Trust Agreement" has the meaning ascribed thereto in the Indenture.

      "Collateral Trustee" has the meaning ascribed thereto in the Indenture.

      "Collection Account" means that certain deposit account of the Authority established by The Bank of the West, Account No. 10540575.

      "Common Collateral" has the meaning ascribed thereto in the Indenture.

      "Control Agreement" has the meaning ascribed thereto in the Indenture.

      "Enforcement Action" has the meaning ascribed thereto in the Indenture.

      "Indenture Debt" means the Notes and all Obligations of the Authority thereunder, under the Indenture and under the Collateral Documents.

      "Insolvency or Liquidation Proceeding" means:

      (1)    any case commenced by or against a Tribal Party under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of a Tribal Party, any receivership or assignment for the benefit of creditors relating to a Tribal Party or any similar case or proceeding relative to a Tribal Party or its creditors, as such, in each case whether or not voluntary;

      (2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to a Tribal Party, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency;

      (3)    any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to a Tribal Party or any of their assets; or

      (4)    any other proceeding of any type or nature in which substantially all claims of creditors of a Tribal Party are determined and any payment or distribution is or may be made on account of such claims.

      "Lien" has the meaning ascribed thereto in the Indenture.

      "New Indenture" has the meaning ascribed thereto in the Indenture.

      "New Indenture Collateral" has the meaning ascribed thereto in the Indenture.

      "New Indenture Notes" has the meaning ascribed thereto in the Indenture.

      "New Indenture Trustee" has the meaning ascribed thereto in the Indenture.

      "Non-Management Obligation" means any obligation of the Authority other than an obligation the performance of which would constitute the performance of one or more Management Activities.

      "Obligations" has the meaning ascribed thereto in the Indenture.

      "Parity Lien Collateral Documents" has the meaning ascribed thereto in the New Indenture.

      "Parity Lien Debt" has the meaning ascribed thereto in the New Indenture.

      "Parity Lien Document" has the meaning ascribed thereto in the New Indenture.

      "Pledged Revenues" means, whether now existing or hereafter arising, and wherever located, all receipts, revenues, rents and Pledged Revenues (as defined in the Tribal UCC) from:

              (a)   the operation of any portion of the Gaming Business or Gaming Assets, including without limitation the Facility, including:

                  (i)  receipts from (A) class II gaming and class III gaming (as such terms are used in IGRA), (B) food, beverage, restaurant and other concessions derived from the Facility, (C) parking derived from the Facility, (D) the lease or sublease of space or equipment within, on or at the Facility, (E) the disposition of all or any portion of the Facility, and (F) any other activities carried on within the Facility; and

                 (ii)  the net proceeds of business interruption or delay in opening insurance (or its equivalent) obtained by or on behalf of the Authority with respect to the Facility; and

              (b)   any other receipts from class II gaming and class III gaming (as such terms are used in IGRA) that are conducted by or for the Authority or the Tribe, or any Affiliates (as defined in the Indenture) of either of them or on the Rancheria or any other trust lands of the Tribe; and

              (c)   Net Loss Proceeds (as defined in the Indenture);

      provided that in no event shall Pledged Revenues include (I) amounts collected and paid out for a sales or excise tax imposed by a governmental authority (other than the Tribe or any Affiliate of the Tribe) where such tax is billed to the purchaser as a separate item and remitted by the Tribe or the Authority to such governmental authority, (II) credits for the exchange of goods or merchandise, (III) uncollected credit transactions written off as bad debt in accordance with GAAP (as defined in the Indenture), (IV) any casualty insurance proceeds related to the Facility (except for business interruption or delay in opening insurance or its equivalent), any trust or rancheria lands or trust assets of the Tribe or the

      Authority or (V) any revenues or receipts of any Person other than the Authority, including revenues and receipts of subtenants that are not related entities.

      "Subordinated Indenture" has the meaning ascribed thereto in the Indenture.

      "Subordinated Indenture Trustee" has the meaning ascribed thereto in the Indenture.

      "Subordinated Notes" has the meaning ascribed thereto in the Indenture.

        4.     Section 1.3 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

      "Other Terms. All capitalized terms used, but not otherwise defined herein, shall have the meanings provided in the Indenture if defined therein, and if such terms are not defined in the Indenture, such terms shall have the meanings given them in the UCC.".

        5.     Section 2.1 of the Agreement is hereby amended by:

          (a)   deleting from clause (b) the words "in the Cash Collateral and Disbursement Agreement"; and

          (b)   deleting the third and final proviso in clause (j) in its entirety.

        6.     Sections 2.2 and 2.3 of the Agreement are amended by deleting the text thereof in its entirety and replacing it in each case with the following:

      "Intentionally Deleted.".

        7.     Section 5.2 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Intentionally Deleted.".

        8.     Section 6.1 is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Upon the occurrence and during the continuation of an Event of Default, any action or proceeding to enforce this Agreement or any Assigned Agreement may be taken by the Trustee either in the applicable Tribal Party's name or in the Trustee's name, as the Trustee may deem necessary, subject always to the limitations of Section 27.".

        9.     Section 6.2 is hereby amended by adding the following in the parenthetical, after the phrase "Permitted Liens":

      "and liens on the assets of the Authority created by the Parity Lien Documents and the Parity Lien Collateral Documents".

        10.   Sections 6.3, 6.4, 6.5 and 6.6 are hereby deleted in their entirety.

        11.   Section 7.2 is hereby deleted in its entirety.

        12.   Section 9.1 of the Agreement is hereby amended by

          (a)   deleting the portion of the sentence prior to the colon in its entirety and replacing it with the following:

      "If an Event of Default has occurred and is continuing, but subject to the provisions of Sections 25, 26, 27 and 28 hereof and any Control Agreement, the Trustee may, by an Act of Required Debtholders (SUBJECT, IN EACH CASE, TO THE PROVISIONS OF SECTIONS 24.11, 29 AND 31 AND SUBJECT TO ANY FEDERAL OR STATE

      LIMITATIONS ON THE OPERATION, USE, POSSESSION AND TRANSPORTATION OF GAMING DEVICES)";

          (b)   adding the following after the word "hereunder" in clause (e):

      "the performance of which does not constitute a Management Activity";

          (c)   deleting the phrase "Authority's obligations" in clause (f) and replacing it with the following:

      "Non-Management Obligations of the Authority";

          (d)   deleting clause (g) in its entirety and replacing it with the following:

      "subject to the observance of all applicable law, including IGRA and all applicable rules and regulations of the NIGC, secure the appointment of a receiver of the Collateral so long as any appointment prohibits the receiver from engaging in any Management Activity, including prohibiting the receiver from determining which operating expenses, capital outlays and costs are made with respect to the Project;";

          (e)   deleting clause (h) in its entirety; and

          (f)    deleting the first parenthetical in the last sentence of Section 9.1.

        13.   Section 10.1 of the Agreement is hereby amended by adding the following at the end of the first sentence thereof:

      ", but subject always to the limitations in Section 29."

        14.   Section 11 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Upon the occurrence and during the continuation of an Event of Default, the proceeds of any sale of or other realization upon all or any part of the Collateral shall be applied:

      First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 of the Indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

      Second: to the extent the proceeds constitute part of the Common Collateral, to the Collateral Trustee to be applied in accordance with Section 3.4 of the Collateral Trust Agreement;

      Third: subject to the restrictions in Article Thirteen of the Indenture, to Holders of 9 3/4% Notes, first for accrued and unpaid interest on the 9 3/4% Notes and second, for principal amounts outstanding, ratably, without preference or priority of any kind, according to the amounts due and payable on the 9 3/4% Notes for principal; and

      Fourth: to the Authority or to such party as a court of competent jurisdiction shall direct.".

        15.   Section 12 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Attorney-In-Fact. Subject to applicable law, including all applicable rules and regulations of the NIGC, each Tribal Party hereby constitutes and appoints the Trustee, acting for and on behalf of itself and each successor or assign of the Trustee, the true and lawful attorney-in-fact of the Tribal Party, with full power and authority in the place and stead of the Authority and in the name of the Tribal Party, the Trustee or otherwise to, upon the occurrence and during the continuance of an Event of Default, only pursuant to an Act of Required Debtholders, enforce all rights, interests and remedies of the Tribal Party with respect to the Collateral to the extent the same does not constitute a Management Activity.".

        16.   Section 13 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Trustee May Perform. Upon the occurrence and during the continuance of an Event of Default, if the Authority fails to perform any agreement contained herein, the Trustee may, pursuant to an Act of Required Debtholders, itself perform, or cause performance of, such agreement (except for performance which would constitute a Management Activity), and the reasonable expenses of the Trustee incurred in connection therewith shall be part of the Secured Obligations.".

        17.   Section 14.1 of the Agreement is amended by deleting the text thereof in its entirety and replacing it with the following:

      "Each Tribal Party agrees that from time to time, at the expense of the Authority, each Tribal Party shall promptly execute and deliver all records, instruments and documents, and take all action, that may be reasonably necessary or that the Trustee may reasonably request, in order to perfect the security interests granted or intended to be granted hereby. Without limiting the generality of the foregoing, each Tribal Party shall execute and deliver to the Trustee such financing or continuation statements, or amendments thereto, and such other records, instruments, documents, endorsements or notices, as may be reasonably necessary or desirable or as Trustee may reasonably request, in order to perfect security interests granted or purported to be granted hereby.".

        18.   Section 14.2 of the Agreement is hereby amended by deleting the first two sentences in their entirety and replacing them with the following:

      "Each Tribal Party hereby authorizes the Trustee to file one or more financing or continuation statements and other records with respect to all or any part of the Collateral (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Authority in such form and in such offices as the Trustee reasonably determines to be appropriate to perfect or maintain the perfection of the security interest of the Trustee hereunder; provided, however, any such financing or continuation statement or other record shall state that the Lien will at all times be junior and subordinate in all respects to any Lien on the Collateral securing the Parity Lien Debt and the Parity Lien Documents.".

        19.   The Agreement is hereby amended by the addition of the following paragraph to Section 24.7:

      "The Trustee on behalf of itself and the holders of the Indenture Debt acknowledges that the terms of the Parity Lien Debt may be modified, extended or amended from time to time, and that the aggregate amount of the Parity Lien Debt may be increased, replaced or refinanced, in each event, without consent by the Trustee or any holder of Indenture Debt and without affecting the lien priorities provided for in the Indenture and Section 25 hereof. The lien priorities set forth in the Indenture and Section 25 hereof shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Parity Lien Debt or any portion thereof.".

        20.   Section 24.11 of the Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

      "IGRA Savings Provisions. It is not the intent of the parties hereto that this Agreement, whether considered alone, or together with any other one or more documents, constitute a management contract within the meaning of IGRA and its implementing regulations. Accordingly, to the extent any reasonable basis exists therefor, each and every provision hereof shall be interpreted in a manner that does not cause this Agreement to constitute a management contract, whether considered alone, or together with any other one or more documents. In no event shall any provision of this Agreement be applied, or deemed in effect or enforceable, to the extent such provision allows any action or influence by the holders of the Indenture Debt or any other Person that constitutes management of gaming in violation of IGRA and its implementing regulations. Notwithstanding any other provision herein, if any term or condition herein should cause this Agreement, alone, or together with any one or more other documents, to constitute a management contract within the meaning of IGRA and its implementing regulations, such provision shall be null and void without any further force and effect, with all other provisions not similarly null and void remaining in full force and effect. This Section shall survive as an agreement separate and apart from the remainder of this Agreement in the event of any determination that any provision of this Agreement causes the Agreement to constitute a management contract within the meaning of IGRA and its implementing regulations.".

        21.   The Agreement is hereby amended by the addition of the following paragraph as Section 25:

      "Lien Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Indenture Debt granted on the Common Collateral or of any Liens securing the Parity Lien Debt granted on the Common Collateral and notwithstanding any provision of applicable law or the Collateral Documents:

              (a)   any Lien on the Common Collateral securing any Parity Lien Debt, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Common Collateral securing any Indenture Debt granted pursuant to the Collateral Documents; and

              (b)   any Lien on the Common Collateral securing any of the Indenture Debt granted pursuant to the Collateral Documents shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Parity Lien Debt.".

        22.   The Agreement is hereby amended by the addition of the following paragraph as Section 26:

      "No Contest. Neither the Trustee nor any holder of Indenture Debt will (i) contest in any proceeding the grant, attachment, validity, enforceability, perfection, or priority of any Lien securing the Parity Lien Debt, or (ii) assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.".

        23.   The Agreement is hereby amended by the addition of the following paragraph as Section 27:

      "No Enforcement Action. Notwithstanding anything to the contrary contained in the Indenture, this Agreement or the other Collateral Documents, until the indefeasible payment in full in cash of all Parity Lien Debt as evidenced by written notice delivered by the Collateral Trustee to the Trustee, neither the Trustee nor any holder of Indenture Debt will take any Enforcement Action. Upon the occurrence and during the continuance of an event of default under any Parity Lien Documents or Parity Lien Collateral

      Documents, the Collateral Trustee may take and continue any enforcement action with respect to the Common Collateral in such order and manner as it may determine in its sole discretion.".

        24.   The Agreement is hereby amended by the addition of the following paragraphs as Section 28:

      "Without limiting its rights under Section 7.07 of the Indenture, the Trustee, on behalf of itself and each the holders of the Indenture Debt, agrees that, until all Parity Lien Debt has been indefeasibly paid in cash in full as evidenced by written notice delivered by the Collateral Trustee to the Trustee, such Trustee and each such holder:

              (a)   will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Indenture Debt pari passu with or senior to, or to give the Trustee or any holder of Indenture Debt any preference or priority relative to, the Liens with respect to the Parity Lien Debt or the holders of Parity Lien Debt with respect to any of the Common Collateral;

              (b)   will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency or Liquidation Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by the Collateral Trustee or any other enforcement action taken by or on behalf of Collateral Trustee;

              (c)   has no right to consent or object to the exercise by the Collateral Trustee of any right, remedy or power with respect to the Common Collateral pursuant to the Parity Lien Documents or Parity Lien Collateral Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor, unsecured creditor or otherwise, each such Person hereby irrevocably waives such right); and

              (d)   will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Collateral Trustee or any holder of Parity Lien Debt seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and the Collateral Trustee shall not be liable for, any action taken or omitted to be taken by the Collateral Trustee with respect to the Common Collateral pursuant to the Parity Lien Documents or Parity Lien Collateral Documents.".

        25.   The Agreement is hereby amended by the addition of the following paragraph as Section 29:

      "Management—Activity Limitations. Notwithstanding any provision in this Agreement, the Notes, the Indenture, the New Indenture Notes, the New Indenture, any Parity Lien Document, the Subordinated Notes or the Subordinated Indenture (each, a "Transaction Document"), or any other right to enforce the provisions of any Transaction Document, none of the Collateral Trustee, the Trustee, the Subordinated Indenture Trustee or any holder of the Notes, the New Indenture Notes or the Subordinated Notes (each, a "Creditor Party") shall engage in any of the following: planning, organizing, directing, coordinating or controlling of all or any portion of the Authority's gaming operations (collectively, "Management Activities"), including, but not limited to:

              (a)   the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

              (b)   any working or employment policies or practices;

              (c)   the hours or days of operation;

              (d)   any accounting systems or procedures;

              (e)   any advertising, promotions or other marketing activities;

              (f)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

              (g)   the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

              (h)   budgeting, allocating, or conditioning payments of the Authority's operating expenses;

      provided, however, that upon the occurrence of an Event of Default, no Creditor Party will be in violation of the foregoing restriction solely because a Creditor Party:

      (i)
      enforces (or directs the enforcement of) compliance with any term or condition in this Agreement or any other Transaction Document that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or

                 (ii)  requires (or directs the requirement) that all or any portion of any revenues securing the Obligations be applied to satisfy valid terms or conditions of this Agreement or any other Transaction Document; or

                (iii)  otherwise forecloses (or directs the foreclosure of) on all or any portion of the Collateral securing the Obligations.".

        26.   The Agreement is hereby amended by the addition of the following paragraph as Section 30:

      "Section 81 Limitation. Notwithstanding any right of any Holders contained herein or in any other Collateral Document or any requirements or restrictions imposed on the Authority or the Tribe in those documents, any right, requirement or restriction that "encumbers Indian land" within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years, 364 days except if the document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).".

        27.   The Agreement is hereby amended by the addition of the following paragraph as Section 31:

      "Sole Proprietary Interest. The parties agree that this Agreement is not intended to convey or provide in any way a proprietary interest in the Tribe's gaming operations.".

        28.   Miscellaneous.

          (a)   Except as herein expressly amended, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein to such Agreement shall henceforth refer to the Agreement as amended by this Amendment.

          (b)   This Amendment shall be binding upon the Parties and shall inure to the benefit of the Parties, the Trustee and the holders and beneficial owners from time to time of the 9 3/4% Notes, and their respective successors and assigns. The Collateral Trustee, the Subordinated Indenture Trustee, the holders of the Parity Lien Debt and the holders of the Subordinated Notes are intended third party beneficiaries of Sections 9.1, 12, 13, 14.2, 24.7, 25, 26, 27 and 28 of the Agreement and this Section 28(b) entitled to enforce the provisions thereof and hereof against the Trustee and the Holders as if the Collateral Trustee, the Subordinated Indenture Trustee, the holders of the Parity Lien Debt and the holders of the Subordinated Notes originally were parties to this Agreement. Without the prior written consent of the Collateral Trustee and the Subordinated Indenture Trustee, Sections 9.1, 12, 13, 14.2, 24.7, 25, 26, 27 and 28 of the Agreement and this Section 28(b) shall not be amended. Other than as specified in the preceding two sentences, no third party beneficiaries are intended in connection with this Amendment.

          (c)   THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          (d)   This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original.

          (e)   This Amendment shall become effective upon its execution but the provisions of Sections 2 through 27, inclusive, and Section 28(b), shall not become operative until the date on which Authority pays the consent consideration due for consents validly delivered with respect to Notes tendered and accepted for exchange as provided for in the Offering Circular and Consent Solicitation Statement of the Authority dated November 18, 2011.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have each caused this Amendment No. 1 to the Pledge and Security Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	Name: Title:
RIVER ROCK ENTERTAINMENT AUTHORITY
By:	Name: Title:
DRY CREEK RANCHERIA BAND OF POMO INDIANS
By:	Name: Title:

ANNEX C

FORM OF BOND COUNSEL OPINION OF HOLLAND & KNIGHT LLP
WITH RESPECT TO NEW SERIES B NOTES

[Date of Delivery]

River Rock Entertainment Authority
3250 Highway 128 East
Geyserville, California 95441

Re: Up to $100,000,000 7 1/2% Series B Tax-Exempt Senior Notes due 2018

Ladies and Gentlemen:

        We have acted as bond counsel in connection with the issuance by River Rock Entertainment Authority (the "Authority"), an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (the "Tribe") of its 7 1/2% Series B Tax-Exempt Senior Notes due 2018 (the "Series 2011B Notes"), issued pursuant to an Indenture, dated as of                        , 2011 (the "Indenture"), by and between the Authority and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

        The Series 2011B Notes are dated the date of their issuance and delivery, have been issued in fully registered form and bear interest from the date thereof at the rates provided for by the Indenture. The Series 2011B Notes are subject to redemption prior to maturity in the manner and upon the terms and conditions provided for by the Indenture.

        The description of the Series 2011B Notes in this opinion and other statements concerning the terms and conditions of the issuance of the Series 2011B Notes do not purport to set forth all of the terms and conditions of the Series 2011B Notes or of any other document relating to the issuance of the Series 2011B Notes, but are intended only to identify the Series 2011B Notes and to describe briefly certain features thereof. This opinion shall not be deemed or treated as an offering circular, prospectus or official statement, and is not intended in any way to be a disclosure document used in connection with the sale or delivery of the Series 2011B Notes.

        In such capacity, we have reviewed the Indenture, the Collateral Documents, certificates of the Authority, the Trustee, the Tribe and others, and such other documents, opinions and matters to the extent we deemed necessary to render the opinions set forth herein, including, without limitation, the covenant of the Authority to comply with the applicable requirements contained in Section 103 and Part IV of Subchapter B of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder (the "Code"), to the extent necessary to preserve the exclusion of interest on the Series 2011B Notes from gross income for federal income tax purposes. The Series 2011B Notes, the Indenture and the Collateral Documents are referred to herein collectively as the "Documents."

        We have also examined certified copies of the proceedings of the Authority, and other information submitted to us relative to the issuance and sale by the Authority of the Series 2011B Notes. We have examined and relied upon such other agreements, certificates, documents and opinions, including certificates and representations of public officials and other officers and representatives of the various parties participating in this transaction, as we have deemed relevant and necessary in connection with the opinions expressed below. We have not undertaken an independent audit, examination, investigation or inspection of the matters described or contained in such agreements, documents, certificates, representations and opinions, and have relied solely on the facts, estimates and circumstances described and set forth therein.

        The Documents are subject to supplement, amendment or modification and certain actions (including, without limitation, defeasance of the Series 2011B Notes) may be taken or omitted under the circumstances and subject to the terms and conditions set forth in such Documents. No opinion is expressed herein as to any Notes or the interest thereon unless any such supplement, amendment or modification occurs or action is taken or omitted upon our advice.

        The opinions expressed herein are based on an analysis of existing laws, regulations, rulings and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted or events occurring after the date hereof. We have not undertaken to determine, or to inform any Person, whether any such actions are taken or omitted or events do occur or any other matters come to our attention after the date hereof that relate to the opinions expressed herein. We disclaim any obligation to update this letter.

        In rendering the following opinions, we have relied, without independent investigation, upon the following assumptions:

  (a)
  the genuineness of all documents and signatures presented to us (whether as originals or as copies) and the due and legal execution and delivery thereof by, and validity against, any parties other than the Authority and the Tribe;

  (b)
  the accuracy of the factual matters represented, warranted or certified in the documents, and of the legal conclusions contained in the opinions, referred to in the second paragraph hereof;

  (c)
  compliance with all covenants and agreements contained in the Documents, including (without limitation) covenants and agreements compliance with which is necessary to assure that future actions, omissions or events will not cause interest on the Series 2011B Notes to be included in gross income for federal income tax purposes;

  (d)
  each natural person executing the Documents or any document referred to herein is legally competent to do so;

  (e)
  each party to the Documents (other than the Tribe and the Authority) has complied with all legal requirements pertaining to its status insofar as such status relates to its rights to enforce the Documents against the Tribe or the Authority (including, but not limited to, qualifying to do business, if required, in the relevant jurisdiction);

  (f)
  each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

  (g)
  there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the authorization, execution and delivery of any document referred to in this opinion letter;

  (h)
  the Documents will be enforced in circumstances and in a manner in which it is commercially reasonable to do so and the conduct of the parties complies with any requirement of good faith and fair dealing;

  (i)
  there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Documents;

  (j)
  there are no effective agreements prohibiting, restricting or conditioning the assignment of any portion of the Collateral and that any conditions for the assignment thereof have been complied with; and

  (k)
  to the extent that any opinion herein is rendered with respect to the creation or perfection of a security interest in collateral constituting personal property, the rendering of such opinion assumes that: (i) value has been given by the secured party; and (ii) the debtor has rights in such collateral.

        We call attention to the fact that the rights and obligations under the Documents and their enforceability may be subject to bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium and other laws relating to or affecting creditors' rights, to the application of equitable principles and to the exercise of judicial discretion in appropriate cases. We express no opinion with respect to any indemnification, contribution, penalty, choice of law, other than with respect to provisions selecting New York law, choice of forum or waiver provisions contained in the foregoing documents or provision which limits the enforceability of any self-help remedy or limits the right of a creditor to use force or cause a breach of the peace in enforcing rights or which provides for forfeitures or the recovery of amounts deemed to constitute penalties or for liquidated damages nor do we express any opinion with respect to the title to or interest in any of the real or personal property described in or as subject to the Lien (or the priority thereof) of the Indenture, or the accuracy or sufficiency of the description contained therein of, or the remedies available to enforce liens on, any such property. We express no opinion with respect to any Federal, state or local law relating to zoning, land use, the environment, antitrust, banking, securities or ERISA, except as specifically referred to in our opinions herein. Finally, we undertake no responsibility for the accuracy, completeness or fairness of the Offering Circular and Consent Solicitation Statement, dated November 18, 2011 relating to the Series 2011B Notes or other exchange offer material relating to the Series 2011B Notes and express no opinion with respect thereto.

        The opinions set forth below are expressly limited to, and we opine only with respect to, the internal laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York) and the federal income tax laws of the United States of America.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof and under existing law:

  1.
  The Series 2011B Notes constitute the valid and binding obligations of the Authority;

  2.
  The Indenture has been duly authorized, executed and delivered by, and constitutes the valid and binding obligation of, the Authority. The Indenture and the Collateral Documents create a valid security interest in favor of the Trustee in that portion of the Collateral in which the Authority has rights and a valid security interest may be created under Article 9 of the Uniform Commercial Code as now in effect in the State of New York;

  3.
  The Series 2011B Notes are not a lien or charge upon the funds or property of the Authority except to the extent of the aforementioned security interest; and

  4.
  The interest on the Series 2011B Notes is excluded from gross income for federal income tax purposes and will not be treated as an item of tax preference for purposes of the federal alternative minimum tax; however, it should be noted that with respect to certain corporations (as defined for federal income tax purposes), such interest will be taken into account in determining adjusted current earnings for purposes of computing the alternative minimum tax imposed on such corporations.

        The opinions expressed in the preceding paragraph are conditioned upon compliance by the Authority with its covenants that must be satisfied subsequent to the issuance of the Series 2011B Notes relating to certain arbitrage rebate and other tax requirements contained in Section 7871, 103 and Part IV of Subchapter B of Chapter 1 of Subtitle A of the Code (including, without limitation, its covenants not to use any proceeds of the Series 2011B Notes in a manner that would cause any of the Series 2011B Notes to be classified as private activity Notes under Section 141(a) of the Code and the requirements contained in Section 148 of the Code), to the extent necessary to preserve the exclusion of interest on the Series 2011B Notes from gross income for federal income tax purposes. Failure of the Authority to comply with such requirements could cause the interest on the Series 2011B Notes to be included in gross income for federal income tax purposes retroactive to the date of issuance of the Series 2011B Notes. Other provisions of the Code may give rise to adverse federal income tax consequences to particular bondholders. The scope of this opinion is limited to matters addressed above and no opinion is expressed hereby regarding other federal income tax consequences that may arise due to ownership of the Series 2011B Notes.

        Our opinions expressed herein are predicated upon current facts and circumstances, and upon present laws and interpretations thereof, and we assume no affirmative obligation to update the opinions expressed herein if such facts or circumstances, or laws or interpretations thereof, change after the date hereof, even if such changes come to our attention. The scope of our engagement in relation to the issuance of the Series 2011B Notes has been limited solely to the examination of facts and law incident to rendering the opinions expressed herein.

        Our opinion is limited solely to the matters stated herein, and no opinion is to be implied or is intended beyond the opinions expressly stated herein.

Sincerely yours,
HOLLAND & KNIGHT LLP

Any questions regarding procedures for tendering Existing Notes and delivering Consents or requests for additional copies of the Offer Documents should be directed to the Information Agent.

The Information Agent for the Exchange Offer and Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call collect: (212) 269-5550
All others call toll free: (800) 714-3313
Email: RREA@dfking.com

The Exchange Agent and Depositary for the Tender Offer and Consent Solicitation is:

D.F. King & Co., Inc.
By mail, by hand or by overnight courier:

48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley
By Facsimile (Eligible Institutions Only): (212) 809-8838	For Confirmation by Telephone: (212) 493-6996

QuickLinks

  Exhibit T3E.1
IMPORTANT

FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
CERTAIN CONSIDERATIONS
USE OF PROCEEDS
BACKGROUND OF THIS OFFER AND CONSENT SOLICITATION
GENERAL TERMS OF THIS OFFER AND CONSENT SOLICITATION
ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE
SOLICITATION OF CONSENTS
PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS
WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS
CONDITIONS TO THE OFFER AND CONSENT SOLICITATION
DESCRIPTION OF EXISTING NOTES
PROPOSED AMENDMENTS AND WAIVER
FINANCIAL ADVISORS, INFORMATION AGENT AND DEPOSITARY
LEGAL MATTERS
CERTAIN TAX CONSIDERATIONS
DESCRIPTION OF OTHER INDEBTEDNESS
  Exhibit T3E.1
DESCRIPTION OF NEW NOTES
ANNEX A FORM OF SUPPLEMENTAL INDENTURE FOR THE EXISTING NOTES CROSS-REFERENCE TABLE
  Exhibit T3C.3
FORM OF SUPPLEMENTAL INDENTURE FOR THE EXISTING NOTES
FIRST SUPPLEMENTAL INDENTURE
WITNESSETH
  Exhibit T3E.3
ANNEX B FORM OF AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT FOR THE EXISTING NOTES
ANNEX C FORM OF BOND COUNSEL OPINION OF HOLLAND & KNIGHT LLP WITH RESPECT TO NEW SERIES B NOTES